Exhibit 10.1

Execution Version

Loan Number: 1003352

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 10, 2026

by and among

REALTY INCOME CORPORATION,

as US Borrower,

RI UK FINANCE LTD,

as UK Borrower,

REALTY INCOME EURO FINANCE B.V.,

as Netherlands Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
MIZUHO BANK, LTD.
and
TD Bank, N.A.,

as Joint Bookrunners,

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

TD BANK, N.A.,

REGIONS CAPITAL MARKETS,

U.S. BANK NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA

and

THE BANK OF NOVA SCOTIA,

as Joint Lead Arrangers,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

TD BANK, N.A.,

REGIONS CAPITAL MARKETS,

U.S. BANK NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA

and

THE BANK OF NOVA SCOTIA,

as Syndication Agents,

and

GOLDMAN SACHS BANK USA,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST BANK,

THE HUNTINGTON NATIONAL BANK,

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,

MORGAN STANLEY SENIOR FUNDING, INC.,

BNP PARIBAS,

BANCO SANTANDER, S.A., NEW YORK BRANCH,

BARCLAYS BANK PLC

and
CITIBANK N.A.,

as Documentation Agents

i

(continued)

(continued)

(continued)

SCHEDULE I	Commitments and Outstanding Loans
SCHEDULE 1.1(A)	Existing Letters of Credit
SCHEDULE 1.1(B)	List of Loan Parties
SCHEDULE 4.1	Initial Unencumbered Assets
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(g)	Indebtedness and Guarantees
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation
SCHEDULE 7.1(r)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Bid Rate Note
EXHIBIT C	Form of Designation Agreement
EXHIBIT D	Form of Disbursement Instruction Agreement
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Notice of Revolving Borrowing
EXHIBIT I	Form of Notice of Swingline Borrowing
EXHIBIT J	Form of Tranche 1 Revolving A Note
EXHIBIT K	Form of Tranche 2 Revolving A Note
EXHIBIT L	Form of Tranche 1 Revolving B Note
EXHIBIT M	Form of Tranche 2 Revolving B Note
EXHIBIT O	Form of Swingline Note
EXHIBIT P	Form of Bid Rate Quote Request
EXHIBIT Q	Form of Bid Rate Quote
EXHIBIT R	Form of Bid Rate Quote Acceptance
EXHIBIT S	Forms of U.S. Tax Compliance Certificates
EXHIBIT T	Form of Compliance Certificate
EXHIBIT U	Form of Closing Certificate

v

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 10, 2026, by and among REALTY INCOME CORPORATION, a corporation formed under the laws of the State of Maryland (together with its successors and permitted assigns, the “US Borrower”), RI UK FINANCE LTD, a limited company incorporated under the laws of Jersey (the “UK Borrower”), REALTY INCOME EURO FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, having its seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 42012491 (the “Netherlands Borrower” and, together with the UK Borrower and the US Borrower, collectively, the “Borrowers” and each, a “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6 (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., TD BANK, N.A., REGIONS CAPITAL MARKETS, U.S. BANK NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and THE BANK OF NOVA SCOTIA, as Joint Lead Arrangers (the “Joint Lead Arrangers”), BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., TD BANK, N.A., REGIONS CAPITAL MARKETS, U.S. BANK NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and THE BANK OF NOVA SCOTIA, as Syndication Agents (the “Syndication Agents”), and GOLDMAN SACHS BANK USA, PNC BANK, NATIONAL ASSOCIATION, TRUIST BANK, THE HUNTINGTON NATIONAL BANK, BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, MORGAN STANLEY SENIOR FUNDING, INC., BNP PARIBAS, BANCO SANTANDER, S.A., NEW YORK BRANCH, BARCLAYS BANK PLC and CITIBANK N.A., as Documentation Agents (the “Documentation Agents”).

WHEREAS, the US Borrower, certain of the Lenders and other lenders party thereto (collectively, the “Existing Lenders”), the Administrative Agent and certain other parties entered into that certain Fourth Amended and Restated Credit Agreement dated as of April 29, 2025 (the “Existing Agreement Date”) (as amended, restated, supplemented or otherwise modified and as in effect immediately prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Administrative Agent, the Issuing Banks and the Lenders desire to amend and restate the Existing Credit Agreement to, among other things, make available (or continue to make available) to the Borrowers (a) a revolving A credit facility consisting of (i) a tranche in the initial amount of $2,000,000,000, which will only be available to be borrowed in USD, GBP, CAD and EUR, and (ii) a tranche in the initial amount of $750,000,000 that may be borrowed in USD, AUD, GBP, CAD, CHF, EUR, HKD, SGD, DKK, JPY, MXN, NZD, NOK, PLN and SEK, and (b) a revolving B credit facility consisting of (i) a tranche in the initial amount of $2,000,000,000, which will only be available to be borrowed in USD, GBP, CAD and EUR, and (ii) a tranche in the initial amount of $750,000,000 that may be borrowed in USD, AUD, GBP, CAD, CHF, EUR, HKD, SGD, DKK, JPY, MXN, NZD, NOK, PLN and SEK, in each case, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I.
Definitions

Section 1.1            Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.3(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.3.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Adjusted Daily Simple RFR” means, for any RFR Rate Day, a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a)           Dollars, the greater of (i) the sum of (A) SOFR for the day (such day, a “Dollar RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York time) on the second (2nd) RFR Business Day immediately following any Dollar RFR Determination Day, SOFR in respect of such Dollar RFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to SOFR has not occurred, then SOFR for such Dollar RFR Determination Day will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, further, that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for Dollars for no more than three (3) consecutive RFR Rate Days and (B) the SOFR Adjustment and (ii) the Floor;

(b)           Sterling, the greater of (i) the sum of (A) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided, further, that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for Sterling for no more than three (3) consecutive RFR Rate Days and (B) the SONIA Adjustment and (ii) the Floor;

(c)           Swiss Francs, the greater of (i) the sum of (A) SARON for the day (such day, a “Swiss Francs RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SARON is published by the SARON Administrator on the SARON Administrator’s Website; provided that if by 5:00 p.m. (Zurich time) on the second (2nd) RFR Business Day immediately following any Swiss Francs RFR Determination Day, SARON in respect of such Swiss Francs RFR Determination Day has not been published on the SARON Administrator’s Website and a Benchmark Replacement Date with respect to SARON has not occurred, then SARON for such Swiss Francs RFR Determination Day will be SARON as published in respect of the first preceding RFR Business Day for which such SARON was published on the SARON Administrator’s Website; provided, further, that SARON as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for Swiss Francs for no more than three (3) consecutive RFR Rate Days and (B) the SARON Adjustment and (ii) the Floor; and

(d)           Singapore Dollars, the greater of (i) the sum of (A) SORA for the day (such day, a “Singapore Dollar RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SORA is published by the SORA Administrator on the SORA Administrator’s Website; provided that if by 5:00 p.m. (Singapore time) on the second (2nd) RFR Business Day immediately following any Singapore Dollar RFR Determination Day, SORA in respect of such Singapore Dollar RFR Determination Day has not been published on the SORA Administrator’s Website and a Benchmark Replacement Date with respect to SORA has not occurred, then SORA for such Singapore Dollar RFR Determination Day will be SORA as published in respect of the first preceding RFR Business Day for which such SORA was published on the SORA Administrator’s Website; provided, further, that SORA as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for Singapore Dollars for no more than three (3) consecutive RFR Rate Days and (B) the SORA Adjustment and (ii) the Floor.

Any change in Adjusted Daily Simple RFR for any Currency due to a change in the applicable RFR for such Currency shall be effective from and including the effective date of such change in the RFR for such Currency without notice to any Borrower.

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in any applicable Currency not bearing interest based on an RFR (which shall mean, as of the Agreement Date, each Foreign Currency, other than Canadian Dollars, Sterling, Swiss Francs and Singapore Dollars), for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate	=	Eurocurrency Rate for such Currency for such Interest Period
1.00-Eurocurrency Reserve Percentage

“Adjusted Funds From Operations” means, with respect to the US Borrower for any period, net income available to common stockholders (computed in accordance with GAAP), plus depreciation, amortization and impairments, after adjustments for unconsolidated partnerships and joint ventures, and adjusted as set forth in the earnings press release and accompanying supplemental financial statements of the US Borrower for the applicable period. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect adjusted funds from operations on the same basis.

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Currency” has the meaning assigned thereto in Section 13.23.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction applicable to any Loan Party or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the U.K. Bribery Act 2010, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all Applicable Laws or obligatory government orders, decrees, ordinances or rules applicable to any Loan Party, its Subsidiaries or Affiliates related to terrorism financing, financial recordkeeping and reporting, or money laundering, including, without limitation, any applicable provision of the Anti-Money Laundering Act of 2020, the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the Proceeds of Crime (Jersey) Law 1999, the Proceeds of Crime (Supervisory Bodies) (Jersey) Law 2008 and the Money Laundering (Jersey) Order 2008.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Margin” means the percentage rates set forth in the tables below corresponding to the level (each a “Level”) into which the Credit Rating then falls. As of the Agreement Date, the Applicable Margins are determined based on Level 3. Any change in the Credit Rating which would cause the Applicable Margins to be determined based on a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower Representative in accordance with Section 9.4(m) that the Credit Rating has changed; provided, however, that if the Borrower Representative has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Credit Rating has changed, then the Administrative Agent shall give the Borrower Representative notice of its awareness of such change (provided that failure to give such notice shall not limit the effectiveness of any adjustment of the applicable Level by the Administrative Agent in accordance with this definition) and may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Credit Rating has changed. During any period for which the US Borrower has received three Credit Ratings which are not equivalent, the Applicable Margins shall be determined by (a) the highest Credit Rating if they differ by only one Level and (b) the average of the two highest Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Applicable Margins will be based on the Level corresponding to the second highest Credit Rating). During any period for which the US Borrower has received only two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margins shall be determined by (i) the highest Credit Rating if they differ by only one Level and (ii) the average of the two Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Applicable Margins shall be based on the Credit Rating one Level below the Level corresponding to the higher Credit Rating). During any period for which the US Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margins shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the US Borrower has (x) not received a Credit Rating from any Rating Agency or (y) received a Credit Rating from only one Rating Agency that is neither S&P nor Moody’s, the Applicable Margins shall be determined based on Level 7.

Level	Credit Rating	Applicable Margin for Revolving Loans that are Eurocurrency Rate Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Revolving Loans that are RFR Loans
1	A+/A1 (or higher)	0.6250%	0.000%	0.6250%
2	A/A2	0.650%	0.000%	0.650%
3	A-/A3	0.675%	0.000%	0.675%
4	BBB+/Baa1	0.725%	0.000%	0.725%
5	BBB/Baa2	0.800%	0.000%	0.800%
6	BBB-/Baa3	1.000%	0.000%	1.000%
7	BB+/Ba1 (or lower or unrated)	1.350%	0.350%	1.350%

“Applicable Revolving Facility Fee” means the percentage rate set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Applicable Revolving Facility Fee
1	0.100%
2	0.100%
3	0.125%
4	0.150%
5	0.200%
6	0.250%
7	0.300%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Revolving Facility Fee.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumption Date” has the meaning given that term in Section 13.25(b).

“Assumption Transaction” has the meaning given that term in Section 13.25(b).

“AUD”, “Australian Dollars” or “A$” means the lawful currency of Australia.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.2(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Recipient or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person’s liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in the Finance Act 2011) and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose, in each case as implemented as at the date the Recipient became a Party to this Agreement.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the sum of (i) Adjusted Daily Simple RFR for Dollars in effect on such day plus (ii) 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or Adjusted Daily Simple RFR for Dollars, as the case may be (provided that clause (c) shall not be applicable during any period in which Adjusted Daily Simple RFR for Dollars is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 0.00%.

“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“BBRBR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“BBSY” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“BBSY Rate” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, Adjusted Daily Simple RFR for Dollars or Adjusted Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(c), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(c), (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, Swiss Francs or Singapore Dollars, the Adjusted Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event or a Term RFR Transition Event, as applicable, has occurred with respect to such Adjusted Daily Simple RFR or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(c) and (d) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, Yen, Australian Dollars, Pesos, Hong Kong Dollars, Swedish Krona, Norwegian Krone, Danish Kroner, New Zealand Dollars or Polish Zloty, EURIBOR, TIBOR, BBSY, TIIE Rate, HKIOR, SIOR, NIOR, CIOR, BBRBR or WIBOR respectively; provided that if a Benchmark Transition Event or a Term RFR Transition Event, as applicable, has occurred with respect to EURIBOR, TIBOR, BBSY, TIIE Rate, HKIOR, SIOR, NIOR, CIOR, BBRBR or WIBOR, as applicable, or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(c).

“Benchmark Replacement” means,

(a)           with respect to any Benchmark Transition Event for any then-current Benchmark for any Currency, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for such Benchmark for such Currency giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate for such Currency by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; or

(b)           with respect to any Term RFR Transition Event for any Currency, the Term RFR for such Currency.

“Benchmark Replacement Adjustment” means, for purposes of clause (a) of the definition of “Benchmark Replacement”, with respect to any replacement of any then-current Benchmark for any Currency with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark for such Currency with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c)            in the case of a Term RFR Transition Event for such Currency, the Term RFR Transition Date applicable thereto.

For the avoidance of doubt, (A) if the Reference Time for the applicable Benchmark refers to a specific time of day and the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark for a Currency upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark for such Currency (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark for a Currency if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark for such Currency (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with Section 5.2(c)(i) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with Section 5.2(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Multiemployer Plan and which is maintained or otherwise contributed to by any Loan Party or any Subsidiary.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bid Rate Borrowing” has the meaning given that term in Section 2.3(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.3(f).

“Bid Rate Note” means a promissory note of the applicable Borrower substantially in the form of Exhibit B, payable to a Lender.

“Bid Rate Quote” means an offer in accordance with Section 2.3(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.3(b).

“Bill Lead Date” has the meaning given that term in Section 3.8(b).

“Blocking Regulations” has the meaning given that term in Section 7.1(z)(v).

“Borrower” or “Borrowers” has the meaning set forth in the introductory paragraph hereof, and shall include each Borrower’s successors and permitted assigns.

“Borrower Representative” has the meaning given that term in Section 2.19(b).

“Business Day” means (a) any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business; (b) if such day relates to any interest rate settings as to any Obligation denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Obligation, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Obligation, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open (or if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement); (c) if such day relates to any interest rate settings as to an Obligation denominated in a Currency other than Dollars or Euros, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the principal financial center of the country of such Currency or other applicable offshore interbank market for such Currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a Currency other than Dollars or Euros, or any other dealings in any Currency other than Dollars or Euros to be carried out pursuant to this Agreement in respect of any such Foreign Currency Rate Loan (other than any interest rate settings), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Currency. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“CAD”, “Canadian Dollar” or “Cdn$” means the lawful currency of Canada.

“Capitalization Rate” means 6.50%.

“Capitalized Lease Obligations” means obligations under a financing lease (or other similar arrangement conveying the right to use property) to pay rent or other similar amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank, the Swingline Lender or the applicable Tranche 1 Revolving Lenders, as collateral for Letter of Credit Liabilities or Swingline Loans or obligations of the applicable Tranche 1 Revolving Lenders to fund participations in respect of Letter of Credit Liabilities or Swingline Loans, as applicable, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank or Swingline Lender, as applicable, shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) time deposits, certificates of deposit or bankers’ acceptances with maturities of not more than one year from the date acquired issued by any Lender (or bank holding company owning any Lender) or any other United States federal or state chartered commercial bank, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Lender (or bank holding company owning any Lender) or any other Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; (e) investments in money market funds which have net assets of at least $500,000,000 and whose assets consist primarily of securities and other obligations of the type described in clauses (a) through (d) above; and (f) investments of the type and maturity described in clauses (a) through (e) above of foreign financial institutions and obligors (including foreign governments), which financial institutions, investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“CHF” or “Swiss Franc” means the lawful currency of Switzerland.

“CIOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Class” (a) when used with respect to a Revolving Commitment, refers to whether such Revolving Commitment is a Revolving A Commitment or Revolving B Commitment, (b) when used with respect to a Revolving A Commitment, refers to whether such Revolving A Commitment is a Tranche 1 Revolving A Commitment or Tranche 2 Revolving A Commitment, (c) when used with respect to a Revolving B Commitment, refers to whether such Revolving B Commitment is a Tranche 1 Revolving B Commitment or Tranche 2 Revolving B Commitment, (d) when used with respect to a Loan, refers to whether such Loan is a Revolving A Loan or a Revolving B Loan, (e) when used with respect to a Revolving A Loan, refers to whether such Revolving A Loan is a Tranche 1 Revolving A Loan or a Tranche 2 Revolving A Loan, (f) when used with respect to a Revolving B Loan, refers to whether such Revolving B Loan is a Tranche 1 Revolving B Loan or a Tranche 2 Revolving B Loan, (g) when used with respect to any Letter of Credit Liabilities, refers to whether the applicable Letters of Credit were issued under the Tranche 1 Revolving A Commitment or the Tranche 1 Revolving B Commitment, (h) when used with respect to a Swingline Loan, refers to whether such Swingline Loan was issued under the Tranche 1 Revolving A Commitment or the Tranche 1 Revolving B Commitment, (i) when used with respect to a Bid Rate Loan, refers to whether such Bid Rate Loan was issued in connection with the Tranche 1 Revolving A Commitment or the Tranche 1 Revolving B Commitment and (j) when used with respect to a Lender, refers to whether such Lender has a Loan or Revolving Commitment with respect to a particular Class of Loans or Revolving Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “RFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.4 and other technical, administrative or operational matters) that the Administrative Agent reasonably determines in consultation with the Borrower Representative may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines in consultation with the Borrower Representative that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower Representative is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Convertible Debt Securities” means unsecured Indebtedness that is permitted to be incurred under this Agreement, the terms of which provide for conversion into, or exchange for, Equity Interests (other than Mandatorily Redeemable Stock) of any Loan Party, cash (in an amount determined by reference to the price of such Equity Interests) or a combination of Equity Interests (other than Mandatorily Redeemable Stock) and/or cash (in an amount determined by reference to the price of such Equity Interests).

“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average, as administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Term CORRA Reference Rate).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Covered Party” has the meaning given that term in Section 13.22.

“CRD VI” means Directive (EU) 2024/1619 of the European Parliament and of the Council of 31 May 2024 amending Directive 2013/36/EU.

“CRD VI Required Changes” has the meaning given to that term in Section 1.9.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to each series of rated senior unsecured long term indebtedness of the US Borrower.

“Crest Net Subsidiaries” means Subsidiaries of Crest Net Lease, Inc. that are Deemed Taxable REIT Subsidiaries.

“Currency” means, with respect to any Revolving Loan, Dollars or a Foreign Currency.

“Daily Simple RFR Loan” means any Loan that bears interest at a rate based on Adjusted Daily Simple RFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Deemed Taxable REIT Subsidiary” has the meaning given that term in the definition of the term “Taxable REIT Subsidiary”.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Default Right” has the meaning given that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Tranche 1 Revolving Lender, in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower Representative, the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower Representative, the Issuing Banks, the Swingline Lender and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code. Notwithstanding the foregoing and for the avoidance of doubt, the definition of “Derivatives Contract” shall not include any Permitted Equity Derivatives or Equity Forward Contracts.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Tranche 1 Revolving Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 13.6(g) and (c) is not otherwise a Lender.

“Designating Lender” has the meaning given that term in Section 13.6(g).

“Designation Agreement” means a Designation Agreement between a Tranche 1 Revolving Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit C or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Development Property” means a Property currently under development (i) upon which a certificate of occupancy has not been obtained in accordance with Applicable Law and local building and zoning ordinances and (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been substantially completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by any Loan Party, any Subsidiary, any Specified Fund or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit D to be executed and delivered by the Borrower Representative pursuant to Section 6.1(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“DKK” or “Danish Krone” means the lawful currency of Denmark.

“Documentation Agents” has the meaning set forth in the introductory paragraph hereof.

“Dollar Equivalent” means, subject to Section 1.4, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Foreign Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollar RFR Determination Day” has the meaning given that term in the definition of “Adjusted Daily Simple RFR”.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drop-Down Conversion” has the meaning given that term in Section 13.25(a).

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary, unusual or nonrecurring items, including without limitation, gains and losses from the sale of Properties; (v) gains and losses resulting from currency exchange effects and hedging arrangements; (vi) non-cash stock compensation costs of such Person for such period, and (vii) equity in net income (loss) of its Unconsolidated Affiliates and Specified Funds; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates and Specified Funds. EBITDA shall be adjusted to remove any impact from amortization of above and below market rent intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include, but shall not be limited to, (w) gains and losses on early extinguishment of Indebtedness, (x) severance and other restructuring charges, (y) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto, the Reorganization and merger and one-time integration related costs, in each case, not permitted to be capitalized pursuant to GAAP and (z) non-cash impairment charges.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.6(b)(iii)).

“Eligible Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (including any unexercised extension options exercisable at the sole option of the ground lessee) of 30 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) a customary obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonably acceptable transferability of the lessee’s interest under such lease, including ability to sublease (provided that a provision that if a consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent shall be deemed acceptable); and (e) clearly determinable rental payment terms.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Forward Contract” means any forward equity contract with respect to Equity Interests (other than Mandatorily Redeemable Stock) of (a) prior to the Reorganization, the US Borrower entered into by the US Borrower and any Person other than the US Borrower or any of its Subsidiaries or (b) from and after the Reorganization, the REIT Entity entered into by the REIT Entity and any Person other than the REIT Entity or any of its Subsidiaries.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination. Notwithstanding the foregoing and for the avoidance of doubt, the definition of “Equity Interest” shall not include Convertible Debt Securities (it being understood, for the avoidance of doubt, that nothing in this proviso affects the status, as Equity Interests, of any common equity actually issued upon conversion or exchange of any Convertible Debt Securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA that results in the imposition of liability under Section 4063 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability on any member of the ERISA Group under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien upon any member of the ERISA Group in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means each Loan Party, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with any Loan Party or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EUR”, “Euros” or “€” means the lawful currency of Participating Member States introduced in accordance with the EMU Legislation.

“EURIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“EURIBOR Rate” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Eurocurrency Rate” means, for any Eurocurrency Rate Loan for any Interest Period:

(i)	denominated in Euros, the greater of (A) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “EURIBOR Rate”), at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (B) the Floor;

(ii)	denominated in Yen, the greater of (A) the rate per annum equal to the Tokyo Interbank Offered Rate (“TIBOR”) as administered by the Ippan Shadan Hojin JBA TIBOR Administration, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period (in each case, the “TIBOR Rate”), at approximately 11:00 a.m. (Tokyo time) on the applicable Rate Determination Date and (B) the Floor;

(iii)	denominated in Australian Dollars, the greater of (A) the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”) as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), for a period comparable to the applicable Interest Period (in each case, the “BBSY Rate”), at approximately 10:30 a.m. (Melbourne time) on the applicable Rate Determination Date and (B) the Floor;

(iv)	denominated in Polish Zloty, the greater of (A) the Warsaw Interbank Offered Rate (“WIBOR”) administered by the GPW Benchmark S.A. (or any other Person that takes over the administration of such rate) for PLN with a tenor equal in length to such Interest Period as displayed on page WIBOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (the “WIBOR Rate”) as of 11:00 a.m. (Warsaw time) on the applicable Rate Determination Date and (B) the Floor;

(v)	denominated in Pesos, the TIIE Rate;

(vi)	denominated in Hong Kong Dollars, the greater of (A) the rate per annum equal to the Hong Kong Interbank Offered Rate (“HKIOR”) or a comparable or successor rate for deposits in Hong Kong Dollars which is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., Hong Kong time, on the applicable Rate Determination Date and (B) the Floor;

(vii)	denominated in Swedish Krona, the greater of (A) the rate per annum equal to the Stockholm Interbank Offered Rate (“SIOR”) or the successor thereto as approved by the Administrative Agent as published by NASDAQ OMX (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the applicable Rate Determination Date, as the rate for deposits in Swedish Krona with a maturity comparable to such Interest Period and (B) the Floor;

(viii)	denominated in Norwegian Krone, the greater of (A) the rate per annum equal to the Norwegian Interbank Offered Rate (“NIOR”) or the successor thereto as approved by the Administrative Agent as published by Oslo Børs (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the applicable Rate Determination Date, as the rate for deposits in Norwegian Krone with a maturity comparable to such Interest Period and (B) the Floor;

(ix)	denominated in Danish Kroner, the greater of (A) the rate per annum equal to the Copenhagen Interbank Offered Rate (“CIOR”) administered by NASDAQ OMX (or any other Person which takes over the administration of that rate, as determined by the Administrative Agent from time to time) for Danish Kroner displayed on the appropriate page of the Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters) at approximately 11:00 a.m., London time, on the applicable Rate Determination Date and (B) the Floor; or

(x)	denominated in New Zealand Dollars, the greater of (A) the rate per annum equal to the Bank Bill Reference Bid Rate (“BBRBR”) or the successor thereto as approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:45 a.m. (Auckland, New Zealand time) on the applicable Rate Determination Date with a term equivalent to such Interest Period and (B) the Floor.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City. The Adjusted Eurocurrency Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) that (i) either (x) holds title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary or (y) owns Equity Interests of one or more Excluded Subsidiaries but has no assets other than such Equity Interests and other assets of nominal value (including cash) incidental thereto, and (ii) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (A) any document, instrument, or agreement evidencing such Secured Indebtedness or (B) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of (or pursuant to the terms of) such Secured Indebtedness, (b) that is prohibited by law or governmental regulations from guarantying the Obligations or (c) that is a Restricted JV Subsidiary. Notwithstanding anything herein to the contrary, in no event shall a Supermajority Owned Subsidiary that holds title to assets included in the calculation of Unencumbered Asset Value be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being incorporated, established or organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Recipient, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to an Applicable Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 5.6) or (ii) such Recipient (if such Recipient is a Lender) changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes (other than a UK Tax Deduction that qualifies as a UK Excluded Tax) attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any Taxes imposed under FATCA, (e) any UK Tax Deduction that qualifies as a UK Excluded Tax, and (f) any Bank Levy.

“Existing Agreement Date” has the meaning set forth in the first recital hereof.

“Existing Credit Agreement” has the meaning set forth in the first recital hereof.

“Existing Lenders” has the meaning given that term in the first recital hereof.

“Existing Letters of Credit” means each of the letters of credit identified on Schedule 1.1(A), if any.

“Extended Letter of Credit” has the meaning given that term in Section 2.4(b).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means, collectively, (i) that certain fee letter dated June 23, 2026, by and among the Borrowers, Wells Fargo and Wells Fargo Securities, LLC, and (ii) each other fee letter entered into with a Joint Lead Arranger in connection with the credit facilities evidenced by this Agreement.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by any Borrower hereunder, under any Fee Letter or under any other Loan Document.

“Fitch” means Fitch, Inc., and its successors.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate of all dividends paid or accrued by such Person on any Preferred Stock during such period but excluding redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any Preferred Stock, plus (d) such Person’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates and Specified Funds.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Benefit Law” means, with respect to any Foreign Benefit Plan, any statute, law, ordinance, code, rule, regulation, order, decree or other legal requirement of any Governmental Authority of any jurisdiction other than the United States (or any state thereof or the District of Columbia) that governs or relates to such Foreign Benefit Plan or to any pension, retirement, superannuation, provident fund, termination indemnity, severance, gratuity, deferred compensation, social insurance, social security or other employee benefit or arrangement, including any requirement relating to the establishment, registration, qualification, funding, investment, contribution, filing, reporting or governmental approval thereof.

“Foreign Benefit Plan” means any plan, fund, program, policy, arrangement or agreement providing for pension, retirement, superannuation, provident fund, termination indemnity, severance, gratuity, deferred compensation, retiree medical or life insurance or other employee benefits that (a) is maintained, sponsored, administered or contributed to (or required to be contributed to) by any Borrower, any other Loan Party or any other Subsidiary, or with respect to which any Borrower, any other Loan Party or any other Subsidiary has or may have any liability or obligation, and (b) is established or maintained outside the United States or is subject to the laws of any jurisdiction other than the United States, and that, in each case, is not subject to ERISA or the Internal Revenue Code. For the avoidance of doubt, “Foreign Benefit Plan” does not include any Benefit Arrangement, Multiemployer Plan or Plan, or any plan or arrangement maintained or administered exclusively by a Governmental Authority.

“Foreign Currency” means any Tranche 1 Currency or Tranche 2 Currency other than Dollars.

“Foreign Currency Equivalent” means, subject to Section 1.4, for any amount, at the time of determination thereof, with respect to any amount expressed in Dollars, the equivalent of such amount thereof in the applicable Foreign Currency as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Rate Loan” means a Revolving Loan denominated in a Foreign Currency.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan Event” means, with respect to any Foreign Benefit Plan, (a) the failure to make or, if applicable, accrue any employer or employee contribution, premium or other payment required by the terms of such Foreign Benefit Plan or by applicable Foreign Benefit Law when due; (b) the failure of such Foreign Benefit Plan to be registered, qualified, funded, invested, administered or maintained in compliance in all material respects with its terms and applicable Foreign Benefit Law, or the failure to obtain or maintain any registration, qualification, approval or filing required under applicable Foreign Benefit Law; (c) the existence of any unfunded or underfunded liability with respect to such Foreign Benefit Plan that is not reflected on the financial statements of the applicable Borrower, other Loan Party or other Subsidiary to the extent required by GAAP or other applicable accounting standards; (d) the occurrence of any transaction or event prohibited under, or giving rise to any liability, tax or penalty under, applicable Foreign Benefit Law with respect to such Foreign Benefit Plan; or (e) the receipt of any notice from, or the commencement of any claim, action, suit, investigation or proceeding by or before, any Governmental Authority with respect to such Foreign Benefit Plan (other than routine claims for benefits).

“Foreign Subsidiary” means a Subsidiary not formed under the laws of the United States of America, any state thereof or the District of Columbia.

“Former Borrower Entity” has the meaning given that term in Section 13.25(b).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Tranche 1 Revolving Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Tranche 1 Revolving Commitment Percentage of the applicable outstanding Letter of Credit Liabilities attributable to such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Tranche 1 Revolving Lenders or Cash Collateralized by such Defaulting Lender or by the Borrowers in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Tranche 1 Revolving Commitment Percentage of the applicable outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Tranche 1 Revolving Lenders or Cash Collateralized by such Defaulting Lender or by the Borrowers in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“GBP”, “Sterling” or “£” means the lawful currency of the United Kingdom.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other comparable authority (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.

“Gross Asset Value” means, at a given time, the sum (without duplication) of (a) (i) the aggregate Net Operating Income for all Properties (other than (A) Development Properties and land held for development and (B) any Property that has negative Net Operating Income for such period) owned by the US Borrower, any of its Wholly Owned Subsidiaries or any of its Supermajority Owned Subsidiaries for the entire period of four consecutive fiscal quarters of the US Borrower most recently ended divided by (ii) the Capitalization Rate, plus (b) all cash, Cash Equivalents (excluding tenant deposits and other cash and Cash Equivalents the disposition of which is restricted but including (x) fully refundable earnest money deposits associated with potential acquisitions and (y) Unrestricted 1031 Cash) and marketable securities of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries at such time, plus (c) the current GAAP book value of all Development Properties and all land held for development of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries, plus (d) the purchase price paid by the US Borrower, any Wholly Owned Subsidiary or any Supermajority Owned Subsidiary (less any amounts paid to the US Borrower, such Wholly Owned Subsidiary or such Supermajority Owned Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property (other than a Development Property) acquired by the US Borrower, such Wholly Owned Subsidiary or such Supermajority Owned Subsidiary during the immediately preceding period of four consecutive fiscal quarters of the US Borrower most recently ended, plus (e) the GAAP book value of all loan investments, mezzanine loan investments, preferred stock investments and debt securities investments (including Mortgage Receivables) of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries, plus (f) contractual purchase price of Properties of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities, plus (g) the GAAP book value (exclusive of accumulated depreciation) of the corporate headquarters of the US Borrower located at 11975/11995 El Camino Real, San Diego, California 92130 so long as the US Borrower, a Wholly Owned Subsidiary or a Supermajority Owned Subsidiary thereof owns such Property, plus (h) (i) prior to the Reorganization, the aggregate positive amount of net cash proceeds that would be due to the US Borrower and its Subsidiaries from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the US Borrower’s delivery of its common shares (assuming full physical settlement of such Equity Forward Contracts) as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which the US Borrower either (1) would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) no longer intends to issue shares sufficient to realize such proceeds or (ii) from and after the Reorganization, the aggregate positive amount of net cash proceeds that would be due to the REIT Entity and its Subsidiaries from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the REIT Entity’s delivery of its common shares (assuming full physical settlement of such Equity Forward Contracts) as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which the REIT Entity either (1) would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) no longer intends to issue shares sufficient to realize such proceeds. Subject to the limitations set forth herein, the US Borrower’s Ownership Share of assets held by (i) Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (ii) Unconsolidated Affiliates and (iii) Specified Funds, shall be included in the calculation of Gross Asset Value, in each case, consistent with the treatment for Properties and assets of Wholly Owned Subsidiaries and Supermajority Owned Subsidiaries above. To the extent that more than (x) 30.0% of the Gross Asset Value would be attributable to Unimproved Land and loan investments, mezzanine loan investments, preferred stock investments and debt securities investments (including Mortgage Receivables), such excess shall be excluded and (y) 15.0% of Gross Asset Value would be attributable to Development Properties (other than Specified Development Properties), such excess shall be excluded. For purposes of this definition, if a Property to be included in the determination of Gross Asset Value under the immediately preceding clause (a) has not generated Net Operating Income for the entire period of four consecutive fiscal quarters of the US Borrower most recently ended because the Property ceased to be a Development Property during such period, then the Net Operating Income for such Property shall be annualized for such period in a manner reasonably acceptable to the Administrative Agent. Notwithstanding the foregoing, the calculation of Gross Asset Value shall not be subject to any percentage limitations specified in this paragraph during any period of time in which the US Borrower maintains Credit Ratings from both S&P and Moody’s that each corresponds with Level 3 (or better) in the table set forth in the definition of “Applicable Margin.”

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or Section 8.14 and substantially in the form of Exhibit E.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“HKD”, “Hong Kong Dollars” or “HK$” means the lawful currency of Hong Kong.

“HKIOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“HMRC” means HM Revenue & Customs.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than (A) trade debt incurred in the ordinary course of business and (B) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto) and if not paid after becoming due and payable), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) net obligations under any Derivative Contract in an amount equal to the Derivatives Termination Value thereof (but, for the avoidance of doubt, Indebtedness of the Loan Parties shall not include any agreement, commitment or arrangement for the sale of Equity Interests issued by any Loan Party at a future date that could be discharged solely by (A) delivery of the any Loan Party’s Equity Interests (other than Mandatorily Redeemable Stock), or, (B) solely at the a Loan Party’s option made at any time, payment of the net cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement; provided, however, that during the period of time, if any, following an election by the such Loan Party to pay the net cash value of such Equity Interest and prior to payment of such net cash value, the obligation to pay such net cash value shall be included as “Indebtedness” hereunder (it being understood and agreed that the amount of such Indebtedness shall be calculated based on the closing price of such Loan Party’s Equity Interests on the date of such election, irrespective of the market price of the such Loan Party’s Equity Interests at any time following such election, including at the time of payment)); (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of exceptions to non-recourse liability described in the definition of “Nonrecourse Indebtedness”) or (ii) is secured by a Lien on any property of such Person (valued in the case of this clause (ii) at the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) if such Indebtedness is non-recourse, the fair market value of the property encumbered thereby as determined by such Person in good faith). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of each Borrower.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” has the meaning given that term in Section 7.1(s).

“Interest Expense” means, with respect to a Person and for any period, (a) all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense and interest expense attributable to Capitalized Lease Obligations) of such Person and in any event shall include all letter of credit fees and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the foregoing clause (a) such Person’s Ownership Share of all paid, accrued or capitalized interest expense for such period of Unconsolidated Affiliates of such Person and of any Specified Funds; provided, that Interest Expense shall not include (i) capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes, (ii) commitment or arrangement fees, (iii) premiums or penalties (including, without limitation, any make-whole payments associated with the early repayment, redemption or defeasance of Indebtedness) or (iv) upfront and one-time financing fees, including amortization of original issue discount.

“Interest Period” means:

(a)           with respect to each Eurocurrency Rate Loan and Term RFR Loan, each period commencing on the date such Loan is made, or in the case of the Continuation of a Loan the last day of the preceding Interest Period for such Loan, and ending on (i) the numerically corresponding day in the first, third or (except with respect to any Loan bearing interest based on Adjusted Term CORRA) sixth calendar month thereafter, as the Borrower Representative may select in a Notice of Revolving Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, or (ii) in the case of any Eurocurrency Rate Loan denominated in Pesos, the day that is twenty-eight (28) days thereafter, provided that (x) each Interest Period for such Loan (other than any Eurocurrency Rate Loan denominated in Pesos) that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, and (y) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day); and

(b)           with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the first, second, third or sixth calendar month thereafter, as the Borrower Representative may select as provided in a Bid Rate Quote Request.

Notwithstanding the foregoing, if any Interest Period for a Class of Loans would otherwise end after the applicable Revolving Termination Date for such Class, such Interest Period shall end on such Revolving Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inversion Conversion” has the meaning given that term in Section 13.25(a).

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but determined net of all payments constituting returns of invested capital received in respect of such Investment and, in the case of a guaranty or similar obligation, such Investment will be reduced to the extent the exposure under such guaranty or similar obligation is reduced.

“Investment Grade Rating” means a Credit Rating of BBB- or higher by S&P or Fitch, or Baa3 or higher by Moody’s.

“Investment Grade Ratings Criteria” means receipt by the US Borrower of an Investment Grade Rating from at least two Rating Agencies.

“IRS” means the Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of Wells Fargo, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd, TD Bank, N.A., Regions Bank and Bank of America, N.A., each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.

“JPY”, “Yen” or “¥” means the lawful currency of Japan.

“Judgment Currency” has the meaning assigned thereto in Section 13.23.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9(b).

“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Revolving Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 13.6(d), have only the rights (including the rights given to a Lender contained in Sections 13.3 and 13.10) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Swingline Lender, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.2, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.

“Letter of Credit” has the meaning given that term in Section 2.4(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Tranche 1 Revolving Lenders, and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, (i) a Tranche 1 Revolving Lender (other than a Lender in its capacity as an Issuing Bank of a Letter of Credit) of the applicable Class shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in such Letter of Credit, and the Lender that is the Issuing Bank of such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in such Letter of Credit after giving effect to the acquisition by the applicable Tranche 1 Revolving Lenders (other than the Lender then acting as the Issuing Bank of such Letter of Credit) of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, hypothec, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; and (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person.

“Loan” means a Revolving Loan, a Bid Rate Loan, and/or a Swingline Loan, as the context may require.

“Loan Document” means this Agreement, each Note, the Guaranty (if in effect or required to be in effect), each Letter of Credit Document, each Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1(B) sets forth the Loan Parties in addition to the Borrowers as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the latest Revolving Termination Date for any Class of Loans.

“Material Acquisition” means any acquisition by (i) any Loan Party or any Subsidiary in which the value of the assets acquired exceed $1,500,000,000 or (ii) any Specified Fund or any Unconsolidated Affiliate in which the US Borrower’s Ownership Share of the value of the assets acquired exceeds $1,500,000,000.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrowers and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies, taken as a whole, of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the US Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which any Loan Party, a Subsidiary, a Specified Fund or an Unconsolidated Affiliate is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“MXN”, “Peso” or “Ps$” means the lawful currency of Mexico.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or any Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that any provision of a document, instrument or an agreement that either (a) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios or financial tests (including any financial ratio such as a maximum ratio of unsecured debt to unencumbered assets) that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (b) requires the grant of a Lien to secure Unsecured Indebtedness if a Lien is granted to secure the Obligations or other Unsecured Indebtedness of such Person, shall not constitute a “Negative Pledge”.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum (without duplication) of (a) rents and other revenues received in the ordinary course from such Property (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued by the US Borrower, its Subsidiaries, its Specified Funds and its Unconsolidated Affiliates and related to the ownership, operation or maintenance of such Property (other than those expenses normally covered by a management fee), including but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding depreciation and general overhead expenses of the US Borrower, its Subsidiaries, its Specified Funds and its Unconsolidated Affiliates) minus (c) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 1% of the gross revenues for such Property for such period, all as determined in accordance with GAAP.

“Net Unencumbered Equity Value” means, with respect to any Person, (a) the total Unencumbered Assets of such Person minus the Total Liabilities of such Person multiplied by (b) the US Borrower’s Ownership Share in such Person.

“Netherlands Borrower” has the meaning set forth in the third recital hereof.

“NIOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“NOK” or “Norwegian Krone” means the lawful currency of Norway.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders (or all Lenders of a Class or all affected Lenders of a Class) in accordance with the terms of Section 13.7 and (b) has been approved by the Requisite Lenders and, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, Requisite Class Lenders of such Class.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (b) if such Person is a Single Asset Entity, any Indebtedness for borrowed money of such Person.

“Note” means a Revolving Note, a Bid Rate Note, and/or a Swingline Note, as the context may require.

“Notice of Continuation” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the applicable Borrower’s request for the Continuation of a Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the applicable Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Revolving Borrowing” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the applicable Borrower’s request for a borrowing of Revolving Loans.

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit I (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.5 evidencing the US Borrower’s request for a Swingline Loan.

“NZD” or “New Zealand Dollar” means the lawful currency of New Zealand.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and Swingline Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of each of the Borrowers and the other Loan Parties owing to the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of any Loan Party, liabilities and obligations of any Loan Party, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the US Borrower (or, if applicable, the REIT Entity) would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the US Borrower’s (or, if applicable, the REIT Entity’s) report on Form 10-Q or Form 10-K (or their equivalents) which the US Borrower (or, if applicable, the REIT Entity) is required to file with the SEC.

“OP” has the meaning given that term in Section 13.25(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023 or any similar laws, rules, regulations, or orders, including as codified at 31 C.F.R. § 850.101 et seq.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary), any Unconsolidated Affiliate of a Person or any Specified Fund, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary, Specified Fund or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary, Specified Fund or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary, Specified Fund or Unconsolidated Affiliate. From and after the occurrence of the Reorganization, the REIT Entity’s Ownership Share in any Subsidiary, Unconsolidated Affiliate or Specified Fund of the US Borrower shall be calculated as if the REIT Entity owns 100% of the Equity Interests in the US Borrower.

“Parent Entity” has the meaning given that term in Section 13.25(b)(ii).

“Participant” has the meaning given that term in Section 13.6(d).

“Participant Register” has the meaning given that term in Section 13.6(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Equity Derivatives” means any right to purchase, accelerated share purchase agreement, call option, warrant transaction or other substantively equivalent equity derivative transaction relating to the Equity Interests (other than Mandatorily Redeemable Stock) of any Loan Party purchased by any Loan Party or any of its Subsidiaries in connection with the issuance of any Convertible Debt Securities (or deemed executed therewith).

“Permitted Liens” means, with respect to any Unencumbered Asset owned by a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or property owner association or similar entity or the claims of materialmen, mechanics, carriers, warehousemen, repairmen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time delinquent or required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or other social security or other similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of covenants, conditions, zoning restrictions, easements, encroachments, variations, rights of way and rights or restrictions on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases and the rights of managers or operators with respect to real or personal property made in the ordinary course of business, in each case, not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for the benefit of the Lenders; (f) Liens in favor of any Loan Party or any Subsidiary of a Loan Party that is permitted to own Unencumbered Assets; (g) any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement; and (h) with respect to any Property, any attachment or judgment Lien on such Property arising from a judgment or order against such Person by any court or other tribunal so long as (i) such judgment or order is paid, stayed or dismissed through appropriate appellate proceedings on or before 60 days from the date of entry and (ii) the amount thereof is equal to or less than $1,000,000.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Plan Assets” means “plan assets” of any “benefit plan investor” as defined by 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

“PLN” or “Polish Zloty” means the lawful currency of the Republic of Poland.

“Post-Default Rate” means, in respect of any principal of any Class of Loans, the interest rate otherwise applicable to such Class of Loans plus an additional two percent (2.0%) per annum and with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are Base Rate Loans plus two percent (2.0%).

“Preferred Stock” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 14th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower Representative and the Lenders.

“Property” means, with respect to any Person, any parcel of real property, together with any building, facility, structure, equipment or other asset located on such parcel of real property, in each case owned by such Person.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the aggregate amount of such Lender’s Revolving Commitments to (b) the aggregate amount of the Revolving Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the aggregate principal amount of all outstanding Loans, Swingline Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Loans, Swingline Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Revolving Commitments have been terminated or reduced to zero and there are no outstanding Loans or, in the case of the Tranche 1 Revolving Commitments, Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Revolving Commitments were in effect or Loans or, in the case of the Tranche 1 Revolving Commitments, Letters of Credit Liabilities were outstanding. For purposes of this definition, a Tranche 1 Revolving Lender shall be deemed to hold a Swingline Loan or Letter of Credit Liability to the extent such Tranche 1 Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning given that term in Section 13.22.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Rating Agency” means S&P, Moody’s or Fitch.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark for any Currency means (a) if such Benchmark is an Adjusted Daily Simple RFR, (i) if the RFR for such Benchmark is SOFR, then four (4) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date, (ii) if the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date, and (iii) if the RFR for such Benchmark is SARON, then five (5) RFR Business Days prior to (A) if the date of such setting is an RFR Business Day, such date or (B) if the date of such setting is not an RFR Business Day, the RFR Business Day immediately preceding such date, (b) if such Benchmark is an Adjusted Eurocurrency Rate, (i) if the applicable Adjusted Eurocurrency Rate for such Benchmark is based upon EURIBOR, then 11:00 a.m. (Brussels time) on the day that is two (2) Business Days preceding the date of such setting, and (ii) if the applicable Adjusted Eurocurrency Rate for such Benchmark is based upon TIBOR, then 11:00 a.m. (Tokyo time) on the day that is two (2) Business Days preceding the date of such setting and (c) otherwise, then the time determined by the Administrative Agent, including in accordance with the Conforming Changes.

“Register” has the meaning given that term in Section 13.6(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of each Borrower to reimburse the applicable Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code.

“REIT Entity” has the meaning given that term in Section 13.25(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Foreign Currency, (i) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reorganization” has the meaning given that term in Section 13.25(a).

“Requisite Class Lenders” means, with respect to a Class of Lenders as of any date of determination, (a) with respect to the Revolving Lenders of a Class, Lenders of such Class having more than 50.0% of the aggregate amount of the Revolving Commitments of such Class, or (b) with respect to the Revolving Lenders of a Class, if the Revolving Commitments have been terminated or reduced to zero, Lenders of such Class holding more than 50.0% of the principal amount of the aggregate outstanding Loans of such Class, and in the case of Tranche 1 Revolving Lenders, outstanding Letter of Credit Liabilities and Swingline Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded, and (ii) at all times when two or more unaffiliated Lenders (excluding Defaulting Lenders) of such Class are party to this Agreement, the term “Requisite Class Lenders” shall in no event mean less than two unaffiliated Lenders of such Class. For purposes of this definition, a Tranche 1 Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50.0% of the aggregate amount of the Revolving Commitments of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding more than 50.0% of the principal amount of the aggregate outstanding Loans, Swingline Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more unaffiliated Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two unaffiliated Lenders. For purposes of this definition, a Tranche 1 Revolving Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to any Loan Party or any Subsidiary thereof, the chief executive officer, the chief financial officer and chief operating officer of such Loan Party or such Subsidiary.

“Restricted JV Subsidiary” means a Subsidiary that is (a) not a Wholly Owned Subsidiary and (b) prohibited from Guarantying the Indebtedness of any other Person without the consent of any Person (other than any Loan Party or any Wholly Owned Subsidiary thereof) pursuant to a provision of such Subsidiary’s organizational documents which provision was required by a third party equity owner of such Subsidiary.

“Restricted Payment” means with respect to a Person, (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of such Person now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests (or shares of common Equity Interests) to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of such Person now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of such Person now or hereafter outstanding. Notwithstanding the foregoing and for the avoidance of doubt, (A) any delivery of Equity Interests due upon conversion or exchange of any Convertible Debt Securities (plus cash in lieu of delivering any fractional shares) shall not constitute a Restricted Payment and (B) any payment (including payment of any premium) or delivery with respect to, or early unwind, settlement or termination of, any Permitted Equity Derivative or any Equity Forward Contract, in each case, shall not constitute a Restricted Payment.

“Revaluation Date” means, subject to Section 1.4,

(i)           with respect to any Foreign Currency Rate Loan, each of the following: (a) the date of the borrowing of such Loan (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a Foreign Currency) but only as to the amounts so borrowed on such date, (b) each date of a continuation of such Loan pursuant to the terms of this Agreement, but only as to the amounts so continued on such date, and (c) such additional dates as the Administrative Agent shall determine; and

(ii)           with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the Letter of Credit so issued on such date; (ii) in the case of all Existing Letters of Credit denominated in Foreign Currencies, the Agreement Date, but only as to such Existing Letters of Credit; and (iii) such additional dates as the Administrative Agent shall determine.

“Revolving A Commitment” means a Tranche 1 Revolving A Commitment or a Tranche 2 Revolving A Commitment.

“Revolving A Commitment Percentage” means a Tranche 1 Revolving A Commitment Percentage or a Tranche 2 Revolving A Commitment Percentage.

“Revolving A Lender” means a Tranche 1 Revolving A Lender or a Tranche 2 Revolving A Lender.

“Revolving A Loan” means a Tranche 1 Revolving A Loan or a Tranche 2 Revolving A Loan.

“Revolving A Note” means a Tranche 1 Revolving A Note or a Tranche 2 Revolving A Note.

“Revolving B Commitment” means a Tranche 1 Revolving B Commitment or a Tranche 2 Revolving B Commitment.

“Revolving B Commitment Percentage” means a Tranche 1 Revolving B Commitment Percentage or a Tranche 2 Revolving B Commitment Percentage.

“Revolving B Lender” means a Tranche 1 Revolving B Lender or a Tranche 2 Revolving B Lender.

“Revolving B Loan” means a Tranche 1 Revolving B Loan or a Tranche 2 Revolving B Loan.

“Revolving B Note” means a Tranche 1 Revolving B Note or a Tranche 2 Revolving B Note.

“Revolving Commitment” means a Revolving A Commitment or a Revolving B Commitment.

“Revolving Commitment Percentage” means a Revolving A Commitment Percentage or a Revolving B Commitment Percentage.

“Revolving Lender” means a Revolving A Lender or a Revolving B Lender.

“Revolving Loan” means a Revolving A Loan or a Revolving B Loan.

“Revolving Note” means a Revolving A Note or a Revolving B Note.

“Revolving Termination Date” means, (a) with respect to the Revolving A Loans and Revolving A Commitments, (i) July 10, 2030, or (ii) such later date to which it may be extended pursuant to Section 2.14 (the “Revolving A Termination Date”) and (b) with respect to the Revolving B Loans and Revolving B Commitments, (i) April 29, 2029, or (ii) such later date to which it may be extended pursuant to Section 2.14 (the “Revolving B Termination Date”).

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR, (b) Canadian Dollars, CORRA, (c) Sterling, SONIA, (d) Swiss Francs, SARON and (e) Singapore Dollars, SORA.

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in Toronto, (c) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (d) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich and (e) Singapore Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Singapore; provided, that for purposes of notice requirements in Sections 2.1(b), 2.9(a), 2.10 and 2.11, in each case, such day is also a Business Day.

“RFR Loan” means a Daily Simple RFR Loan or a Term RFR Loan, as the context may require.

“RFR Rate Day” means any day pursuant to which any calculation of Adjusted Daily Simple RFR is made.

“Same-Day Borrowing” has the meaning given that term in Section 2.1(c).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank (with notice thereof to the Administrative Agent), as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (including, without limitation, as of the date of this Agreement, the Crimea region of Ukraine, the non-government-controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, and North Korea).

“Sanctioned Person” means, at any time, a Person that is the subject of Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any member state of the European Union, His Majesty’s Treasury, Global Affairs Canada, or any other jurisdiction to which any Loan Party is subject, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person owned, 50% or more, or Controlled by, or acting on behalf of, any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any member state of the European Union, His Majesty’s Treasury, Global Affairs Canada, or any other jurisdiction to which any Loan Party is subject.

“SARON” means a rate equal to the Swiss Average Rate Overnight as administered by the SARON Administrator.

“SARON Adjustment” means a percentage equal to -0.0571% (negative 5.71 basis points) per annum.

“SARON Administrator” means SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Screen Rate” means, for any Eurocurrency Rate Loan denominated in (a) Euros, the EURIBOR Rate, (b) Yen, the TIBOR Rate, (c) Australian Dollars, the BBSY Rate or (d) Polish Zloty, the WIBOR Rate.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property of such Person. Indebtedness of a Person secured solely by a pledge of Equity Interests in one or more Subsidiaries of such Person shall not be treated as Secured Indebtedness but shall be treated as Unsecured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“SEK” or “Swedish Krona” means the lawful currency of Sweden.

“SGD”, “Singapore Dollars” or “S$” means the lawful currency of Singapore.

“Singapore Dollar RFR Determination Day” has the meaning assigned thereto in the definition of “Adjusted Daily Simple RFR”.

“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities that collectively own a single Property and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes hereof.

“SIOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage equal to 0.00% (0 basis points) per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Auction” means a solicitation of Bid Rate Quotes setting forth SOFR Margin Loans based on Adjusted Term SOFR pursuant to Section 2.3.

“SOFR Margin” has the meaning given that term in Section 2.3(c)(ii)(D).

“SOFR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of Adjusted Term SOFR pursuant to a SOFR Auction.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Adjustment” means a percentage equal to 0.00% (0 basis points) per annum.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SORA” means a rate equal to the Singapore Overnight Rate Average as administered by the SORA Administrator.

“SORA Adjustment” means such adjustment as agreed to in writing by the Borrower Representative, the Administrative Agent and each Tranche 2 Revolving Lender.

“SORA Administrator” means the Monetary Authority of Singapore (or any successor administrator of the Singapore Overnight Rate Average).

“SORA Administrator’s Website” means the Monetary Authority of Singapore’s website, currently at https://eservices.mas.gov.sg/, or any successor source for the Singapore Overnight Rate Average identified as such by the SORA Administrator from time to time.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Special Notice Currency” means, at any time, a Foreign Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Specified Development Property” means any Development Property for which any Loan Party or the applicable Subsidiary, Unconsolidated Affiliate or Specified Fund has entered into or is party to a written lease with a tenant with a credit rating (or that is guaranteed by a guarantor with a credit rating) of at least A-/A3, which lease is effective, or will become effective, following completion of such Development Property.

“Specified Fund” means Realty Income U.S. Core Plus Fund, LP.

“Specified Jurisdiction” means the United States of America (including the District of Columbia), Canada, United Kingdom of Great Britain and Northern Ireland, Singapore, Australia, Japan, France, the Federal Republic of Germany, Netherlands, Belgium, Switzerland, Ireland, Luxembourg, Hong Kong, Hungary, the Czech Republic, the Republic of Poland, the Kingdom of Sweden, the Republic of Finland, the Kingdom of Norway, Denmark, Spain, Italy, Portugal and such other jurisdictions as are agreed to by the Requisite Lenders.

“Spot Rate” means, subject to Section 1.4, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Sterling RFR Determination Day” has the meaning assigned thereto in the definition of “Adjusted Daily Simple RFR”.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP and, in respect of any entity incorporated or established in Jersey, a subsidiary within the meaning of articles 2 and 2A of the Companies (Jersey) Law 1991.

“Substantial Amount” means, at the time of determination thereof, an amount equal to 25% of Gross Asset Value at such time.

“Supermajority Owned Subsidiary” means (a) any Subsidiary of a Person in respect of which at least 95% (but less than 100%) of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person and (b) Realty Income, L.P. and each Subsidiary of Realty Income, L.P. that is a Wholly Owned Subsidiary or Supermajority Owned Subsidiary of Realty Income, L.P. If the Reorganization is consummated in accordance with Section 13.25, upon and following such Reorganization, (a) the US Borrower, (b) each Supermajority Owned Subsidiary of the US Borrower, (c) Realty Income, L.P. and (d) each Subsidiary of Realty Income, L.P. that is a Wholly Owned Subsidiary or Supermajority Owned Subsidiary of Realty Income, L.P. shall be deemed to be a Supermajority Owned Subsidiary of the REIT Entity.

“Supported QFC” has the meaning given that term in Section 13.22.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.5 in an amount up to, but not exceeding the amount set forth in the first sentence of Section 2.5, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the US Borrower pursuant to Section 2.5.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the latest Revolving Termination Date for any Class of Loans.

“Swingline Note” means the promissory note of the US Borrower substantially in the form of Exhibit I, payable to the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Swiss Francs RFR Determination Day” has the meaning assigned thereto in the definition of “Adjusted Daily Simple RFR”.

“Syndication Agents” has the meaning set forth in the introductory paragraph hereof.

“Taxable REIT Subsidiary” means any corporation (other than a REIT) in which the US Borrower (or, following the Reorganization, the REIT Entity) directly or indirectly owns stock and the US Borrower (or, following the Reorganization, the REIT Entity) and such corporation jointly elect on IRS Form 8875 (or with respect to which IRS Form 8875 is otherwise filed with the IRS) to have the corporation treated as a taxable REIT subsidiary of the US Borrower (or, following the Reorganization, the REIT Entity) under Section 856(l) of the Internal Revenue Code. For purposes of this Agreement, any Subsidiary of a Taxable REIT Subsidiary that is disregarded as an entity for United States federal income tax purposes (a “Deemed Taxable REIT Subsidiary”) shall not be treated as an entity separate from such Taxable REIT Subsidiary but shall instead be deemed to be the same entity as such Taxable REIT Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding RFR Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term CORRA Determination Date.

“Term CORRA Adjustment” means a percentage equal to 0.00% (0 basis points) per annum.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term RFR” means, with respect to any Currency for any Interest Period, a rate per annum equal to (a) for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, Adjusted Term SOFR, (b) for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, Adjusted Term CORRA and (c) for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, Swiss Francs or Singapore Dollars, the greater of (i) the forward-looking term rate for a period comparable to such Interest Period based on the RFR for such Currency that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice and (ii) the Floor.

“Term RFR Loan” means any Loan that bears interest at a rate based on Term RFR.

“Term RFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term RFR Transition Event.

“Term RFR Transition Date” means, in the case of a Term RFR Transition Event, the date that is thirty (30) calendar days after the Administrative Agent has provided the related Term RFR Notice to the Lenders and the Borrower Representative pursuant to Section 5.2(c)(i)(B).

“Term RFR Transition Event” means, with respect to any Currency for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such Currency has been recommended for use by the Relevant Governmental Body for use in loans and (b) the administration of such Term RFR for loans is administratively feasible for the Administrative Agent.

“Term SOFR” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to a Term RFR Loan, a percentage equal to 0.00% (0 basis points) per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“TIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“TIBOR Rate” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“TIIE Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Pesos, the greater of (A) the rate per annum equal to the Advance Compounded Overnight Interbank Equilibrium Rate (Tasa de Interés Interbancaria de Equilibrio de Fondeo Compuesta por Adelantado) as published by Banco de Mexico through its website or any other electronic or printed media (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period, and (B) the Floor.

“Titled Agent” has the meaning given that term in Section 12.9.

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and reimbursement obligations with respect to any letter of credit (to the extent drawn and not reimbursed); (b) [reserved]; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall (x) include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation but (y) exclude any agreement, commitment or arrangement for the sale of Equity Interests issued by a Loan Party at a future date that could be discharged solely by (A) delivery of any Loan Party’s Equity Interests (other than Mandatorily Redeemable Stock), or, (B) solely at such Loan Party’s option made at any time, payment of the net cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement; provided, however, that during the period of time, if any, following an election by such Loan Party to pay the net cash value of such Equity Interest and prior to payment of such net cash value, the obligation to pay such net cash value shall be included as “Total Liabilities” hereunder (it being understood and agreed that the amount of such Total Liabilities shall be calculated based on the closing price of such Loan Party’s Equity Interests on the date of such election, irrespective of the market price of such Loan Party’s Equity Interests at any time following such election, including at the time of payment)); (d) all contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person; and (e) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis. Accounts payable and accrued expenses shall be excluded from Total Liabilities. For purposes of clause (c) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria. For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Unconsolidated Affiliate, then only such Person’s Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person. Notwithstanding the use of GAAP, the calculation of Total Liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Tranche 1 Currency” means (a) Dollars, (b) GBP, (c) CAD and (d) EUR.

“Tranche 1 Revolving A Commitment” means, as to each Tranche 1 Revolving A Lender, such Tranche 1 Revolving A Lender’s obligation to make Tranche 1 Revolving A Loans pursuant to Section 2.1(a)(i), and to issue (in the case of an Issuing Bank) and to participate (in the case of the other Tranche 1 Revolving A Lenders) in Letters of Credit pursuant to Section 2.4(i), and to participate in Swingline Loans pursuant to Section 2.5, in an amount up to, but not exceeding the amount set forth for such Tranche 1 Revolving A Lender on Schedule I as such Tranche 1 Revolving A Lender’s “Tranche 1 Revolving A Commitment Amount” or as set forth in the applicable Assignment and Assumption, or agreement executed by a Person becoming a Tranche 1 Revolving A Lender pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Tranche 1 Revolving A Lender effected in accordance with Section 13.6. or increased as appropriate to reflect any increase effected in accordance with Section 2.17.

“Tranche 1 Revolving A Commitment Percentage” means, as to each Lender with a Tranche 1 Revolving A Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Tranche 1 Revolving A Commitment to (b) the aggregate amount of the Tranche 1 Revolving A Commitments of all Tranche 1 Revolving A Lenders; provided, however, that if at the time of determination the Tranche 1 Revolving A Commitments have been terminated or reduced to zero, the “Tranche 1 Revolving A Commitment Percentage” of each Lender with a Tranche 1 Revolving A Commitment shall be the “Tranche 1 Revolving A Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Tranche 1 Revolving A Credit Exposure” means, as to any Tranche 1 Revolving A Lender at any time, the aggregate principal amount at such time of its outstanding Tranche 1 Revolving A Loans and such Tranche 1 Revolving A Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Tranche 1 Revolving A Lender” means a Lender having a Tranche 1 Revolving A Commitment, or if the Tranche 1 Revolving A Commitments have been terminated or reduced to zero, holding any Tranche 1 Revolving A Loans, applicable Swingline Loans or applicable Letter of Credit Liabilities.

“Tranche 1 Revolving A Loan” means a loan made by a Tranche 1 Revolving A Lender to the applicable Borrower pursuant to Section 2.1(a)(i).

“Tranche 1 Revolving A Note” means a promissory note of the Borrowers substantially in the form of Exhibit J, payable to a Tranche 1 Revolving A Lender in a principal amount equal to the amount of such Lender’s Tranche 1 Revolving A Commitment.

“Tranche 1 Revolving B Commitment” means, as to each Tranche 1 Revolving B Lender, such Tranche 1 Revolving B Lender’s obligation to make Tranche 1 Revolving B Loans pursuant to Section 2.1(a)(iii), and to issue (in the case of an Issuing Bank) and to participate (in the case of the other Tranche 1 Revolving B Lenders) in Letters of Credit pursuant to Section 2.4(i), and to participate in Swingline Loans pursuant to Section 2.5, in an amount up to, but not exceeding the amount set forth for such Tranche 1 Revolving B Lender on Schedule I as such Tranche 1 Revolving B Lender’s “Tranche 1 Revolving B Commitment Amount” or as set forth in the applicable Assignment and Assumption, or agreement executed by a Person becoming a Tranche 1 Revolving B Lender pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Tranche 1 Revolving B Lender effected in accordance with Section 13.6. or increased as appropriate to reflect any increase effected in accordance with Section 2.17.

“Tranche 1 Revolving B Commitment Percentage” means, as to each Lender with a Tranche 1 Revolving B Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Tranche 1 Revolving B Commitment to (b) the aggregate amount of the Tranche 1 Revolving B Commitments of all Tranche 1 Revolving B Lenders; provided, however, that if at the time of determination the Trance 1 Revolving B Commitments have been terminated or reduced to zero, the “Tranche 1 Revolving B Commitment Percentage” of each Lender with a Tranche 1 Revolving B Commitment shall be the “Tranche 1 Revolving B Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Tranche 1 Revolving B Credit Exposure” means, as to any Tranche 1 Revolving B Lender at any time, the aggregate principal amount at such time of its outstanding Tranche 1 Revolving B Loans and such Tranche 1 Revolving B Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Tranche 1 Revolving B Lender” means a Lender having a Tranche 1 Revolving B Commitment, or if the Tranche 1 Revolving B Commitments have been terminated or reduced to zero, holding any Tranche 1 Revolving B Loans, applicable Swingline Loans or applicable Letter of Credit Liabilities.

“Tranche 1 Revolving B Loan” means a loan made by a Tranche 1 Revolving B Lender to the applicable Borrower pursuant to Section 2.1(a)(iii).

“Tranche 1 Revolving B Note” means a promissory note of the Borrowers substantially in the form of Exhibit L, payable to a Tranche 1 Revolving B Lender in a principal amount equal to the amount of such Lender’s Tranche 1 Revolving B Commitment.

“Tranche 1 Revolving Commitment” means a Tranche 1 Revolving A Commitment or a Tranche 1 Revolving B Commitment.

“Tranche 1 Revolving Commitment Percentage” means a Tranche 1 Revolving A Commitment Percentage and/or a Tranche 1 Revolving B Commitment Percentage, as the case may be.

“Tranche 1 Revolving Credit Exposure” means a Tranche 1 Revolving A Credit Exposure or a Tranche 1 Revolving B Credit Exposure.

“Tranche 1 Revolving Lender” means a Tranche 1 Revolving A Lender or a Tranche 1 Revolving B Lender.

“Tranche 1 Revolving Loan” means a Tranche 1 Revolving A Loan or a Tranche 1 Revolving B Loan.

“Tranche 1 Revolving Note” means a Tranche 1 Revolving A Note or a Tranche 1 Revolving B Note.

“Tranche 2 Currency” means (a) Dollars, (b) AUD, (c) GBP, (d) CAD, (e) CHF, (f) EUR, (g) HKD, (h) SGD, (i) DKK, (j) JPY, (k) MXN, (l) NZD, (m) NOK, (n) PLN and (o) SEK.

“Tranche 2 Revolving A Commitment” means, as to each Tranche 2 Revolving A Lender, such Tranche 2 Revolving A Lender’s obligation to make Tranche 2 Revolving A Loans pursuant to Section 2.1(a)(ii) in an amount up to, but not exceeding the amount set forth for such Tranche 2 Revolving A Lender on Schedule I as such Tranche 2 Revolving A Lender’s “Tranche 2 Revolving A Commitment Amount” or as set forth in the applicable Assignment and Assumption, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Tranche 2 Revolving A Lender effected in accordance with Section 13.6.

“Tranche 2 Revolving A Commitment Percentage” means, as to each Lender with a Tranche 2 Revolving A Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Tranche 2 Revolving A Commitment to (b) the aggregate amount of the Tranche 2 Revolving A Commitments of all Tranche 2 Revolving A Lenders; provided, however, that if at the time of determination the Tranche 2 Revolving A Commitments have been terminated or reduced to zero, the “Tranche 2 Revolving A Commitment Percentage” of each Lender with a Tranche 2 Revolving A Commitment shall be the “Tranche 2 Revolving A Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Tranche 2 Revolving A Credit Exposure” means, as to any Tranche 2 Revolving A Lender at any time, the aggregate principal amount at such time of its outstanding Tranche 2 Revolving A Loans.

“Tranche 2 Revolving A Lender” means a Lender having a Tranche 2 Revolving A Commitment, or if the Tranche 2 Revolving A Commitments have been terminated or reduced to zero, holding any Tranche 2 Revolving A Loans.

“Tranche 2 Revolving A Loan” means a loan made by a Tranche 2 Revolving A Lender to the applicable Borrower pursuant to Section 2.1(a)(ii).

“Tranche 2 Revolving A Note” means a promissory note of the Borrowers substantially in the form of Exhibit K, payable to a Tranche 2 Revolving A Lender in a principal amount equal to the amount of such Lender’s Tranche 2 Revolving A Commitment.

“Tranche 2 Revolving B Commitment” means, as to each Tranche 2 Revolving B Lender, such Tranche 2 Revolving B Lender’s obligation to make Tranche 2 Revolving B Loans pursuant to Section 2.1(a)(iv) in an amount up to, but not exceeding the amount set forth for such Tranche 2 Revolving B Lender on Schedule I as such Tranche 2 Revolving B Lender’s “Tranche 2 Revolving B Commitment Amount” or as set forth in the applicable Assignment and Assumption, as the same may be reduced from time to time pursuant to Section 2.13. or increased or reduced as appropriate to reflect any assignments to or by such Tranche 2 Revolving B Lender effected in accordance with Section 13.6.

“Tranche 2 Revolving B Commitment Percentage” means, as to each Lender with a Tranche 2 Revolving B Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Tranche 2 Revolving B Commitment to (b) the aggregate amount of the Tranche 2 Revolving B Commitments of all Tranche 2 Revolving B Lenders; provided, however, that if at the time of determination the Tranche 2 Revolving B Commitments have been terminated or reduced to zero, the “Tranche 2 Revolving B Commitment Percentage” of each Lender with a Tranche 2 Revolving B Commitment shall be the “Tranche 2 Revolving B Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Tranche 2 Revolving B Credit Exposure” means, as to any Tranche 2 Revolving B Lender at any time, the aggregate principal amount at such time of its outstanding Tranche 2 Revolving B Loans.

“Tranche 2 Revolving B Lender” means a Lender having a Tranche 2 Revolving B Commitment, or if the Tranche 2 Revolving B Commitments have been terminated or reduced to zero, holding any Tranche 2 Revolving B Loans.

“Tranche 2 Revolving B Loan” means a loan made by a Tranche 2 Revolving B Lender to the applicable Borrower pursuant to Section 2.1(a)(iv).

“Tranche 2 Revolving B Note” means a promissory note of the Borrowers substantially in the form of Exhibit M, payable to a Tranche 2 Revolving B Lender in a principal amount equal to the amount of such Lender’s Tranche 2 Revolving B Commitment.

“Tranche 2 Revolving Commitment” means a Tranche 2 Revolving A Commitment or a Tranche 2 Revolving B Commitment.

“Tranche 2 Revolving Commitment Percentage” means a Tranche 2 Revolving A Commitment Percentage or a Tranche 2 Revolving B Commitment Percentage.

“Tranche 2 Revolving Credit Exposure” means a Tranche 2 Revolving A Credit Exposure or a Tranche 2 Revolving B Credit Exposure.

“Tranche 2 Revolving Lender” means a Tranche 2 Revolving A Lender or a Tranche 2 Revolving B Lender.

“Tranche 2 Revolving Loan” means a Tranche 2 Revolving A Loan or a Tranche 2 Revolving B Loan.

“Tranche 2 Revolving Note” means a Tranche 2 Revolving A Note or a Tranche 2 Revolving B Note.

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a Eurocurrency Rate Loan, a Base Rate Loan, a Daily Simple RFR Loan or a Term RFR Loan.

“UK Borrower” has the meaning set forth in the first paragraph hereof.

“UK Borrower DTTP Filing” means a HMRC Form DTTP2 duly completed and filed by the UK Borrower, which:

(a)            where it relates to a UK Treaty Lender (or a Lender which would be a UK Treaty Lender upon the completion of any necessary procedural formalities) that is a party hereto as at the date of this Agreement, contains the UK DTTP Scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1, and is filed with HMRC within 30 days of the date of this Agreement; or

(b)            where it relates to a UK Treaty Lender (or a Lender which would be a UK Treaty Lender upon the completion of any necessary procedural formalities) that becomes a party hereto after the date of this Agreement, contains the UK DTTP Scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant documentation which it executes on becoming a party hereto, and is filed with HMRC within 30 days of that date.

“UK CTA” means the Corporation Tax Act 2009 of the United Kingdom (as amended).

“UK DTTP Scheme” means HMRC’s Double Taxation Treaty Passport Scheme, as modified from time to time.

“UK Excluded Taxes” means any UK Tax Deduction from a payment by a Withholding Agent under a Loan Document, if on the date on which the payment falls due:

(a)            the payment could have been made to the relevant Lender without a UK Tax Deduction if that Lender had been a UK Qualifying Lender, but on that date such Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority;

(b)            the relevant Lender is a UK Qualifying Lender solely by virtue of sub-paragraph (a)(ii) of the definition of “UK Qualifying Lender” and (i) that relevant Lender has not given a UK Tax Confirmation to the Administrative Agent, and (ii) the payment could have been made to the relevant Lender without any UK Tax Deduction if that Lender had given a UK Tax Confirmation to the Administrative Agent, on the basis that the UK Tax Confirmation would have enabled the Withholding Agent making the payment to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA;

(c)            the relevant Lender is a UK Qualifying Lender solely under sub-paragraph (a)(ii) of the definition of “UK Qualifying Lender” and (i) an officer of HMRC has given (and not revoked) a direction (a “UK Direction”) under section 931 of the UK ITA which relates to that payment and that Lender has received from the UK Borrower a certified copy of that UK Direction, and (ii) the payment could have been made to the Lender without any UK Tax Deduction if that UK Direction had not been made; or

(c)            the relevant Lender is a UK Treaty Lender (or a Lender which would be a UK Treaty Lender upon the completion of any necessary procedural formalities) and the payment could have been made to the Lender without a UK Tax Deduction had that Lender complied with its obligations under paragraphs (i)(i) to (i)(iii) of Section 3.10 (as applicable).

“UK ITA” means the Income Tax Act 2007 of the United Kingdom (as amended).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Non-Bank Lender” means a lender which falls within clause (a)(ii) of the definition of “UK Qualifying Lender” and: (a) where such Lender is a party hereto as at the date of this Agreement, is described as such in Schedule 1; or (b) where such a Lender becomes a party hereto after the date of this Agreement, gives a UK Tax Confirmation in the documentation which it executes on becoming a party hereto.

“UK Qualifying Lender” means:

(a)           a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i)            a Lender:

(A)            which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA; or

(B)            in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that such advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)           a Lender which is:

(A)          a company resident in the United Kingdom for United Kingdom tax purposes;

(B)           a partnership, each member of which is:

(1)           a company so resident in the United Kingdom; or

(2)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(C)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(iii)          a UK Treaty Lender; or

a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Tax Confirmation” means a confirmation in writing by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)           a company resident in the UK for UK tax purposes;

(b)           a partnership each member of which is: (A) a company so resident in the UK; or (B) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(c)           a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Tax Deduction” means a deduction or withholding from a payment under any Loan Document for and on account of any Taxes imposed by the United Kingdom.

“UK Treaty Lender” means a Lender which: (a) is treated as a resident of a UK Treaty State for the purposes of the relevant Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and (c) meets all other conditions applicable to that Lender in the relevant Treaty in order to obtain full exemption from Tax imposed by the United Kingdom on payments of interest, subject to the completion of any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on payments of interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset” means a Property which satisfies all of the following requirements: (a) such Property is owned in fee simple, or leased under an Eligible Ground Lease, by (i) the US Borrower, (ii) a Subsidiary of the US Borrower, (iii) an Unconsolidated Affiliate of the US Borrower or (iv) a Specified Fund; (b) such Property is predominately leased to third party tenants on a net lease basis; (c) regardless of whether such Property is owned by the US Borrower, a Subsidiary, an Unconsolidated Affiliate or a Specified Fund, the US Borrower has the right directly, or indirectly, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the US Borrower, such Subsidiary, such Unconsolidated Affiliate or such Specified Fund, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (d) neither such Property, nor if such Property is owned by a Subsidiary, an Unconsolidated Affiliate or a Specified Fund, any of the US Borrower’s direct or indirect ownership interest in such Subsidiary, Unconsolidated Affiliate or Specified Fund, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; and (e) such Property is free of all structural defects, title defects and environmental conditions except for such defects or conditions individually or collectively which do not materially adversely affect the profitable operation of such Property; provided that no Property owned by (A) Crest Net Lease, Inc., (B) any Deemed Taxable REIT Subsidiary of Crest Net Lease, Inc., (C) ARCT TRS Corp., (D) any Deemed Taxable REIT Subsidiary of ARCT TRS Corp., (E) any Taxable REIT Subsidiary (in addition to Crest Net Lease, Inc., and ARCT TRS Corp.) that is designated by the US Borrower pursuant to Section 8.14 hereof to not become a Guarantor hereunder or (F) any Deemed Taxable REIT Subsidiary of a Taxable REIT Subsidiary identified in the foregoing clause (E) shall be included as an Unencumbered Asset hereunder. Notwithstanding the foregoing, any Property approved by the Requisite Lenders shall be deemed to be an Unencumbered Asset even if such Property does not satisfy all of the requirements herein, so long as such Property continues to satisfy all those remaining requirements in this definition that were satisfied by such Property at the time of such Requisite Lender approval.

“Unencumbered Asset Value” means, at any time, the sum (without duplication) of (a)(i) the Net Operating Income of all Unencumbered Assets (excluding (A) Development Properties and (B) any Unencumbered Asset that has a negative Net Operating Income for such period) of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries for the period of four consecutive fiscal quarters of the US Borrower most recently ended divided by (ii) the Capitalization Rate, plus (b) the current GAAP book value of all Development Properties of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries that are Unencumbered Assets, plus (c) the GAAP book value (exclusive of accumulated depreciation) of the corporate headquarters of the US Borrower located at 11975/11995 El Camino Real, San Diego, California 92130 so long as the US Borrower, a Wholly Owned Subsidiary or a Supermajority Owned Subsidiary owns such Property and such Property would qualify as an Unencumbered Asset except for clause (b) of the definition thereof, plus (d) (i) prior to the Reorganization, the aggregate positive amount of net cash proceeds that would be due to the US Borrower and its Subsidiaries from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the US Borrower’s delivery of its common shares (assuming full physical settlement of such Equity Forward Contracts) as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which the US Borrower either (1) would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) no longer intends to issue shares sufficient to realize such proceeds or (ii) from and after the Reorganization, the aggregate positive amount of net cash proceeds that would be due to the REIT Entity and its Subsidiaries from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the REIT Entity’s delivery of its common shares (assuming full physical settlement of such Equity Forward Contracts) as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which the REIT Entity either (1) would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (2) no longer intends to issue shares sufficient to realize such proceeds; provided that the aggregate value of those items set forth in this clause (d) shall not exceed 7.5% of Unencumbered Asset Value. If an Unencumbered Asset (other than a Development Property) was acquired by the US Borrower, a Wholly Owned Subsidiary or a Supermajority Owned Subsidiary during the period of four consecutive fiscal quarters of the US Borrower most recently ended, then the Net Operating Income from such Unencumbered Asset shall be excluded from determination of Unencumbered Asset Value and Unencumbered Asset Value shall be increased by an amount equal to the purchase price paid by the US Borrower, any Wholly Owned Subsidiary or any Supermajority Owned Subsidiary for such Unencumbered Asset (less any amounts paid to the US Borrower, such Wholly Owned Subsidiary or such Supermajority Owned Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements). In addition, the US Borrower’s Net Unencumbered Equity Value in the Unencumbered Assets held by (i) Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (ii) Unconsolidated Affiliates and (iii) Specified Funds, shall be included in Unencumbered Asset Value, in each case, consistent with the treatment for Unencumbered Assets of Wholly Owned Subsidiaries and Supermajority Owned Subsidiaries above. To the extent that Unencumbered Assets leased pursuant to ground leases would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded. To the extent that Development Properties (other than Specified Development Properties) would, in the aggregate, account for more than 15.0% of Unencumbered Asset Value, such excess shall be excluded. To the extent that Unencumbered Assets that are not located in a Specified Jurisdiction would, in the aggregate, account for more than 20.0% of Unencumbered Asset Value, such excess shall be excluded. Notwithstanding anything to the contrary, to the extent that the following Unencumbered Assets would, in the aggregate, account for more than 40.0% of the total Unencumbered Asset Value at any time, then such excess shall be excluded therefrom: (i) Unencumbered Assets leased pursuant to ground leases, (ii) Development Properties (other than Specified Development Properties), (iii) Unencumbered Assets that are not located in a Specified Jurisdiction and (iv) the US Borrower’s Net Unencumbered Equity Value in the Unencumbered Assets held by Unconsolidated Affiliates, Specified Funds and Subsidiaries that are not Wholly Owned Subsidiaries or Supermajority Owned Subsidiaries. Notwithstanding the foregoing, solely with respect to (x) Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (y) Unconsolidated Affiliates and (z) Specified Funds, in each case, that are managed by the US Borrower, the calculation of Unencumbered Asset Value shall not be subject to the foregoing 40.0% limitation specified in the immediately preceding sentence during any period of time in which the US Borrower maintains Credit Ratings from both S&P and Moody’s that each corresponds with Level 3 (or better) in the table set forth in the definition of “Applicable Margin.”

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted 1031 Cash” means the aggregate amount of cash of the Loan Parties, each Subsidiary, each Specified Fund and each Unconsolidated Affiliate that is held in escrow in connection with the completion of “like-kind” exchanges being effected in accordance with Section 1031 of the Internal Revenue Code.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“US Borrower” has the meaning set forth in the introductory paragraph hereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given that term in Section 13.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).

“VAT” means: (a) any value added tax imposed by the UK Value Added Tax Act 1994 (as amended); (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the UK or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. If the Reorganization is consummated in accordance with Section 13.25, upon and following such Reorganization, the US Borrower and each Wholly Owned Subsidiary of the US Borrower shall be deemed to be a Wholly Owned Subsidiary of the REIT Entity.

“WIBOR Rate” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) each Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2            General; References to Pacific Time.

If the Reorganization is consummated in accordance with Section 13.25, upon and following such Reorganization, for purposes of the financial covenants set forth in Section 10.1 (excluding Section 10.1(c)) and all defined terms as used therein (including, without limitation, the definitions of “Gross Asset Value,” “Net Operating Income,” “Net Unencumbered Asset Value,” “Unencumbered Asset” and “Unencumbered Asset Value”), (i) all references to the “US Borrower” shall mean the REIT Entity and (ii) all references to a Wholly Owned Subsidiary, a Supermajority Owned Subsidiary, a Subsidiary or an Unconsolidated Affiliate of the US Borrower shall mean a Wholly Owned Subsidiary, a Supermajority Owned Subsidiary, a Subsidiary or an Unconsolidated Affiliate, as applicable, of the REIT Entity. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Effective Date; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” has the inclusive meaning represented by the phrase “and/or”. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the US Borrower (or if the Reorganization is consummated in accordance with Section 13.25, upon and following such Reorganization, a Subsidiary of the REIT Entity) or a Subsidiary of such Subsidiary, a reference to “Unconsolidated Affiliate” means an Unconsolidated Affiliate of the US Borrower (or if the Reorganization is consummated in accordance with Section 13.25, upon and following such Reorganization, an Unconsolidated Affiliate of the REIT Entity) and a reference to an “Affiliate” means an Affiliate of the US Borrower (or if the Reorganization is consummated in accordance with Section 13.25, upon and following such Reorganization, an Affiliate of the REIT Entity). Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Pacific time daylight or standard, as applicable. The outstanding amount of any Convertible Debt Securities shall be the principal amount thereof without giving effect to any accounting rules or determinations or the value of the Equity Interests that holders thereof would receive upon conversion or exchange thereof.

Section 1.3            Rates.

The interest rate on Loans denominated in Dollars or a Foreign Currency may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA, any Term RFR, any Adjusted Daily Simple RFR, any Eurocurrency Rate, any Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA, such Term RFR, such Adjusted Daily Simple RFR, such Eurocurrency Rate, such Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.4            Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent shall determine the Dollar Equivalent amount of each extension of credit denominated in Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower Representative hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)            Wherever in this Agreement in connection with a borrowing, Conversion, Continuation or prepayment of a Foreign Currency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount (such as a required minimum or multiple amount) is expressed in Dollars but such borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c)            Notwithstanding the foregoing provisions of this Section 1.4 or any other provision of this Agreement, (i) each Issuing Bank may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such Issuing Bank by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Bank for such purpose, and (ii) the Dollar Equivalent of all Existing Letters of Credit denominated in Foreign Currencies shall as of the Agreement Date be as set forth on Schedule 1.1(A).

(d)            Notwithstanding the foregoing provisions of this Section 1.4 or any other provision of this Agreement, in connection with Daily Simple RFR Loans in a Foreign Currency, the Spot Rate on each date of borrowing shall be the Spot Rate in effect as of the Revaluation Date applicable to the first borrowing of any such Daily Simple RFR Loans in such Foreign Currency (or, if applicable, any later Revaluation Date pursuant to clause (c) of the definition of “Revaluation Date”).

Section 1.5            Change of Currency.

(a)            Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Obligation in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Obligation, at the end of the then current Interest Period.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent in consultation with the Borrower Representative may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent in consultation with the Borrower Representative may from time to time specify to be appropriate to reflect change in currency of any other country and any relevant market conventions or practices relating to such change in currency.

Section 1.6            Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.7            Rounding; Cashless Settlement.

Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower Representative, the Administrative Agent and such Lender.

Section 1.8            Dutch Terms.

In this Agreement, where it relates to a Dutch (legal) person or entity or the context so requires, a reference to:

(a)            “the Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;

(b)            “works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;

(c)            a “necessary action to authorize” includes any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden), followed by a neutral or positive advice (advies) from the works council of that person which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document;

(d)            “constitutional documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register (Handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel);

(e)            a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(f)            a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)           a “liquidator” includes a curator or a beoogd curator;

(h)           an “administrator” includes a bewindvoerder or a beoogd bewindvoerder;

(i)            a “moratorium” includes surseance van betaling and a moratorium is declared includes surseance verleend;

(j)            any “procedure” or “action taken” in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Dutch Tax Collection Act of The Netherlands (Invorderingswet 1990);

(k)           “negligence” means schuld;

(l)            “gross negligence” means grove schuld;

(m)          “willful misconduct” means opzet;

(n)           an “attachment” includes a conservatoir beslag or executoriaal beslag.;

(o)           “bad faith” means kwade trouw; and

(p)           a “receiver”, “trustee”, “custodian”, “conservator” or similar “official” includes a herstructureringsdeskundige or an observatory.

Section 1.9            CRD VI.

To the extent any changes are needed to this Agreement with respect to any Borrower organized in the European Union to implement the requirements of CRD VI or otherwise to permit each of the Lenders to comply with CRD VI (any such changes, the “CRD VI Required Changes”), then the Borrowers and the Administrative Agent shall negotiate in good faith to agree to an amendment or other modification to this Agreement and any other applicable Loan Document with respect to such changes, and, to the extent such changes do not materially and adversely affect the rights and interests of the Lenders generally, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the US Borrower unless, prior to such time, Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders do not accept such amendment.

Section 1.10          Jersey Terms.

In each Loan Document, where it relates to a person: (i) incorporated; (ii) established; (iii) constituted; (iv) formed; (v) which carries on, or has carried on, business; or (vi) that has immovable property, in each case, in Jersey, a reference to:

(a)            a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991 and any procedure or process referred to in Part 20B or Part 21 of the Companies (Jersey) Law 1991;

(b)            a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other person performing the same function of each of the foregoing; and

(c)            Security or a security interest includes, without limitation, any hypothec whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation.

Article II.
Credit Facility

Section 2.1            Revolving Loans.

(a)            Making of Revolving Loans.

(i)            Tranche 1 Revolving A Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Tranche 1 Revolving A Lender severally and not jointly agrees to make Tranche 1 Revolving A Loans in a Tranche 1 Currency to the Borrowers during the period from and including the Effective Date to but excluding the Revolving A Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Tranche 1 Revolving A Lender’s Tranche 1 Revolving A Commitment. Each borrowing of Tranche 1 Revolving A Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) Eurocurrency Rate Loans or RFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Tranche 1 Revolving A Loans may be in the aggregate amount of the unused Tranche 1 Revolving A Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Tranche 1 Revolving A Loans.

(ii)            Tranche 2 Revolving A Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Tranche 2 Revolving A Lender severally and not jointly agrees to make Tranche 2 Revolving A Loans in a Tranche 2 Currency to the Borrowers during the period from and including the Effective Date to but excluding the Revolving A Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Tranche 2 Revolving A Lender’s Tranche 2 Revolving A Commitment. Each borrowing of Tranche 2 Revolving A Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) Eurocurrency Rate Loans or RFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Tranche 2 Revolving A Loans may be in the aggregate amount of the unused Tranche 2 Revolving A Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Tranche 2 Revolving A Loans.

(iii)           Tranche 1 Revolving B Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Tranche 1 Revolving B Lender severally and not jointly agrees to make Tranche 1 Revolving B Loans in a Tranche 1 Currency to the Borrowers during the period from and including the Effective Date to but excluding the Revolving B Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Tranche 1 Revolving B Lender’s Tranche 1 Revolving B Commitment. Each borrowing of Tranche 1 Revolving B Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) Eurocurrency Rate Loans or RFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Tranche 1 Revolving B Loans may be in the aggregate amount of the unused Tranche 1 Revolving B Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Tranche 1 Revolving B Loans.

(iv)           Tranche 2 Revolving B Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.16, each Tranche 2 Revolving B Lender severally and not jointly agrees to make Tranche 2 Revolving B Loans in a Tranche 2 Currency to the Borrowers during the period from and including the Effective Date to but excluding the Revolving B Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Tranche 2 Revolving B Lender’s Tranche 2 Revolving B Commitment. Each borrowing of Tranche 2 Revolving B Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) Eurocurrency Rate Loans or RFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16, a borrowing of Tranche 2 Revolving B Loans may be in the aggregate amount of the unused Tranche 2 Revolving B Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Tranche 2 Revolving B Loans.

(b)            Requests for Revolving Loans.

(i)            The Borrower Representative shall give a Notice of Revolving Borrowing not later than 9:00 a.m. Pacific time (A) on the date of any borrowing of each Base Rate Loan and (B)(I) in the case of a Daily Simple RFR Loan denominated in Dollars, on the date of any borrowing of such Daily Simple RFR Loan, (II) in the case of a Term RFR Loan denominated in Dollars or Canadian Dollars, at least three RFR Business Days before such Term RFR Loan, (III) in the case of an RFR Loan denominated in Sterling, at least four RFR Business Days before such RFR Loan, (IV) in the case of an RFR Loan denominated in any Foreign Currency (other than Canadian Dollars and Sterling), at least five RFR Business Days before such RFR Loan, and (V) in the case of a Eurocurrency Rate Loan denominated in any Foreign Currency, at least four Business Days before such Eurocurrency Rate Loan (or five Business Days in the case of a Special Notice Currency), of its intention to borrow, in each case, specifying (1) the date of such borrowing, which shall be a Business Day, (2) the Currency of such borrowing, (3) the amount of such borrowing, which shall comply with clause (a) above, (4) whether such Revolving Loan is to be a Eurocurrency Rate Loan, a Daily Simple RFR Loan, a Term RFR Loan or a Base Rate Loan, (5) the Class of such Loan, (6) in the case of a Eurocurrency Rate Loan or a Term RFR Loan, the duration of the Interest Period applicable thereto and (7) the Borrower making such borrowing. If the Borrower Representative fails to specify the Currency of a Loan in a Notice of Revolving Borrowing, then the applicable Loans shall be made in Dollars. If the Borrower Representative fails to specify a Type of Loan denominated in Dollars in a Notice of Revolving Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower Representative requests a borrowing of Eurocurrency Rate Loans or Term RFR Loans in any such Notice of Revolving Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month (or in the case of Eurocurrency Rate Loans denominated in Pesos, twenty-eight (28) days)). A Notice of Revolving Borrowing received after 9:00 a.m. shall be deemed received on the next Business Day, RFR Business Day or Eurocurrency Banking Day, as applicable. The Administrative Agent shall promptly notify the Revolving Lenders of the applicable Class of each Notice of Revolving Borrowing.

(ii)            Each Notice of Revolving Borrowing shall be irrevocable once given and binding on the applicable Borrower. Prior to delivering a Notice of Revolving Borrowing, the Borrower Representative may (without specifying whether a Revolving Loan will be a Base Rate Loan, a Eurocurrency Rate Loan or a RFR Loan) request that the Administrative Agent provide the Borrower Representative with the most recent Eurocurrency Rate or applicable RFR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower Representative on the date of such request or as soon as possible thereafter.

(c)            Funding of Revolving Loans. Promptly after receipt of a Notice of Revolving Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the applicable Class of Revolving Loans so requested of the proposed borrowing and the Currency thereof. Each Revolving Lender (directly or through any of its affiliates) of the applicable Class shall deposit an amount equal to the Revolving Loan of such Class in the applicable Currency to be made by such Lender to the applicable Borrower with the Administrative Agent at the Principal Office, in Same Day Funds not later than (i) in respect of a borrowing pursuant to Section 2.1(b)(i)(A) and Section 2.1(b)(i)(B)(I) (any such borrowing a “Same-Day Borrowing”), 11:00 a.m. on the date of such proposed Revolving Loans and (ii) in the case of a non-Same-Day Borrowing, 9:00 a.m. Pacific time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the applicable Borrower in the account specified in the Disbursement Instruction Agreement, not later than (i) in the case of a Same-Day Borrowing, 1:00 p.m. on the date of the requested borrowing of Revolving Loans of such Class and (ii) in the case of a non-Same-Day Borrowing, 12:00 Noon Pacific time on the date of the requested borrowing of Revolving Loans of such Class, the proceeds of such amounts received by the Administrative Agent; provided, however, if at the time of the making of any Revolving Loans any Swingline Loans shall be outstanding, the proceeds of such Revolving Loans shall first be applied to repay the outstanding Swingline Loans and then shall be applied as otherwise requested by the Borrower Representative.

(d)            Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender of a Class of Revolving Loans that such Lender will not make available to the Administrative Agent a Revolving Loan of such Class to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the applicable Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the applicable Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to Revolving Loans that are Base Rate Loans. If such Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender (including, if applicable, treatment of such Lender as a Defaulting Lender in accordance with the terms of this Agreement).

(e)            Revolving Commitment Reallocation. Simultaneously with the effectiveness of this Agreement, the “Revolving Commitments” (as defined in the Existing Credit Agreement) of each of the “Revolving Lenders” (as defined in the Existing Credit Agreement) as existing immediately prior to the Effective Date, shall be reallocated among the Revolving Lenders (without regard to Class) so that the Revolving Commitments (without regard to Class) are held by the Revolving Lenders as set forth on Schedule I attached hereto. To effect such reallocations each Revolving Lender who either had no “Revolving Commitment” under the Existing Credit Agreement immediately prior to the Effective Date or whose Revolving Commitment upon the effectiveness of this Agreement exceeds its “Revolving Commitment” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each an “Assignee Revolving Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Revolving Commitments from the “Revolving Lenders” under the Existing Credit Agreement who will not have a Revolving Commitment on and as of the Effective Date or whose Revolving Commitments upon the effectiveness of this Agreement are less than their respective “Revolving Commitment” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement (each an “Assignor Revolving Lender”), so that the Revolving Commitments of the Revolving Lenders will be held by the Revolving Lenders as set forth on Schedule I. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, an Assignment and Assumption without the payment of any related assignment fee, and, except for Revolving Notes to be provided to the Assignor Revolving Lenders and Assignee Revolving Lenders in the principal amount of their respective Revolving Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Revolving Lenders, the Assignee Revolving Lenders and the other Revolving Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to the making of any Revolving Loans to be made on the Effective Date and any netting transactions effected by the Administrative Agent) with respect to such reallocations and assignments so that the aggregate outstanding principal amount of Revolving Loans of each Class shall be held by the Revolving Lenders of such Class pro rata in accordance with the amount of the Revolving Commitments of such Class set forth on Schedule I.

Section 2.2            [Reserved].

Section 2.3            Bid Rate Loans.

(a)            Bid Rate Loans. In addition to borrowings of Tranche 1 Revolving Loans, at any time during the period from the Effective Date to but excluding the applicable Revolving Termination Date, and so long as the US Borrower continues to maintain an Investment Grade Rating from any two Ratings Agencies, any Borrower may, as set forth in this Section, request the Tranche 1 Revolving A Lenders to make offers to make Bid Rate Loans to such Borrower in Dollars in connection with the Tranche 1 Revolving A Commitments or the Tranche 1 Revolving B Lenders to make offers to make Bid Rate Loans to such Borrower in Dollars in connection with the Tranche 1 Revolving B Commitments. The applicable Tranche 1 Revolving Lenders may, but shall have no obligation to, make such offers and the applicable Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)            Requests for Bid Rate Loans. When a Borrower wishes to request from the applicable Tranche 1 Revolving Lenders offers to make Bid Rate Loans, the Borrower Representative shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 9:00 a.m. Pacific time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date 4 Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction. The Administrative Agent shall deliver to each applicable Tranche 1 Revolving Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower Representative may request offers to make Bid Rate Loans for up to 3 different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit P and shall specify as to each Bid Rate Borrowing all of the following:

(i)             the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii)            the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof which shall not cause any of the limits specified in Section 2.16 to be violated;

(iii)           whether the Bid Rate Quote Request is for SOFR Margin Loans or Absolute Rate Loans;

(iv)           the duration of the Interest Period applicable thereto, which shall not extend beyond the applicable Revolving Termination Date;

(v)            an express statement as to whether such Bid Rate Loans may be prepaid without premium or penalty;

(vi)           the Class; and

(vii)          the Borrower requesting such Bid Rate Borrowing.

The Borrower Representative shall not deliver any Bid Rate Quote Request within 5 Business Days of the giving of any other Bid Rate Quote Request and the Borrower Representative shall not deliver more than 2 Bid Rate Quote Requests in any calendar month.

(c)            Bid Rate Quotes.

(i)            Each applicable Tranche 1 Revolving Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any applicable Bid Rate Quote Request; provided that, if the Borrower Representative’s request under Section 2.3(b) specified more than one Interest Period, such Tranche 1 Revolving Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 8:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date 3 Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Tranche 1 Revolving Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower Representative of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the applicable Tranche 1 Revolving Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower Representative. Such Bid Rate Loans may be funded by a Tranche 1 Revolving Lender’s Designated Lender (if any) as provided in Section 13.6(g); provided that such Tranche 1 Revolving Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii)            Each Bid Rate Quote shall be substantially in the form of Exhibit Q and shall specify:

(A)            the proposed date of borrowing and the Interest Period therefor;

(B)            the principal amount of the Bid Rate Loan for which each such offer is being made; provided that, subject to Section 2.16, the aggregate principal amount of all Bid Rate Loans for which a Tranche 1 Revolving Lender submits Bid Rate Quotes (x) may be greater or less than the Tranche 1 Revolving Commitment of the applicable Class of such Tranche 1 Revolving Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided, further, that any Bid Rate Quote shall be in a minimum amount of $5,000,000 and integral multiples of $100,000 in excess thereof;

(C)            in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)            in the case of a SOFR Auction, the margin above or below applicable Adjusted Term SOFR (the “SOFR Margin”) offered for each such SOFR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) to be added to (or subtracted from) the applicable Adjusted Term SOFR; and

(E)            the identity of the quoting Tranche 1 Revolving Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower Representative, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower Representative of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)            Notification by Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 9:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date 3 Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction), notify the Borrower Representative of the terms (i) of any Bid Rate Quote submitted by a Tranche 1 Revolving Lender that is in accordance with Section 2.3(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Tranche 1 Revolving Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower Representative shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or SOFR Margins, as applicable, so offered by each Tranche 1 Revolving Lender (identifying the Tranche 1 Revolving Lender that made such Bid Rate Quote).

(e)            Acceptance by Borrower.

(i)            Not later than 10:30 a.m. Pacific time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date 3 Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, the Borrower Representative shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.3(d), which notice shall be in the form of Exhibit R. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower Representative to give such notice by such time shall constitute nonacceptance. The Borrower Representative may accept any Bid Rate Quote in whole or in part; provided that:

(A)            the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B)            the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.3(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.16 to be violated;

(C)            acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or SOFR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)            any acceptance in part by the Borrower Representative shall be in a minimum amount of $5,000,000 and integral multiples of $100,000 in excess thereof; and

(E)            the Borrower Representative may not accept any Bid Rate Quote that fails to comply with Section 2.3(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)            If Bid Rate Quotes are made by two or more Tranche 1 Revolving Lenders with the same Absolute Rates or SOFR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Tranche 1 Revolving Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)            Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 11:30 a.m. Pacific time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date 3 Business Days prior to the proposed date of borrowing of SOFR Margin Loans) notify each Tranche 1 Revolving Lender that submitted a Bid Rate Quote as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Tranche 1 Revolving Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 13.6(g). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Tranche 1 Revolving Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Tranche 1 Revolving Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 12:30 p.m. Pacific time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the applicable Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower not later than 1:30 p.m. Pacific time on such date by depositing the same, in immediately available funds, in an account of the applicable Borrower designated by the Borrower Representative.

(g)            No Effect on Tranche 1 Revolving Commitment. Except for the purpose and to the extent expressly stated in Sections 2.13 and 2.16, the amount of any Bid Rate Loan made by any Tranche 1 Revolving Lender shall not constitute a utilization of such Tranche 1 Revolving Lender’s Tranche 1 Revolving Commitment.

Section 2.4            Letters of Credit.

(a)            Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.16, each Issuing Bank severally and not jointly, on behalf of each applicable Class of Tranche 1 Revolving Lenders, agrees to issue (under and as part of the applicable specified Tranche 1 Revolving Commitment) to any Borrower for the account of the Borrowers (which may be in support of the obligations of any Borrower or in support of obligations of any other Loan Party or any Subsidiary of any Loan Party) during the period from and including the Effective Date to, but excluding, the date 5 days prior to the applicable Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) denominated in Dollars up to a maximum aggregate Stated Amount for all such Letters of Credit at any one time outstanding not to exceed $60,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, that an Issuing Bank shall not be obligated to (but may, in its sole discretion) issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of outstanding Letters of Credit issued by such Issuing Bank would exceed the lesser of (i) one-sixth of the L/C Commitment Amount and (ii) the available Tranche 1 Revolving Commitment of the applicable Class of such Issuing Bank in its capacity as a Tranche 1 Revolving Lender of such Class. The parties hereto agree that each of the Existing Letters of Credit, if any, shall, from and after the Effective Date, be deemed to be a Letter of Credit issued under this Agreement.

(b)            Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower Representative, such approvals not to be unreasonably withheld or delayed. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is 5 days prior to the applicable Revolving Termination Date, or (ii) any Letter of Credit have a duration in excess of one year; provided, however, that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the current expiration date of such Letter of Credit beyond the earlier of (x) the date that is 5 days prior to the applicable Revolving Termination Date and (y) the date one year after the current expiration date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the applicable Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrowers deliver to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the applicable Tranche 1 Revolving Lenders no later than 5 days prior to the applicable Revolving Termination Date, Cash Collateral for such Letter of Credit in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrowers under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrowers fail to provide Cash Collateral with respect to any Extended Letter of Credit by the date 5 days prior to the applicable Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Extended Letter of Credit), which shall be reimbursed (or participations therein funded) by the applicable Tranche 1 Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Extended Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $50,000 (or such lesser amount as may be acceptable to the Borrower Representative, the applicable Issuing Bank and the Administrative Agent).

(c)            Requests for Issuance of Letters of Credit. The Borrower Representative shall give the Issuing Bank selected by the Borrower Representative to issue a Letter of Credit and the Administrative Agent written notice at least 5 Business Days prior to the requested date of issuance of such Letter of Credit (or such shorter period as agreed to by the applicable Issuing Bank), such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, (iii) expiration date and (iv) whether such Letter of Credit is being issued under the Tranche 1 Revolving A Commitment or the Tranche 1 Revolving B Commitment. The Borrower Representative shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as reasonably requested from time to time by the applicable Issuing Bank. Provided the Borrower Representative has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days (or such shorter period as agreed to by the applicable Issuing Bank) following the date after which the applicable Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Tranche 1 Revolving Lender to exceed its applicable Revolving Commitments hereunder with respect to any Class or any limits imposed by any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower Representative, an Issuing Bank shall deliver to the Borrower Representative a copy of each Letter of Credit issued by such Issuing Bank within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document (excluding any certificate or other document presented by a beneficiary in connection with a drawing under such Letter of Credit) is inconsistent with a term of any Loan Document, the term of such Loan Document shall control. The Borrower Representative shall examine the copy of any Letter of Credit or any amendment to a Letter of Credit that is delivered to it by the Issuing Bank and, in the event of any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrower Representative will promptly (but in any event, within 5 Business Days after the later of (x) receipt by the beneficiary of such Letter of Credit of the original of, or amendment to, such Letter of Credit, as applicable and (y) receipt by such Borrower of a copy of such Letter of Credit or amendment, as applicable) notify the Issuing Bank. The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(d)            Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower Representative and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrowers in any respect from the applicable Reimbursement Obligation. Each Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each applicable Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation in respect of a Letter of Credit issued by such Issuing Bank, such Issuing Bank shall promptly pay to each applicable Tranche 1 Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s applicable Tranche 1 Revolving Commitment Percentage of such payment.

(e)            Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower Representative shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrowers intend to borrow hereunder to finance their obligation to reimburse the applicable Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower Representative shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower Representative fails to so advise the Administrative Agent and such Issuing Bank, or if the Borrowers fail to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit issued by such Issuing Bank by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI would permit the making of Tranche 1 Revolving Loans, the Borrower Representative shall be deemed to have requested a borrowing by the Borrower for whose account such Letter of Credit was issued of the applicable Class of Tranche 1 Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Tranche 1 Revolving Lender of such Class prompt notice of the amount of the Tranche 1 Revolving Loan to be made available to the Administrative Agent not later than 10:00 a.m. Pacific time and (ii) if such conditions would not permit the making of such Tranche 1 Revolving Loans, the provisions of subsection (j) of this Section shall apply. The amount limitations set forth in the second sentence of Section 2.1(a)(i) or the second sentence of Section 2.1(a)(iii) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)             Effect of Letters of Credit on Tranche 1 Revolving Commitments. Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Tranche 1 Revolving A Commitment or the Tranche 1 Revolving B Commitment, as applicable, of each Tranche 1 Revolving A Lender or Tranche 1 Revolving B Lender, as applicable, shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s applicable Tranche 1 Revolving Commitment Percentage and (ii) without duplication (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)            Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. Each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, Administrative Agent or any of the Lenders shall be responsible for, and the Borrowers’ obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to any Borrower, the Administrative Agent, any other Issuing Bank or any Lender. In this connection, the obligation of the Borrowers to reimburse the applicable Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Tranche 1 Revolving Loan (of any Class) made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against any Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between any Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by an Issuing Bank under any Letter of Credit issued by it against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of, or provide a right of setoff against, the Borrowers’ Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.10, but not in limitation of the Borrowers’ unconditional obligation to reimburse the applicable Issuing Bank for any drawing made under a Letter of Credit issued by such Issuing Bank as provided in this Section and to repay any Tranche 1 Revolving Loan (of any Class) made pursuant to the second sentence of the immediately preceding subsection (e), the Borrowers shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrowers may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.

(h)            Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by it constituting a Credit Event under clause (b) of the definition of such term shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no amendment, supplement or other modification to any Letter of Credit shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Tranche 1 Revolving Lenders, if any, required by Section 13.7 shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrowers shall pay the fees, if any, payable under the last sentence of Section 3.5(c).

(i)             Tranche 1 Revolving Lenders’ Participation in Letters of Credit. Immediately upon (i) the Effective Date with respect to any Existing Letters of Credit and (ii) the issuance by an Issuing Bank of any other Letter of Credit, each Tranche 1 Revolving Lender of the applicable Class shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s applicable Tranche 1 Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each applicable Tranche 1 Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s applicable Tranche 1 Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by an applicable Tranche 1 Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by such Issuing Bank pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of any Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrowers in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s applicable Tranche 1 Revolving Commitment Percentage in any interest or other amounts payable by the Borrowers in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).

(j)             Payment Obligation of Tranche 1 Revolving Lenders. Each Tranche 1 Revolving Lender of the applicable Class severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s applicable Tranche 1 Revolving Commitment Percentage of each applicable drawing paid by such Issuing Bank under each applicable Letter of Credit issued by such Issuing Bank to the extent such amount is not reimbursed by the Borrowers pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Tranche 1 Revolving Lender shall be required to fund, whether as a Tranche 1 Revolving Loan or as a participation, shall not exceed such Lender’s applicable Tranche 1 Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d). If the notice referenced in the second sentence of Section 2.4(e) is received by the applicable Tranche 1 Revolving Lender(s) not later than 9:00 a.m. Pacific time, then such Lender shall make such payment available to the Administrative Agent not later than 12:00 p.m. Pacific time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 11:00 a.m. Pacific time on the next succeeding Business Day. Each Tranche 1 Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other applicable Tranche 1 Revolving Lender to make its payment under this subsection, (ii) the financial condition of any Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or 11.1(f), (iv) the termination of the applicable Tranche 1 Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of any Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)            Information to Tranche 1 Revolving Lenders. Promptly following any change in any Letter of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each applicable Tranche 1 Revolving Lender and the Borrower Representative, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank and outstanding at such time. Upon the request of any applicable Tranche 1 Revolving Lender from time to time, each Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank and then outstanding. Other than as set forth in this subsection, the Issuing Banks shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank to perform its requirements under this subsection shall not relieve any applicable Tranche 1 Revolving Lender from its obligations under the immediately preceding subsection (j).

(l)             Extended Letters of Credit. Each Tranche 1 Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(m)           Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower Representative when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit issued by such Issuing Bank. Notwithstanding the foregoing, no Issuing Bank shall be responsible to Borrowers for, and each Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including Applicable Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade-International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party or a Subsidiary of a Loan Party other than a Borrower, the Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of each Loan Party and their Subsidiaries inures to the benefit of the Borrowers and that the Borrowers’ business derives substantial benefits from the businesses of such Loan Parties and Subsidiaries.

Section 2.5            Swingline Loans.

(a)            Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.11, the Swingline Lender agrees to make Swingline Loans, under and as part of either the Tranche 1 Revolving A Commitment or the Tranche 1 Revolving B Commitment, to the US Borrower in Dollars, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser (such lesser amount being referred to as the “Swingline Availability”) of (i) $100,000,000, as such amount may be reduced from time to time in accordance with the terms hereof, (ii) the aggregate amount of the Tranche 1 Revolving Commitments of the requested Class of Swingline Loans of the Swingline Lender then available for disbursement pursuant to the terms and conditions of this Agreement, as such amount may be increased or decreased from time to time in accordance with the terms hereof, and (iii) the aggregate amount of the Revolving Commitments of the Revolving Lenders then available for disbursement pursuant to the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Swingline Lender shall not be obligated to make Swingline Loans if the aggregate principal amount at such time of its outstanding Tranche 1 Revolving Loans of the requested Class and Swingline Loans of such Class together with the Swingline Lender’s Tranche 1 Revolving Commitment Percentage of the Stated Amount of all issued and outstanding Letters of Credit of the applicable Class exceeds the then Tranche 1 Revolving Commitment of such Class of the Swingline Lender. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Availability at such time, the US Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the US Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)            Procedure for Borrowing Swingline Loans. The Borrower Representative shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 9:00 a.m. Pacific time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing (including the applicable Class) and shall be promptly confirmed in writing by the Borrower Representative pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender and the Administrative Agent by electronic mail or other similar form of communication on the same day of the giving of such telephonic notice. Not later than 1:00 p.m. Pacific time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 6.2 for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the US Borrower, in immediately available funds, at the account specified by the Borrower Representative in the Disbursement Instruction Agreement.

(c)            Interest. Subject to the provisions of this Section, Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin for Revolving Loans of the applicable Class that are Base Rate Loans. Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Tranche 1 Revolving Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.6 with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower Representative may otherwise agree in writing in connection with any particular Swingline Loan).

(d)            Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower Representative. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $250,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower Representative may agree) and in connection with any such prepayment, the Borrower Representative must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 11:00 a.m. Pacific time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)            Repayment and Participations of Swingline Loans. The US Borrower agrees to repay each Swingline Loan within ten (10) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Notwithstanding the foregoing, the US Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower Representative may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the US Borrower, the Swingline Lender may, on behalf of the US Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Tranche 1 Revolving A Loans or Tranche 1 Revolving B Loans, as applicable, that are Base Rate Loans from the Tranche 1 Revolving Lenders of the applicable Class in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1(a) shall not apply to any borrowing of such Tranche 1 Revolving Loans of such Class made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Tranche 1 Revolving Loans of the applicable Class not later than 9:00 a.m. Pacific time at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Tranche 1 Revolving Loans of the applicable Class from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Tranche 1 Revolving Lender of such Class of the proposed borrowing. Not later than 1:00 p.m. Pacific time on the proposed date of such borrowing, each Tranche 1 Revolving Lender of the applicable Class will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Tranche 1 Revolving Loan of such Class to be made by such Lender. The Administrative Agent shall pay the proceeds of the Tranche 1 Revolving Loans of the applicable Class to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Tranche 1 Revolving Lenders of the applicable Class are prohibited from making Tranche 1 Revolving Loans of such Class required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Sections 11.1(e) or (f), each Tranche 1 Revolving Lender of such Class shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Tranche 1 Revolving Commitment Percentage of such Class of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in immediately available funds. A Tranche 1 Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the existence of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 11.1(e) or (f)), or the termination of any Tranche 1 Revolving Lender’s Revolving Tranche 1 Commitment of such Class, (iii) the existence (or alleged existence) of an event or condition which has resulted or could result in a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, any Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Tranche 1 Revolving Lender of the applicable Class, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Tranche 1 Revolving Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its applicable Tranche 1 Revolving Loans of the applicable Class, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased in full (as a result of such assignment or otherwise).

Section 2.6            Rates and Payment of Interest on Loans.

(a)            Rates. Revolving Loans may be (i) with respect to Revolving Loans denominated in Dollars, (A) Base Rate Loans, (B) Daily Simple RFR Loans or (C) Term RFR Loans, (ii) with respect to Revolving Loans denominated in Euros, Yen, Australian Dollars, Polish Zloty or other Currencies (other than Dollars, Canadian Dollars, Sterling, Swiss Francs or Singapore Dollars), Eurocurrency Rate Loans, (iii) with respect to Revolving Loans denominated in Canadian Dollars, Term RFR Loans, or (iv) with respect to Revolving Loans denominated in Sterling, Swiss Francs or Singapore Dollars, (A) prior to the Term RFR Transition Date for such Currency, Daily Simple RFR Loans or (B) on and after the Term RFR Transition Date for such Currency, Term RFR Loans, each as further provided herein. Each Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)             during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of the applicable Class;

(ii)            during such periods as such Loan is a Daily Simple RFR Loan, at the applicable Adjusted Daily Simple RFR plus the Applicable Margin for RFR Loans of the applicable Class;

(iii)           during such period as such Loan is a Term RFR Loan, the applicable Term RFR for the Interest Period therefor plus the Applicable Margin for RFR Loans of the applicable Class;

(iv)           during such period as such Loan is a Eurocurrency Rate Loan, the applicable Adjusted Eurocurrency Rate for the Interest Period therefor plus the Applicable Margin for Eurocurrency Rate Loans of the applicable Class;

(v)            if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.3; and

(vi)           if such Loan is a SOFR Margin Loan, at Adjusted Term SOFR for such Loan for the Interest Period therefor plus or minus, as applicable, the SOFR Margin quoted by the Lender making such Loan in accordance with Section 2.3.

Notwithstanding the foregoing, while an Event of Default exists under Section 11.1(a), 11.1(e) or 11.1(f), or in the case of any other Event of Default, at the direction of the Requisite Lenders, the Borrowers shall pay to the Administrative Agent for the account of each Class of Lenders and the Issuing Banks, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Class of Loans made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrowers hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)            Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) for Loans that are Base Rate Loans or Daily Simple RFR Loans, monthly in arrears on the last Business Day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) for Eurocurrency Rate Loans, Bid Rate Loans and Term RFR Loans, on the last day of each Interest Period and, if such Interest Period is longer than three months, at three month intervals following the first day of such Interest Period, and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.

(c)            Interest Act (Canada). For the purposes of the Interest Act (Canada), (a) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (b) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (c) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. This Section shall apply solely with respect to Loans denominated in Canadian Dollars.

Section 2.7            Number of Interest Periods.

There may be no more than 20 different Interest Periods for Revolving Loans that are Eurocurrency Rate Loans, Bid Rate Loans and Term RFR Loans, collectively, outstanding at the same time.

Section 2.8            Repayment of Loans.

(a)            Revolving Loans. Each Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, (i) the Revolving A Loans on the Revolving A Termination Date and (ii) the Revolving B Loans on the Revolving B Termination Date.

(b)            Bid Rate Loans. Each Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

Section 2.9            Prepayments.

(a)            Optional. Subject to Section 5.4, (i) the Borrowers may prepay any Loan (other than a Bid Rate Loan) at any time without premium or penalty, and (ii) the Borrowers may prepay at any time without premium or penalty any Bid Rate Loan that has been made with respect to a Bid Rate Quote Request containing an express statement that such Bid Rate Loan could be prepaid without premium or penalty. Any other Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan. The Borrower Representative shall give the Administrative Agent (A) at least 1 Business Day prior written notice of the prepayment of any Loan that is a Base Rate Loan, (B) at least 3 Business Days prior written notice of the prepayment of any Loan denominated in Dollars that is a Bid Rate Loan, (C) at least 1 RFR Business Day prior written notice of the prepayment of any Loan denominated in Dollars that is a Daily Simple RFR Loan, (D) at least 3 RFR Business Days prior written notice of the prepayment of any Loan denominated in Dollars or Canadian Dollars that is a Term RFR Loan, (E) at least 5 RFR Business Days prior written notice of the prepayment of any Loan denominated in a Foreign Currency (other than Canadian Dollars) that is a Term RFR Loan, and (F) at least 4 Business Days prior written notice of the prepayment of any Loan denominated in a Foreign Currency that is a Eurocurrency Rate Loan (or 5 Business Days in the case of a prepayment of Eurocurrency Rate Loans denominated in a Special Notice Currency) (or, in each case, such shorter period as the Administrative Agent may agree). Any such notice may be conditioned upon the receipt of replacement financing or any other event and may be withdrawn at any time prior to the prepayment if such event does not occur. Each voluntary prepayment of Loans (other than a prepayment of all outstanding Loans of a Class) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(b)            Mandatory.

(i)            Revolving Commitment Overadvances.

(A)            Tranche 1 Revolving A Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Tranche 1 Revolving A Loans, Swingline Loans issued in connection with the Tranche 1 Revolving A Commitment, and Bid Rate Loans issued in connection with the Tranche 1 Revolving A Commitment, together with the aggregate amount of all Letter of Credit Liabilities issued in connection with the Tranche 1 Revolving A Commitment, exceeds the aggregate amount of the Tranche 1 Revolving A Commitments (except due to Currency fluctuations which is governed by clause (iii) below), the Borrowers shall immediately upon demand pay to the Administrative Agent for the account of the Tranche 1 Revolving A Lenders, the amount of such excess.

(B)            Tranche 2 Revolving A Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Tranche 2 Revolving A Loans exceeds the aggregate amount of the Tranche 2 Revolving A Commitments (except due to Currency fluctuations which is governed by clause (iii) below), the Borrowers shall immediately upon demand pay to the Administrative Agent for the account of the Tranche 2 Revolving A Lenders, the amount of such excess.

(C)            Tranche 1 Revolving B Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Tranche 1 Revolving B Loans, Swingline Loans issued in connection with the Tranche 1 Revolving B Commitment, and Bid Rate Loans issued in connection with the Tranche 1 Revolving B Commitment, together with the aggregate amount of all Letter of Credit Liabilities issued in connection with the Tranche 1 Revolving B Commitment, exceeds the aggregate amount of the Tranche 1 Revolving B Commitments (except due to Currency fluctuations which is governed by clause (iii) below), the Borrowers shall immediately upon demand pay to the Administrative Agent for the account of the Tranche 1 Revolving B Lenders, the amount of such excess.

(D)            Tranche 2 Revolving B Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Tranche 2 Revolving B Loans exceeds the aggregate amount of the Tranche 2 Revolving B Commitments (except due to Currency fluctuations which is governed by clause (iii) below), the Borrowers shall immediately upon demand pay to the Administrative Agent for the account of the Tranche 2 Revolving B Lenders, the amount of such excess.

(ii)            Bid Rate Facility Overadvance. If at any time the aggregate principal amount of either (x) all outstanding Bid Rate Loans issued in connection with the Tranche 1 Revolving A Commitment exceeds one-half of the aggregate amount of all Tranche 1 Revolving A Commitments at such time or (y) all outstanding Bid Rate Loans issued in connection with the Tranche 1 Revolving B Commitment exceeds one-half of the aggregate amount of all Tranche 1 Revolving B Commitments at such time, then, at any such time, the Borrowers shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.

(iii)           Prepayments Due to Currency Fluctuations. The Administrative Agent shall calculate the Dollar Equivalent of the Tranche 1 Revolving A Credit Exposure, the Tranche 1 Revolving B Credit Exposure, the Tranche 2 Revolving A Credit Exposure and the Tranche 2 Revolving B Credit Exposure (but only with respect to Revolving Loans of such Class denominated in a Foreign Currency) on each applicable Revaluation Date. If on the Revaluation Date that occurs on the last day of an Interest Period, or such other times as the Administrative Agent may determine in its reasonable discretion, such calculation reflects that, as of such Revaluation Date, the Dollar Equivalent of such Tranche 1 Revolving A Credit Exposure, such Tranche 1 Revolving B Credit Exposure, such Tranche 2 Revolving A Credit Exposure or Tranche 2 Revolving B Credit Exposure exceeds an amount equal to 105% of the Revolving Commitments of such Class then in effect, then, within 5 Business Days after notice of such calculation from the Administrative Agent to the Borrower Representative, the Borrowers shall prepay the Foreign Currency Rate Loans of such Class in an aggregate amount sufficient to reduce the Tranche 1 Revolving A Credit Exposure, Tranche 1 Revolving B Credit Exposure, Tranche 2 Revolving A Credit Exposure or Tranche 2 Revolving B Credit Exposure, as applicable, of Foreign Currency Rate Loans of such Class as of such date of payment to an amount not exceeding 100% of the Revolving Commitments of such Class of Foreign Currency Rate Loans then in effect.

(iv)           Application of Mandatory Prepayments. Amounts paid under the preceding subsections (b)(i)(A) and (b)(iii) (in the case of any prepayment of Tranche 1 Revolving A Loans or Cash Collateralization of Letter of Credit Liabilities issued in connection with Tranche 1 Revolving A Loans), shall be applied to pay all amounts of principal outstanding on the Tranche 1 Revolving A Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding in connection with Tranche 1 Revolving A Loans at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. Amounts paid under the preceding subsections (b)(i)(B) and (b)(iii) (in the case of any prepayment of Tranche 2 Revolving A Loans) shall be applied to pay all amounts of principal outstanding on the Tranche 2 Revolving A Loans pro rata in accordance with Section 3.2. Amounts paid under the preceding subsections (b)(i)(C) and (b)(iii) (in the case of any prepayment of Tranche 1 Revolving B Loans or Cash Collateralization of Letter of Credit Liabilities issued in connection with Tranche 1 Revolving B Loans), shall be applied to pay all amounts of principal outstanding on the Tranche 1 Revolving B Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding in connection with Tranche 1 Revolving B Loans at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. Amounts paid under the preceding subsections (b)(i)(D) and (b)(iii) (in the case of any prepayment of Tranche 2 Revolving B Loans) shall be applied to pay all amounts of principal outstanding on the Tranche 2 Revolving B Loans pro rata in accordance with Section 3.2. Amounts paid under the preceding subsection (b)(ii) shall be applied in accordance with Section 3.2(g). If any Borrower is required to pay any outstanding Eurocurrency Rate Loans, RFR Loans, Bid Rate Loans or Foreign Currency Rate Loans by reason of this Section prior to the end of the applicable Interest Period therefor, such Borrower shall pay all amounts due, if any, under Section 5.4.

(c)            No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any obligations of any of the Borrowers under any Derivatives Contracts entered into with respect to the Loans.

Section 2.10          Continuation.

So long as no Event of Default exists, the Borrower Representative may on any Business Day, with respect to any Eurocurrency Rate Loan or a Term RFR Loan, elect to maintain such Loan or any portion thereof as a Eurocurrency Rate Loan or Term RFR Loan, as applicable, by selecting a new Interest Period for such Loan. Each Continuation of Eurocurrency Rate Loans or Term RFR Loans of the same Class shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower Representative giving to the Administrative Agent a Notice of Continuation not later than, 9:00 a.m. Pacific time (i) in the case of a Loan denominated in Dollars or Canadian Dollars that is to be Continued as a Term RFR Loan, at least three RFR Business Days, (ii) in the case of a Loan denominated in any Foreign Currency (other than Canadian Dollars) that is to be Continued as a Term RFR Loan, at least five RFR Business Days, and (iii) in the case of a Loan denominated in any Foreign Currency that is to be Continued as Eurocurrency Rate Loan, at least four Business Days (or five Business Days in the case of a Special Notice Currency), in each case, prior to the date of any such Continuation. Such notice by the Borrower Representative of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Eurocurrency Rate Loans or Term RFR Loans and Currency, as applicable, Borrower, Class and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the applicable Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued of the proposed Continuation. If the Borrower Representative shall fail to select in a timely manner a new Interest Period for any Eurocurrency Rate Loan or Term RFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Continue as a Eurocurrency Rate Loan or Term RFR Loan, as applicable, with an Interest Period of one month (or in the case of Eurocurrency Rate Loans denominated in Pesos, twenty-eight (28) days)); provided, however, that if an Event of Default exists, (i) each such Term RFR Loan denominated in Dollars will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower Representative’s failure to comply with any of the terms of such Section and (ii) each such Eurocurrency Rate Loan and Term RFR Loan denominated in a Foreign Currency shall automatically, on the last day of the current Interest Period therefor, Continue as a Eurocurrency Rate Loan or Term RFR Loan, as applicable, with an Interest Period of one month (other than any Eurocurrency Rate Loan denominated in Pesos, which shall, for the avoidance of doubt, Continue as a Eurocurrency Rate Loan with an Interest Period of twenty-eight (28) days).

Section 2.11          Conversion.

The Borrower Representative may on any Business Day, upon the Borrower Representative’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert (a) any outstanding Base Rate Loans into one or more RFR Loans, (b) all or any part of any Term RFR Loans denominated in Dollars into Base Rate Loans, and (c) all or any part of any Daily Simple RFR Loans denominated in Dollars into Base Rate Loans; provided, however, that (i) a Base Rate Loan may not be Converted into an RFR Loan if an Event of Default exists and (ii) Loans denominated in Dollars shall not be converted into Loans denominated in a Foreign Currency or vice versa. Each Conversion of Base Rate Loans of the same Class into RFR Loans of the same Class shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 9:00 a.m. Pacific time (i) in the case of a Loan denominated in Dollars that is to be a Base Rate Loan, three Business Days, (ii) in the case of a Loan denominated in Dollars that is to be a Daily Simple RFR Loan, at least five RFR Business Days, and (iii) in the case of a Loan denominated in Dollars that is to be a Term RFR Loan, at least three RFR Business Days, in each case, before the day on which a proposed Conversion of such Loan is to be effective. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type, Borrower and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term RFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the applicable Borrower once given.

Section 2.12          Notes.

(a)            Notes. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive any Notes, (i) the Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by one or more Revolving Notes, or a replacement Revolving Note or Revolving Notes, as applicable, payable to such Revolving Lender in a principal amount equal to the amount of its Tranche 1 Revolving A Commitment, Tranche 2 Revolving A Commitment, Tranche 1 Revolving B Commitment or Tranche 2 Revolving B Commitment, as applicable, as originally in effect and otherwise duly completed, (ii) each Bid Rate Loan made by a Tranche 1 Revolving Lender to a Borrower shall, in addition to this Agreement, in each case, also be evidenced by a Bid Rate Note, or replacement Bid Rate Note, as applicable, payable to such Tranche 1 Revolving Lender and (iii) the Swingline Loans made by the Swingline Lender to the US Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the Swingline Lender.

(b)            Records. The date, amount (including Currency), interest rate, Class, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to each Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on each of the Borrowers absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrowers under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent in the Register, in the absence of manifest error, the statements of account maintained by the Administrative Agent in the Register shall be controlling.

(c)            Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower Representative of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower Representative, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrowers shall at their own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13          Voluntary Reductions of the Revolving Commitments.

The Borrower Representative shall have the right to terminate or reduce the aggregate unused amount of the Tranche 1 Revolving A Commitments, Tranche 2 Revolving A Commitments, Tranche 1 Revolving B Commitments or Tranche 2 Revolving B Commitments (for which purpose, in any case, use of the applicable Tranche 1 Revolving Commitments shall be deemed to include the aggregate amount of all applicable Letter of Credit Liabilities, the aggregate principal amount of all applicable outstanding Bid Rate Loans, and the aggregate principal amount of all applicable outstanding Swingline Loans, in each case, of the applicable Class), on a pro rata basis within the applicable Class, at any time and from time to time without penalty or premium upon not less than 5 Business Days (or such shorter period as shall be acceptable to the Administrative Agent) prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof, the applicable Class and the amount of any such reduction (which in the case of any partial reduction of Revolving Commitments of a Class shall not be less than $10,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Prepayment Notice”); provided, that a Prepayment Notice providing for termination of the Revolving Commitments may state that such Prepayment Notice is conditioned on the closing of other financing facilities, in which case such Prepayment Notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the date such termination of the Revolving Commitments is to become effective) if such condition is not satisfied. Promptly after receipt of a Prepayment Notice, the Administrative Agent shall notify each applicable Revolving Lender of the proposed termination or reduction. Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. If the Revolving Commitments are terminated or reduced to zero, the Borrowers shall pay all fees on the Revolving Commitments so reduced or terminated that have accrued to the date of such reduction or termination to the Administrative Agent for the account of the applicable Revolving Lenders, including but not limited to any applicable compensation due to any Lender in accordance with Section 5.4.

Section 2.14          Extension of Revolving Termination Date.

The Borrower Representative may, (a) not more than two times request that the Administrative Agent and the Revolving A Lenders extend the Revolving A Termination Date by no more than 6 months per each such request and (b) not more than two times request that the Administrative Agent and the Revolving B Lenders extend the Revolving B Termination Date by no more than 6 months per each such request. The Borrower Representative may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 120 days prior to the applicable current Revolving Termination Date, a written request for such extension (a “Revolving Extension Request”). The Administrative Agent shall notify the applicable Lenders if it receives a Revolving Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving A Termination Date or Revolving B Termination Date, as applicable, shall be extended for six months effective upon receipt by the Administrative Agent of a Revolving Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by applicable Lenders in accordance with the provisions of Section 13.7 and (y) the Borrowers shall have paid the Fees payable under Section 3.5(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower Representative shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B). The Revolving A Termination Dates may be extended only two times pursuant to this Section and the Revolving B Termination Dates may be extended only two times pursuant to this Section.

Section 2.15          Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the applicable Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder issued in connection with such Revolving Commitments and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrowers shall, on such date, Cash Collateralize such Letters of Credit in the amount of such excess, unless there is a Class of Revolving Commitments that has not been terminated or reduced to zero, in which event such Letters of Credit shall, to the extent there is availability under such non-terminated Class and the conditions to issuing Letters of Credit under such Class can be satisfied at such time, automatically be deemed to have been issued pursuant to such non-terminated Class.

Section 2.16          Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, no Tranche 1 Revolving Lender shall make any Bid Rate Loan, the Issuing Banks shall not be required to issue Letters of Credit and no reduction of any Class of Revolving Commitments pursuant to Section 2.13 shall take effect, if, in any case, immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in such Class of Revolving Commitments:

(a)            (i) the aggregate principal Dollar Equivalent of all outstanding Tranche 1 Revolving A Loans, Bid Rate Loans issued in connection with the Tranche 1 Revolving A Commitments, Letter of Credit Liabilities issued in connection with the Tranche 1 Revolving A Commitments and Swingline Loans issued in connection with the Tranche 1 Revolving A Commitments, would exceed the aggregate amount of the Tranche 1 Revolving A Commitments at such time, (ii) the aggregate principal Dollar Equivalent of all outstanding Tranche 2 Revolving A Loans would exceed the aggregate amount of the Tranche 2 Revolving A Commitments at such time, (iii) the aggregate principal Dollar Equivalent of all outstanding Tranche 1 Revolving B Loans, Bid Rate Loans issued in connection with the Tranche 1 Revolving B Commitments, Letter of Credit Liabilities issued in connection with the Tranche 1 Revolving B Commitments and Swingline Loans issued in connection with the Tranche 1 Revolving B Commitments, would exceed the aggregate amount of the Tranche 1 Revolving B Commitments at such time and (iv) the aggregate principal Dollar Equivalent of all outstanding Tranche 2 Revolving B Loans would exceed the aggregate amount of the Tranche 2 Revolving B Commitments at such time;

(b)            the aggregate principal amount of all outstanding Bid Rate Loans at such time (i) provided by Tranche 1 Revolving A Lenders would exceed 50.0% of the aggregate amount of Tranche 1 Revolving A Commitments at such time or (ii) provided by Tranche 1 Revolving B Lenders would exceed 50.0% of the aggregate amount of the Tranche 1 Revolving B Commitments at such time; or

(c)            the aggregate principal amount of Loans of an applicable Class provided by such Lender exceeds the aggregate Revolving Commitments provided by such Lender under such Class.

Section 2.17          Increase in Revolving Commitments.

The Borrower Representative shall have the right at any time after the Effective Date and prior to the Revolving Termination Date to request increases in the aggregate amount of the Revolving Commitments of any Class by providing written notice thereof to the Administrative Agent, which notice shall specify the Class to be increased and shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Revolving Commitments of all Classes shall not exceed $6,500,000,000. Each such increase in the Revolving Commitments of an applicable Class must be an aggregate minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof (or, in each case, in such less amounts as may be acceptable to the Administrative Agent and the Borrower Representative). The Administrative Agent, in consultation with the Borrower Representative, shall manage all aspects of the syndication of such increase in the Revolving Commitments of the requested Class so as to achieve a syndication of such increase reasonably satisfactory to the Administrative Agent and the Borrower Representative, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to any such increase and the allocations of any increase in the Revolving Commitments of such Class among such existing Lenders of such Class and/or other banks, financial institutions and other institutional lenders, in each case, as reasonably agreed to by the Administrative Agent and the Borrower Representative. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment of the applicable Class or provide a new Revolving Commitment of such Class, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment of a Class, such Lender shall on the date it becomes a Revolving Lender of such Class hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment of a Class) (and as a condition thereto) purchase from the other applicable Revolving Lenders its Revolving Commitment Percentage of such Class (determined with respect to the Revolving Lenders’ respective Revolving Commitments of such Class after giving effect to the increase of the Revolving Commitments of such Class) of any outstanding Revolving Loans of such Class, by making available to the Administrative Agent for the account of such other applicable Revolving Lenders of such Class, in Same Day Funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans of such Class to be purchased by such Lender, plus (B) in the case of any increase in a Tranche 1 Revolving Commitment, the aggregate amount of payments previously made by the other Revolving Lenders of the applicable Class under Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans of such Class. The Borrowers shall pay to the Revolving Lenders of the applicable Class amounts payable, if any, to such Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans of such Class. Effecting any increase of the Revolving Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by each Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.7, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of each Loan Party of (A) in the case of each Borrower, all corporate or other necessary action taken by the applicable Borrower to authorize such increase and (B) in the case of each Guarantor, all corporate or other necessary action taken by such Guarantor authorizing the guaranty of such increase; (ii) one or more opinions of counsel to the Borrowers and the Guarantors, as applicable, and addressed to the Administrative Agent and the Lenders covering such matters with respect to the increase of the Revolving Commitments of the applicable Class as reasonably requested by the Administrative Agent; and (iii) except in the case of a Lender that has requested not to receive Notes, new Revolving Notes of the applicable Class and/or Bid Rate Notes executed by each Borrower, payable to any such new Revolving Lenders of such Class and replacement Revolving Notes of such Class and/or Bid Rate Notes, as applicable, executed by each Borrower, payable to any such existing Revolving Lenders of such Class increasing their respective Revolving Commitments of such Class, in each case, in the amount of such Lender’s Revolving Commitment of such Class at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments of such Class. In connection with any increase in the aggregate amount of the Revolving Commitments of any Class pursuant to this Section 2.17 any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.

Section 2.18          Funds Transfer Disbursements.

Each Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of such Borrower or of the Borrower Representative to any of the accounts designated in the Disbursement Instruction Agreement.

Section 2.19          Joint and Several Borrower Liability.

(a)            All Loans and other extensions of credit in respect of any Obligations to a Borrower, upon funding, shall be deemed to be jointly funded to, an obligation of and received by all of the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the type of Obligations, and regardless of the manner or amount in which proceeds of Loans or other extensions of credit in respect of such Obligations are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which the Administrative Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts (including all principal, interest, fees, costs, expenses, indemnities and other amounts) due to the Administrative Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which the Administrative Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, and Letters of Credit issued for the account of, any other Borrower hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Administrative Agent and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Administrative Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement executed as of the Agreement Date or thereafter executed by any other Borrower and delivered to the Administrative Agent and/or any Lender, (iv) the Administrative Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (v) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vi) the disallowance of all or any portion of the Administrative Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (vii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to any Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full in cash (other than unasserted contingent indemnification obligations) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent and/or any Lender had as of the Effective Date or may have thereafter against any other Borrower, any endorser or any guarantor of all or any part of the Obligations. Upon an Event of Default, the Administrative Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person. Each Borrower consents and agrees that the Administrative Agent shall not be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(b)            Each Borrower hereby designates the US Borrower as its representative and agent on its behalf for the purposes of taking all actions required on behalf of any Borrower under the Loan Documents (in such capacity, the “Borrower Representative”); provided, that the Borrowers may, at any time, by written notice to, and subject to the written consent of, the Administrative Agent, designate any Borrower as the Borrower Representative hereunder, which designation shall be effective from delivery of such notice until such time as a replacement Borrower Representative is designated in accordance with this proviso. The US Borrower hereby accepts such appointment. The Administrative Agent (and each Lender) may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower hereunder to the Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement, undertaking and certification made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Article III.
Payments, Fees and Other General Provisions

Section 3.1            Payments.

(a)            Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by any Borrower under this Agreement, the Notes or any other Loan Document shall be made in the Currency in which the related Loans were made (or in the case of any other Obligations, in the Currency originally disbursed (or if none of the foregoing is applicable, in Dollars)), in Same Day Funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 11:00 a.m. Pacific time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower Representative shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the applicable Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. If the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)            Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2            Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a) and 2.4(e) shall be made from the applicable Class of Revolving Lenders, each payment of the fees under Section 3.5(b), the first sentence of Sections 3.5(c), and 3.5(e) shall be made for the account of the Revolving Lenders of the applicable Class, and each termination or reduction of the amount of the applicable Class of Revolving Commitments under Section 2.13 shall be applied to the respective Class of Revolving Commitments of the applicable Class of Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments of such Class; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders of the applicable Class pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans of such Class held by them; provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Class of Revolving Loans the outstanding principal amount of the Revolving Loans of such Class shall not be held by the Revolving Lenders of such Class pro rata in accordance with their respective Revolving Commitments of such Class in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans of such Class in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans of such Class being held by the Revolving Lenders of such Class pro rata in accordance with such respective Revolving Commitments; (c) [reserved]; (d) [reserved]; (e) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders; (f) the Conversion and Continuation of Loans of a particular Type and Class (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class and the then current Interest Period for each such Lender’s portion of each such Loan of such Type and Class shall be coterminous; (g) each prepayment of principal of Bid Rate Loans pursuant to Section 2.9(b)(iv) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender, (h) the Tranche 1 Revolving A Lenders’ participation in, and payment obligations in respect of, Letters of Credit and Swingline Loans issued in connection with the Tranche 1 Revolving A Commitments under Sections 2.4 and 2.5, respectively, shall be in accordance with their respective Tranche 1 Revolving A Commitment Percentages and (i) the Tranche 1 Revolving B Lenders’ participation in, and payment obligations in respect of, Letters of Credit and Swingline Loans issued in connection with the Tranche 1 Revolving B Commitments under Sections 2.4 and 2.5, respectively, shall be in accordance with their respective Tranche 1 Revolving B Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3            Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan of a Class made by it to any Borrower under this Agreement or shall obtain payment on any other Obligation owing by any Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of any Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders of the same Class in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders of such Class participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class made by the other Lenders of such Class or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders of such Class shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders of such Class shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Lender of such Class so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders of such Class may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans of such Class in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Borrower.

Section 3.4            Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5            Fees.

(a)            Closing Fee. On the Effective Date, the Borrowers agree to pay to the Administrative Agent, the Joint Lead Arrangers and each Lender all fees as have been agreed to in writing by the Borrowers, the Administrative Agent and the Joint Lead Arrangers.

(b)            Revolving Facility Fees. During the period from the Effective Date to but excluding the applicable Revolving Termination Date for such Class of Revolving Loans, the Borrowers agree to pay to the Administrative Agent for the account of the Revolving Lenders of each Class of Revolving Loans a facility fee in Dollars equal to the daily aggregate amount of the Revolving Commitments of such Class (whether or not utilized) times a rate per annum equal to the Applicable Revolving Facility Fee. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the applicable Revolving Termination Date or any earlier date of termination of the Revolving Commitments of such Class or reduction of the Revolving Commitments of such Class to zero. Each Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Revolving Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

(c)            Letter of Credit Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Tranche 1 Revolving A Lender and each Tranche 1 Revolving B Lender, as applicable, a letter of credit fee in Dollars at a rate per annum equal to the Applicable Margin for the applicable Class of Tranche 1 Revolving Loans that are RFR Loans times the daily average Stated Amount of each Letter of Credit issued under the applicable Class of Tranche 1 Revolving Commitments for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided, however, that notwithstanding anything to the contrary contained herein, during any period that the Post-Default Rate is payable in accordance with Section 2.6(a), such letter of credit fees shall accrue at the rate per annum equal to the Applicable Margin for the applicable Class of Tranche 1 Revolving Loans that are RFR Loans as set forth above plus 2.00% per annum. In addition to such fees, the Borrowers shall pay to each Issuing Bank solely for its own account, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $500. The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the applicable Revolving Termination Date, (iii) in the case of any Letter of Credit issued under the Tranche 1 Revolving A Commitments, on the date the Tranche 1 Revolving A Commitments are terminated or reduced to zero, (iv) in the case of any Letter of Credit issued under the Tranche 1 Revolving B Commitments, on the date the Tranche 1 Revolving B Commitments are terminated or reduced to zero and (v) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrowers shall pay directly to the applicable Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d)           Bid Rate Loan Fees. The Borrowers agree to pay to the Administrative Agent such fees for services rendered by the Administrative Agent in connection with the Bid Rate Loans as shall be separately agreed upon between any Borrower and the Administrative Agent.

(e)           Revolving Extension Fee. Each time the Borrower Representative exercises its right to extend (i) the Revolving A Termination Date in accordance with Section 2.14, the Borrowers shall pay to the Administrative Agent for the account of each Revolving A Lender a fee in Dollars equal to five-eightieths of one percent (0.0625%) of the amount of such Revolving A Lender’s Revolving A Commitment (whether or not utilized) and (ii) the Revolving B Termination Date in accordance with Section 2.14, the Borrowers shall pay to the Administrative Agent for the account of each Revolving B Lender a fee in Dollars equal to five-eightieths of one percent (0.0625%) of the amount of such Revolving B Lender’s Revolving B Commitment (whether or not utilized). Such fee shall be paid to the Administrative Agent prior to, and as a condition to, such extension.

(f)            Administrative and Other Fees. The Borrowers agree to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrowers and the Administrative Agent.

Section 3.6            Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan denominated in Dollars, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed. All computations of interest for Revolving Loans denominated in Sterling, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Canadian Dollars and any other Foreign Currency where the practice in the relevant foreign market is to compute interest on the basis of a year of 365 or 366 days, as the case may be, shall, in each case, be computed on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days elapsed. All computations of interest on Revolving Loans denominated in Yen or any other Foreign Currency where the practice in the relevant foreign market is to compute interest on the basis of a year of 360 days shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7            Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower Representative shall notify the respective Lender in writing that such Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrowers not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrowers under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon any Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.6(a)(i) through (vi) and with respect to Swingline Loans, in Section 2.5(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, ticking fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8            Statements of Account; Bill Lead Date Request.

(a)            The Administrative Agent will account to the Borrower Representative monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and, subject to the entries in the Register, which shall be controlling, such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrowers absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge any Borrower from any of its Obligations.

(b)            By written notice to the Administrative Agent, the Borrower Representative may request to receive monthly billings on a date (the “Bill Lead Date”) that is prior to the first day of a month. The Administrative Agent will submit to the Borrower Representative monthly billings, which will consist of the actual interest and principal due through the Bill Lead Date plus projected interest and principal due through the balance, if any, of such month. Any necessary adjustments in the applicable interest rate and/or principal payments due or made between a Bill Lead Date and the end of a month will be reflected as an additional charge (or credit) in the billing for the next following month. Neither the failure of the Administrative Agent to submit a Bill Lead Date billing nor any error in any such billing will excuse any Borrower’s obligation to make full payment of all amounts due under this Agreement. In its sole discretion, the Administrative Agent may cancel or modify the terms of such request which cancellation or modification will be effective upon written notification to the Borrower Representative. Should the Borrower Representative request a Bill Lead Date, the Administrative Agent shall not be required to prepare a month end invoice.

Section 3.9            Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders and Requisite Class Lenders and in Section 13.7.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Tranche 1 Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lender hereunder; third, in the case of a Defaulting Lender that is a Tranche 1 Revolving Lender, to Cash Collateralize the Issuing Banks’ and the Swingline Lender’s Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of a Defaulting Lender that is a Tranche 1 Revolving Lender, Cash Collateralize the Issuing Banks’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and L/C Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and, as applicable, funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the applicable Tranche 1 Revolving Lenders pro rata in accordance with their respective applicable Tranche 1 Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees.

(i)             Each Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) in the case of a Defaulting Lender which is a Tranche 1 Revolving Lender, its Tranche 1 Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(ii)            Each Defaulting Lender that is a Tranche 1 Revolving Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Tranche 1 Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)           With respect to any Fee not required to be paid to any Defaulting Lender that is a Revolving Lender pursuant to the immediately preceding clause (ii) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that is a Tranche 1 Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender that is a Tranche 1 Revolving Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank the amount of any such Fee otherwise payable to such Defaulting Lender that is a Tranche 1 Revolving Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)           Reallocation of Participations to Reduce Fronting Exposure. In the case of a Defaulting Lender that is a Tranche 1 Revolving Lender of any Class, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans of a particular Class shall be reallocated among the Non-Defaulting Lenders that are Tranche 1 Revolving Lenders of such Class in accordance with their respective Tranche 1 Revolving Commitment Percentages of such Class (determined without regard to such Defaulting Lender’s Tranche 1 Revolving Commitment of such Class) but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate Tranche 1 Revolving Credit Exposure of such Class of any Non-Defaulting Lender that is a Tranche 1 Revolving Lender of such Class to exceed such Non-Defaulting Lender’s Tranche 1 Revolving Commitment of such Class. Subject to Section 13.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Tranche 1 Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)            Cash Collateral; Repayment of Swingline Loans.

(i)             If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay (unless otherwise agreed in writing by the Swingline Lender) Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s and, to the extent any amount remains outstanding after payment pursuant to the immediately preceding clause (x), the Swingline Lender’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)            At any time that there shall exist a Defaulting Lender that is a Tranche 1 Revolving Lender, within 1 Business Day following the written request of the Administrative Agent, the Swingline Lender or any Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize such Issuing Bank’s and/or Swingline Lender's Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank and/or Swingline Lender, as applicable, with respect to Letters of Credit issued by such Issuing Bank or Swingline Loans made by such Swingline Lender and, in each case, outstanding at such time.

(iii)           Each Borrower, and to the extent provided by any Defaulting Lender that is a Tranche 1 Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks and the Swingline Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligation of Defaulting Lenders that are Tranche 1 Revolving Lenders to fund participations in respect of Letter of Credit Liabilities and Swingline Loans, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, Swingline Lender and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks and Swingline Lenders with respect to Letters of Credit and Swingline Loans issued and outstanding at such time, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender that is a Tranche 1 Revolving Lender).

(iv)           Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the obligation of a Defaulting Lender that is a Tranche 1 Revolving Lender to fund participations in respect of Letter of Credit Liabilities and/or Swingline Loans, as applicable, for which the Cash Collateral (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)            Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ or Swingline Lender’s, as applicable, Fronting Exposures shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Tranche 1 Revolving Lender), or (y) the determination by the Administrative Agent, Swingline Lender and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and to the extent that such Cash Collateral was provided by a Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)            Defaulting Lender Cure. If the Borrower Representative and the Administrative Agent, and solely in the case of a Defaulting Lender that is a Tranche 1 Revolving Lender, the Swingline Lender and the Issuing Banks, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, the Revolving Loans of the applicable Class and, in the case of any Defaulting Lender that is a Tranche 1 Revolving Lender, funded and unfunded participations in Letters of Credit and Swingline Loans, to be held pro rata by the Revolving Lenders of the applicable Class in accordance with their respective Revolving Commitment Percentages of such Class (determined without giving effect to the immediately preceding subsection (d)); provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)           New Swingline Loans/New Letters of Credit. So long as any Tranche 1 Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is reasonably satisfied pursuant to Sections 3.9(d) and (e) or otherwise that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)            Purchase of Defaulting Lender’s Commitment; Termination of Defaulting Lender.

(i)            During any period that a Lender is a Defaulting Lender, the Borrower Representative may, by the Borrower Representative giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Revolving Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Revolving Commitments and Loans via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower Representative of its rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

(ii)           The Borrower Representative may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than 15 Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 3.9(b) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (A) no Event of Default shall have occurred and be continuing, and (B) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.

Section 3.10          Taxes.

(a)            Issuing Banks and the Swingline Lender. For purposes of this Section, the term “Lender” includes each Issuing Bank and Swingline Lender and the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrowers. Each Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it (within 10 days after written demand therefor) for the payment of, any Other Taxes.

(d)            Indemnification by the Borrowers. Each Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, such Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Recipient that is entitled to an exemption from or reduction of withholding Tax (excluding a UK Tax Deduction) with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)            Without limiting the generality of the foregoing:

(A)          any Recipient that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit S-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)          to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-2 or Exhibit S-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit S-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an electronic copy (or an original if requested by the Borrower Representative or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(E)           The Administrative Agent (including any successor Administrative Agent) shall assume primary U.S. withholding, backup withholding and information reporting obligations with respect to all Loans made pursuant to this Agreement. If any successor Administrative Agent is not a U.S. Person, it shall deliver two duly completed copies of IRS Form W-8ECI (with respect to any payments to be received on its own behalf) and IRS Form W-8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Loan Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Loan Parties can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             United Kingdom Requirements.

(i)            Subject to sub-paragraph (ii) below, a UK Treaty Lender (or a Lender which would be a UK Treaty Lender upon the completion of any necessary procedural formalities) and each Withholding Agent which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Withholding Agent to obtain authorization to make that payment without a UK Tax Deduction.

(ii)           Each UK Treaty Lender (or a Lender which would be a UK Treaty Lender upon the completion of any necessary procedural formalities):

(A)         which is a Lender as at the date of this Agreement and that holds a passport under the UK DTTP Scheme, and which wishes that scheme to apply to this Agreement, shall confirm its UK DTTP Scheme reference number and its jurisdiction of tax residence opposite its name on Schedule 1; and

(B)          that becomes a Lender after the date of this Agreement and that holds a passport under the UK DTTP Scheme, and which wishes that scheme apply to such Lender’s participation in this Agreement, shall confirm its UK DTTP Scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a party hereto as a Lender, and in each case under (A) and (B) above, having done so, that Lender shall be under no further obligation pursuant to sub-paragraph (i) above.

(iii)          If a Lender has confirmed its UK DTTP Scheme reference number and its jurisdiction of tax residence in accordance with sub-paragraph (i)(ii) above and:

(A)          the UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or

(B)          the UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but:

(I)            that UK Borrower DTTP Filing has been rejected by HMRC;

(II)           HMRC has not given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 60 days of the date of the UK Borrower DTTP Filing; or

(III)            HMRC has given authority for the UK Borrower to make payments to that Lender without a UK Tax Deduction but such authority has subsequently been revoked, suspended or expired,

and in each case, the UK Borrower has notified that Lender in writing, then the applicable Lender shall co-operate with the UK Borrower in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(iv)         If a Lender has not confirmed its UK DTTP Scheme reference number and jurisdiction of tax residence in accordance with sub-paragraph (i)(ii) above, no Withholding Agent shall make an UK Borrower DTTP Filing or file any other form relating to the UK DTTP Scheme in respect of a Commitment by such Lender or its participation in any advance unless the Lender otherwise agrees.

(v)           The UK Borrower shall, promptly on making any UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)          A UK Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the applicable UK Tax Confirmation.

(vii)         If the Administrative Agent receives a UK Tax Confirmation from a UK Non-Bank Lender it shall promptly provide a copy of such UK Tax Confirmation to the UK Borrower.

(viii)        The UK Borrower shall upon becoming aware that the UK Borrower must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent upon becoming aware that a Withholding Agent must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction). If the Administrative Agent receives such notification from a Lender, it shall promptly notify the UK Borrower.

(j)            Lender Status Confirmation.

(i)            Each Lender which becomes a party after the date of this Agreement shall indicate in the documentation which it executes on becoming a party, which of the following categories it falls into: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender); or (C) a UK Treaty Lender (or a Lender which would be a UK Treaty Lender upon the completion of any necessary procedural formalities).

(ii)            If a Lender fails to indicate its status in respect of the UK Borrower in accordance with paragraph (j)(i) above, then such Lender shall be treated for the purposes of this Agreement (including by each Withholding Agent) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which categories apply (and the Administrative Agent, upon receipt of such notification, shall promptly inform the UK Borrower). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of such Lender to comply with this clause 3.10(j).

(k)            VAT.

(i)            All amounts expressed to be payable under any Loan Document by any party to any Lender Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender Party to any party under any Loan Document and:

(A)          such Lender Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Lender Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender Party shall promptly provide an appropriate VAT invoice to such party); or

(B)           if such party is required to directly account for such VAT under the reverse charge procedure provided for by article 44 of the Council Directive 2006/112/EC, or section 7A of the Value Added Tax Act 1994 of the United Kingdom, in each case, as amended, or any relevant VAT provisions of the jurisdiction in which such party received such supply, then such party shall account for the VAT at the appropriate rate (and the relevant Lender Party must promptly provide an appropriate VAT invoice to such party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).

(ii)            If VAT is or becomes chargeable on any supply made by any Lender Party (the “VAT Supplier”) to any other Lender Party (the “VAT Recipient”) under any Loan Document, and any party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the VAT Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(A)          where the VAT Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the VAT Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT. The VAT Recipient must (where this sub-paragraph (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)           where the VAT Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)           Where any Loan Document requires any party to reimburse or indemnify a Lender Party for any cost or expense in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)          Any reference in this Section 3.10(k) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, including, for the avoidance of doubt, in accordance with section 43 of the UK Value Added Tax Act 1994) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)           In relation to any supply made by a Lender Party to any party under a Loan Document, if reasonably requested by such Lender Party, that party must as promptly as reasonably practicable provide such Lender Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender Party’s VAT reporting requirements in relation to such supply.

(l)            Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV.
Eligibility of Properties

Section 4.1            Existing Unencumbered Assets.

As of the Effective Date, the parties hereto acknowledge and agree that the Properties listed on Schedule 4.1 are Unencumbered Assets as of March 31, 2026. On any date of determination, each Property that satisfies the definition of Unencumbered Asset shall be deemed to be included as an Unencumbered Asset, unless such Property has been excluded pursuant to the terms of Section 4.2 below.

Section 4.2            Termination of Designation as Unencumbered Asset.

A Property shall cease to be included as an Unencumbered Asset for purposes of this Agreement if either (i) such Property ceases to satisfy the requirements of the definition of the term “Unencumbered Assets” applicable to it (with the termination effective immediately) or (ii) such Property is noted to have been removed as an Unencumbered Asset in a notice by the Borrower Representative to the Administrative Agent. Notwithstanding the foregoing, no Property will be terminated as an Unencumbered Asset if (i) a Default or Event of Default exists or (ii) a Default or Event of Default would exist immediately after such Property is terminated as an Unencumbered Asset.

Article V.
Yield Protection, Etc.

Section 5.1            Additional Costs; Capital Adequacy.

(a)            Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)           Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrowers shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any Loans or its obligation to make any Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Revolving Commitments (other than any amounts included in the determination of “Adjusted Eurocurrency Rate” in the definition thereof) (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)            changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any Loans or its Revolving Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and Connection Income Taxes);

(ii)           imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on Eurocurrency Rate Loans or SOFR Margin Loans is determined to the extent utilized when determining “Adjusted Eurocurrency Rate” or “SOFR Margin” for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Revolving Commitments of such Lender hereunder); or

(iii)           imposes on any Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)            Lender’s Suspension of Eurocurrency Rate Loans, SOFR Margin Loans and RFR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans, SOFR Margin Loans or RFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Eurocurrency Rate Loans, SOFR Margin Loans or RFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower Representative (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, Eurocurrency Rate Loans or RFR Loans and/or the obligation of a Tranche 1 Revolving Lender that has outstanding a Bid Rate Quote to make SOFR Margin Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d)            Additional Costs in Respect of Letters of Credit. Without limiting the obligations of any Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (g) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Tranche 1 Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by such Issuing Bank or any Tranche 1 Revolving Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrowers shall pay immediately to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)            Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower Representative (and in the case of an Issuing Bank and/or a Lender, to notify the Administrative Agent) in writing of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank or any Lender to give such notice shall not release any Borrower from any of its obligations hereunder; provided, further, that no Borrower shall be required to compensate the Administrative Agent, an Issuing Bank or a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Administrative Agent, such Issuing Bank or such Lender, as the case may be, notifies the Borrower Representative of the Regulatory Change giving rise to such increased costs or reductions, and of the intention of the Administrative Agent, such Issuing Bank or such Lender to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the US Borrower (and in the case of an Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall, provided that such determinations are made on a reasonable basis and in good faith, be conclusive and binding for all purposes, absent manifest error. The Borrowers shall pay the Administrative Agent, such Issuing Bank and/or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.2            Changed Circumstances.

(a)            Circumstances Affecting Eurocurrency Rate, Adjusted Daily Simple RFR and Term RFR Availability.

(i)           Subject to clause (c) below, in connection with any RFR Loan, a request therefor, a conversion to or continuation thereof or otherwise, if for any reason (A) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple RFR pursuant to the definition thereof or (y) if Term RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Term RFR for the applicable Interest Period with respect to a proposed Term RFR Loan on or prior to the first day of such Interest Period, (B) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange markets with respect to an applicable Foreign Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (C) the Requisite Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that (x) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (y) if Term RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in the case of (x) or (y), the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower Representative. Upon notice thereof by the Administrative Agent to the Borrower Representative, any obligation of the Lenders to make RFR Loans in each such Currency, and any right of any Borrower to convert any Loan in each such Currency (if applicable) or continue any Loan as an RFR Loan in each such Currency, shall be suspended (to the extent of the affected RFR Loans or, in the case of Term RFR Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (C), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans in each such affected Currency (to the extent of the affected RFR Loans or, in the case of Term RFR Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected RFR Loan in Dollars, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for a borrowing of an affected RFR Loan in a Foreign Currency, then such request shall be ineffective and (B)(I) any outstanding affected RFR Loans denominated in Dollars will be deemed to have been converted into Base Rate Loans immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans denominated in a Foreign Currency, at the Borrower Representative’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrower Representative by the date that is three Business Days after receipt by the Borrower Representative of such notice or, in the case of Term RFR Loans, the last day of the current Interest Period for the applicable RFR Loan, if earlier, the Borrower Representative shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.4.

(ii)            Subject to clause (c) below, in connection with any Eurocurrency Rate Loan, a request therefor, a continuation thereof or otherwise, if for any reason (A) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the London or other applicable offshore interbank market for the applicable Currency, amount and Interest Period of such Loan, (B) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to the applicable Foreign Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (C) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Currency and Interest Period, including because the Screen Rate for the applicable Currency is not available or published on a current basis, or (D) the Requisite Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and shall have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower Representative. Upon notice thereof by the Administrative Agent to the Borrower Representative, any obligation of the Lenders to make Eurocurrency Rate Loans in each such Currency, and any right of any Borrower to continue any Loan as a Eurocurrency Rate Loan in each such Currency, shall be suspended (to the extent of the affected Eurocurrency Rate Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (D), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (A) any pending request for a borrowing of or continuation of Eurocurrency Rate Loans in each such affected Currency (to the extent of the affected Eurocurrency Rate Loans or the affected Interest Periods) shall be ineffective and (B) any outstanding affected Eurocurrency Rate Loans denominated in a Foreign Currency, at the Borrower Representative’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower Representative by the date that is the earlier of (x) the date that is three Business Days after receipt by the Borrower Representative of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the Borrower Representative shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.4.

(iii)           If for any reason, any Tranche 1 Revolving Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan reasonably determines (which determination shall be conclusive absent manifest error) that Adjusted Term SOFR will not adequately and fairly reflect the cost to such Tranche 1 Revolving Lender of making or maintaining such SOFR Margin Loan, no Tranche 1 Revolving Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan shall be under any obligation to make such Loan.

(b)            [Reserved].

(c)            Benchmark Replacement Setting.

(i)            Benchmark Replacement.

(A)         Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, with respect to any Benchmark, the Administrative Agent and the Borrower Representative may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower Representative so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Class Lenders of each applicable Class. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.2(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(B)          Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term RFR Transition Date has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark consisting of an Adjusted Daily Simple RFR (including an Adjusted Daily Simple RFR implemented as a Benchmark Replacement pursuant to Section 5.2(c)(i)(A)) for the applicable Currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark for the applicable Currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this Section 5.2(c)(i)(B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term RFR Notice with respect to the applicable Term RFR Transition Event. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term RFR Notice after a Term RFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time in its reasonable discretion in consultation with the Borrower Representative and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(c).

(iv)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including any Term RFR, EURIBOR, TIBOR, BBSY, TIIE Rate, HKIOR, SIOR, NIOR, CIOR, BBRBR or WIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)          Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower Representative may revoke any pending request for a borrowing of, conversion to or continuation of RFR Loans or Eurocurrency Rate Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected RFR Loans denominated in Dollars, if applicable, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (II) in the case of any request for any affected RFR Loan or Eurocurrency Rate Loan, in each case, in a Foreign Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected RFR Loans denominated in Dollars, if applicable, will be deemed to have been converted into Base Rate Loans immediately or, in the case of Term RFR Loans, at the end of the applicable Interest Period and (II) any outstanding affected RFR Loans or Eurocurrency Rate Loans, in each case, denominated in a Foreign Currency, at the Borrower Representative’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Term RFR Loans or Eurocurrency Rate Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Loan, if no election is made by the Borrower Representative by the date that is three Business Days after receipt by the Borrower Representative of such notice, the Borrower Representative shall be deemed to have elected clause (1) above; provided, further that, with respect to any Eurocurrency Rate Loan or Term RFR Loan, if no election is made by the Borrower Representative by the earlier of (x) the date that is three Business Days after receipt by the Borrower Representative of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan or Term RFR Loan, the Borrower Representative shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.4. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(d)            Foreign Currencies. If any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Administrative Agent (i) such currency no longer being readily available, freely transferable and convertible into Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency, (iii) such currency being impracticable for the Lenders to loan or (iv) such currency no longer being a currency in which the Requisite Lenders are willing to make, Continue or Convert Loans (each of clauses (i), (ii), (iii) and (iv), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower Representative, and such currency shall no longer be a Foreign Currency (including a Tranche 1 Currency or Tranche 2 Currency) until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Loans denominated in such currency to which the Disqualifying Event(s) apply or convert such Loans into the Dollar Equivalent in Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.

Section 5.3            Illegality.

If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Daily Simple RFR Loan, Term RFR Loan or Eurocurrency Rate Loan, or to determine or charge interest based upon any applicable RFR, Adjusted Daily Simple RFR, Term RFR, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower Representative and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower Representative that such circumstances no longer exist, (i) any obligation of the Lenders to make RFR Loans or Eurocurrency Rate Loans, as applicable, in the affected Currency or Currencies, and any right of the Borrowers to convert any Loan denominated in Dollars to an RFR Loan or continue any Loan as an RFR Loan or a Eurocurrency Rate Loan, as applicable, in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all RFR Loans denominated in Dollars to Base Rate Loans or (B) convert all RFR Loans or Eurocurrency Rate Loans denominated in an affected Foreign Currency to Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), (I) with respect to Daily Simple RFR Loans, on the next interest payment date therefor, if all affected Lenders may lawfully continue to maintain such Daily Simple RFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Daily Simple RFR Loans to such day or (II) with respect to Eurocurrency Rate Loans or Term RFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Eurocurrency Rate Loans or Term RFR Loans, as applicable, to such day, or immediately, if any Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or Term RFR Loans, as applicable, to such day. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.4.

Section 5.4            Compensation.

The Borrowers shall pay to the Administrative Agent for the account of each Lender, within 10 days following the written request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)           any payment or prepayment (whether mandatory or optional) of a Eurocurrency Rate Loan, a Term RFR Loan or a Bid Rate Loan, or Conversion of a Eurocurrency Rate Loan or Term RFR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by the applicable Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a Eurocurrency Rate Loan, a Term RFR Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a Eurocurrency Rate Loan or Term RFR Loan or Continue a Eurocurrency Rate Loan or Term RFR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a Eurocurrency Rate Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Eurocurrency Rate Loan for the remainder of the Interest Period at the rate applicable to such Eurocurrency Rate Loan, less (B) the amount of interest that would accrue on the same Eurocurrency Rate Loan for the same period if the Adjusted Eurocurrency Rate were set on the date on which such Eurocurrency Rate Loan was repaid, prepaid or Converted or the date on which the applicable Borrower failed to borrow, Convert or Continue such Eurocurrency Rate Loan, as applicable, calculating present value by using as a discount rate the applicable Eurocurrency Rate quoted on such date, (ii) in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Bid Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties and (iii) in the case of a Term RFR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Term RFR Loan for the remainder of the Interest Period at the rate applicable to such Loan, less (B) the amount of interest that would accrue on the same Term RFR Loan for the same period if the applicable Term RFR were set on the date on which such Term RFR Loan was repaid or prepaid or the date on which the applicable Borrower failed to borrow or Continue such Term RFR Loan, as applicable, calculating present value by using as a discount rate the applicable Term RFR quoted on such date; provided, that any such compensation shall, for the avoidance of doubt, in no event include any lost profit. Upon the Borrower Representative’s request, the Administrative Agent will provide to the Borrower Representative, on behalf of any Lender seeking compensation under this Section, a written statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5            Treatment of Affected Loans.

(a)            If the obligation of any Lender to make or Continue RFR Loans denominated in Dollars or to Convert Base Rate Loans into RFR Loans denominated in Dollars shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s RFR Loans denominated in Dollars shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term RFR Loans or the next interest payment date in the case of such Daily Simple RFR Loans (or, in each case, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower Representative in writing (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives written notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist:

(i)            to the extent that such Lender’s RFR Loans denominated in Dollars have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s RFR Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or Continued by such Lender as RFR Loans denominated in Dollars shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into RFR Loans denominated in Dollars shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives written notice to the Borrower Representative (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), 5.2 or 5.3 that gave rise to the Conversion of such Lender’s RFR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when RFR Loans denominated in Dollars and made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding RFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding RFR Loans denominated in Dollars and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Pro Rata Shares of the applicable Class of Loans.

(b)            If the obligation of a Lender to make SOFR Margin Loans shall be suspended pursuant to Section 5.1(c) or 5.2, then the SOFR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower Representative by written notice with a copy to the Administrative Agent.

(c)            If the obligation of any Revolving Lender to make or Continue Eurocurrency Rate Loans or RFR Loans of a particular Foreign Currency shall be suspended pursuant to Section 5.1(c), 5.2 or 5.3 then such Revolving Lender’s Eurocurrency Rate Loans or RFR Loans of such Foreign Currency so affected shall be automatically (unless otherwise determined by the Administrative Agent) exchanged to Dollars at the Spot Rate and Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Loans (or, in the case required by Section 5.1(c), 5.2 or 5.3 on such earlier date as such Revolving Lender or the Administrative Agent, as applicable, may specify to the Borrower Representative in writing (with a copy to the Administrative Agent, as applicable)).

Section 5.6            Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, or is a Lender that sold a participation to a Participant that requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, (b) (i) the obligation of any Lender to make Eurocurrency Rate Loans or RFR Loans or to Continue, or to Convert Base Rate Loans into, Eurocurrency Rate Loans or RFR Loans shall be suspended pursuant to Section 5.1(c), 5.2 or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (ii) the obligation of any Revolving Lender to make or to Continue Foreign Currency Rate Loans in a particular Currency shall be suspended pursuant to Section 5.1(c), 5.2 or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender becomes a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower Representative may either (i) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Revolving Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee or (ii) pay to the Affected Lender the aggregate principal balance of the Loans then owing to the Affected Lender, plus the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus any accrued but unpaid interest and accrued but unpaid fees owing to the Affected Lender (or such other amount as may be mutually agreed upon by the Borrower Representative and such Affected Lender), and by written notice to such Affected Lender, terminate such Affected Lender’s Revolving Commitment, whereupon the Affected Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents (but shall continue to be entitled to the benefits of Sections 3.10, 5.1, 5.4, 13.3 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such payment). Each of the Administrative Agent, the Borrowers and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower Representative of its rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders; provided, however, that notwithstanding anything to the contrary in this Agreement, the Borrowers shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Borrower Representative’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrowers’ obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Section 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement. In connection with any such assignment under this Section 5.6, such Affected Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption; provided that such Affected Lenders’ failure to execute an Assignment and Assumption within five Business Days after written request by the Borrower Representative shall not prevent the effectiveness of such assignment.

Section 5.7            Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.10, 5.1 or 5.3 to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8            Assumptions Concerning Funding of Eurocurrency Rate Loans, Term RFR Loans and SOFR Margin Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded Eurocurrency Rate Loans, Term RFR Loans or SOFR Margin Loans, as applicable, through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Eurocurrency Rate Loans, Term RFR Loans or SOFR Margin Loans, in an amount equal to the amount of the Eurocurrency Rate Loans, Term RFR Loans or SOFR Margin Loans and having a maturity comparable to the relevant Interest Period, as applicable; provided, however, that each Lender may fund each of its Eurocurrency Rate Loans, Term RFR Loans and SOFR Margin Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article VI.
Conditions Precedent

Section 6.1            Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)            The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)            counterparts of this Agreement executed by each of the parties hereto;

(ii)           Revolving Notes and Bid Rate Notes (or, in each case, replacement Notes, as the case may be) executed by each Borrower and the Swingline Note executed by the US Borrower, payable to each applicable Lender (including any Designated Lender, if applicable, but excluding any Lender that has requested that it not receive Notes) and complying with the terms of Section 2.12(a);

(iii)           an opinion of outside counsel to the Borrowers and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may request;

(iv)          copies of the certificate or articles of incorporation or formation, the memorandum and articles of association, articles of organization, constitutional documents, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Person (or in the case of any Loan Party other than a Borrower, any other date acceptable to the Administrative Agent so long as such organizational documents are certified as of the Effective Date by the Secretary or Assistant Secretary (or other individual performing similar functions) of the applicable Loan Party);

(v)           a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State (or other individual performing similar functions) of the state of formation or jurisdiction of incorporation of each such Person;

(vi)          a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower Representative, authorized to execute and deliver on behalf of the applicable Borrower Notices of Revolving Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(vii)         copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (1) the by-laws of such Loan Party, if a corporation, the operating agreement or constitutional documents, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (2) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(viii)        a Closing Certificate substantially in form of Exhibit U, executed on behalf of each Borrower by an authorized officer of such Borrower;

(ix)           a Disbursement Instruction Agreement effective as of the Agreement Date;

(x)            a pro forma Compliance Certificate prepared as of March 31, 2026;

(xi)           evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Joint Lead Arrangers and any of the Lenders, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, have been paid; and

(xii)          such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b)            there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the US Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders by or on behalf of the US Borrower prior to the Agreement Date in connection with the transactions contemplated by this Agreement that has had or could reasonably be expected to result in a Material Adverse Effect;

(c)            no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which is reasonably likely to be adversely determined, and, if adversely determined, could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(d)            each Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(e)            each Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender at least 2 Business Days prior to the Agreement Date in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act;

(f)            each Borrower and each other Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Loan Party or such Subsidiary, in each case, at least five (5) Business Days prior to the Effective Date; and

(g)           all outstanding “Revolving Loans” under and as defined in the Existing Credit Agreement shall have been repaid in full (which, for the avoidance of doubt, may be repaid with one or more Revolving Loans under this Agreement) or converted, reallocated or continued as Revolving Loans hereunder in accordance with Section 2.1(e).

Section 6.2            Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) Lenders to make any Loans and (ii) the Issuing Banks to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.7; (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Revolving Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit and (d) in the case of a Revolving Loan to be denominated in a Foreign Currency, such relevant Foreign Currency shall be readily available and freely transferable and convertible to Dollars and there shall not have occurred any change in national or international financial, political, or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent would make it impracticable for such Foreign Currency Rate Loans to be made. Each Credit Event shall constitute a certification by each Borrower to the effect set forth in the preceding sentence as of the date of the occurrence of such Credit Event. In addition, each Borrower shall be deemed to have represented to the Administrative Agent, the Issuing Banks and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in Section 6.1, solely in the case of the initial Loan made or Letter of Credit issued hereunder, whichever occurs first, and in this Section, in the case of the making of all Loans and the issuance of all Letters of Credit have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the applicable Lenders in accordance with the terms of this Agreement have been satisfied.

Article VII.
Representations and Warranties

Section 7.1            Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, each Loan Party represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a)            Organization; Power; Qualification. Each of the Loan Parties and their Subsidiaries (i) is a corporation, limited liability company, partnership or other legal entity, duly organized, incorporated or formed, validly existing and in good standing (to the extent applicable under the laws of its jurisdiction of incorporation or formation) under the jurisdiction of its incorporation or formation, (ii) has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and (iii) is duly qualified and is in good standing as a foreign corporation, limited liability company, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in the case of clauses (i) (other than with respect to each Borrower and any other Loan Party), (ii) and (iii) where the failure to be so organized or formed, to be in good standing, to have such power and authority or to be qualified or authorized could not reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)            Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the US Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the US Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, any such Person. Part II of Schedule 7.1(b) correctly sets forth, as of the Agreement Date, all Unconsolidated Affiliates of the US Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the US Borrower.

(c)            Authorization of Loan Documents and Borrowings. Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Each Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which any Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally (whether in a proceeding at law or in equity).

(d)            Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) in any material respect relating to any Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, articles of association or the bylaws of any Borrower or the organizational or governing documents of any Loan Party, or any material indenture, agreement or other instrument to which any Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e)            Compliance with Law; Governmental Approvals. Each of the Loan Parties and their Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Title to Properties; Liens. Schedule 4.1 is, as of March 31, 2026, a complete and correct listing of all Unencumbered Assets. Each Loan Party and each Subsidiary has good, marketable (in the case of real property) and legal title to, or a valid leasehold interest in, its respective material assets. No Unencumbered Asset is subject to any Lien other than Permitted Liens.

(g)            Existing Indebtedness; Total Liabilities. Part I of Schedule 7.1(g) is, as of March 31, 2026, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Loan Parties and their Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. Part II of Schedule 7.1(g) is, as of March 31, 2026, a complete and correct listing of all Total Liabilities of the US Borrower, Specified Funds, Unconsolidated Affiliates, the other Loan Parties, and their Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule). The outstanding principal amount of Indebtedness incurred by the US Borrower and its Subsidiaries during the period from March 31, 2026 to and including the Agreement Date would have been permitted under this Agreement if this Agreement were in effect during such period.

(h)            Material Contracts. Schedule 7.1(h) is, as of March 31, 2026, a true, correct and complete listing of all Material Contracts. Copies of any Material Contracts entered into by the US Borrower or any Subsidiary during the period from March 31, 2026 to and including the Agreement Date have been publicly filed by the US Borrower with the SEC. As of the Agreement Date, each of the Loan Parties and their Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract to the extent that the noncompliance therewith would give any other party thereto the right to terminate such Material Contract.

(i)            Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting any Loan Party, any Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(j)            Taxes. All United States federal, material state and other material tax returns of each Loan Party and each Subsidiary required by Applicable Law to be filed have been duly filed, and all material United States federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States federal income tax returns of any Loan Party or any Subsidiary is under a material tax audit. All charges, accruals and reserves on the books of the Loan Parties and their Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP to the extent required under GAAP.

(k)            Financial Statements. The US Borrower has furnished to the Administrative Agent for distribution to the Lenders copies of the audited consolidated balance sheets of the US Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2024 and December 31, 2025, and the related audited consolidated statements of income, equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of KPMG LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved and in all material respects, the consolidated financial position of the US Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes). Neither the US Borrower nor any of its Subsidiaries has as of the date of such financial statements any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)             No Material Adverse Change. Since December 31, 2025, there have been no events, changes, circumstances or occurrences that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.

(m)           ERISA.

(i)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination letter from the IRS or is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the IRS with respect to such prototype plan, or an application for such a letter is currently being processed by the IRS with respect thereto. To the best knowledge of the US Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ii)           With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the financial statements of the applicable Loan Party or other applicable Subsidiary in accordance with FASB ASC 715.

(iii)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the US Borrower, threatened, claims, actions or lawsuits or other action against the US Borrower by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules by the US Borrower or, to the knowledge of the US Borrower, any other fiduciary with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would reasonably be expected to subject any member of any Loan Party or such Subsidiary to a tax on prohibited transactions imposed by Section 502(i) of ERISA or an excise tax imposed by Section 4975 of the Internal Revenue Code.

(n)            Foreign Benefit Plans.

(i)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Foreign Benefit Plan has been established, registered, maintained, operated, administered and funded in compliance with its terms and with applicable Foreign Benefit Law, and all registrations, qualifications, approvals and filings required under applicable Foreign Benefit Law with respect to each Foreign Benefit Plan have been obtained, made and maintained.

(ii)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) all employer and employee contributions, premiums and other payments required to be made to, or in respect of, each Foreign Benefit Plan under the terms thereof or under applicable Foreign Benefit Law have been timely made or, to the extent not yet due, have been accrued and reflected on the financial statements of the applicable Borrower, other Loan Party or other Subsidiary to the extent required by GAAP or other applicable accounting standards, and (ii) each Foreign Benefit Plan that is required to be funded or insured is funded or insured to the extent required by, and in accordance with, applicable Foreign Benefit Law and the terms of such Foreign Benefit Plan, and there exists no material unfunded or underfunded liability with respect to any Foreign Benefit Plan that is not so reflected or accrued.

(iii)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Foreign Plan Event has occurred or is reasonably expected to occur; (ii) there are no pending or, to the best knowledge of the US Borrower, threatened claims, actions, suits, investigations or proceedings (other than routine claims for benefits) by any Governmental Authority, plan participant or beneficiary by, on behalf of or against any Foreign Benefit Plan or any fiduciary, administrator or sponsor thereof; and (iii) none of the US Borrower, any other Loan Party or any other Subsidiary has incurred or is reasonably expected to incur any liability (including any liability to any Governmental Authority, any contingent or secondary liability, or any liability arising in connection with any cross-border, multi-jurisdictional or multiemployer benefit arrangement, or the cessation or curtailment of, withdrawal from, or termination of, any Foreign Benefit Plan) under or with respect to any Foreign Benefit Plan.

(o)            Absence of Defaults. None of the Loan Parties is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any Subsidiary under any agreement (other than this Agreement but, with respect to each Subsidiary of the Loan Parties, including its articles of incorporation or formation, bylaws, partnership agreement, limited liability company agreement or other similar organizational documents) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)            Environmental Laws. In the ordinary course of business, and from time to time, each Loan Party and each Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties. Each Loan Party and each Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the US Borrower’s knowledge, threatened, against any Loan Party or any Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law, except to the extent all such listings taken together could not reasonably be expected to result in a Material Adverse Effect. To the US Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(q)            Investment Company. No Loan Party or any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r)            Margin Stock. No Loan Party or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)            Affiliate Transactions. As of the Agreement Date, except as set forth on Schedule 7.1(r), and as permitted by Section 10.8, no Loan Party or any Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(t)            Intellectual Property. Except for such instances as would not, individually or in the aggregate, have a Material Adverse Effect: (1) each of the Loan Parties and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person; (2) all such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances and (3) no claim has been asserted by any Person with respect to the use of any such Intellectual Property by any Loan Party or any Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(u)            Business. As of the Agreement Date, the Loan Parties and the Subsidiaries are engaged in the business of owning (including directly or through co-investment ventures, funds, joint ventures, partnerships and other arrangements), developing, operating, leasing, buying, selling and managing commercial properties located domestically and internationally which are leased to third party tenants principally, but not exclusively, on a net lease basis, and making commercial real estate related loan investments, mezzanine loan investments, preferred stock investments and debt securities investments (including Mortgage Receivables), together with other business activities reasonably related or incidental thereto (including insurance and other commercial real estate related activities) and reasonable extensions thereof.

(v)            Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except for Fees payable pursuant to the Fee Letter, no other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any Subsidiary ancillary to the transactions contemplated hereby.

(w)           Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements and general economic and general industry data) furnished to the Administrative Agent, any Issuing Bank or any Lender by, on behalf of, or at the direction of, any Loan Party or any Subsidiary, in connection with the negotiation, preparation or execution of this Agreement or delivered hereunder from time to time, when delivered and taken as a whole, together with the information publicly filed by any Loan Party or any of the Subsidiaries with the SEC, does not, taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, in the case of financial statements, present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of any Loan Party or any Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender by or on behalf of any Loan Party or any Subsidiary in connection with this Agreement (including the syndication, negotiation, preparation and execution thereof) were or will be prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, project or anticipated results and assumptions, and such differences may be material).

(x)            Unencumbered Assets. Each of the Properties included in calculations of Unencumbered Asset Value qualifies as an Unencumbered Asset.

(y)            Not Plan Assets; No Prohibited Transactions. None of the assets of the any Loan Party or any Subsidiary constitutes Plan Assets. The execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute, assuming for such purpose that no Lender funds any amount payable by it hereunder with Plan Assets, “prohibited transactions” under ERISA or the Internal Revenue Code.

(z)            Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)            None of the Loan Parties or any Subsidiary, nor any of their respective directors, officers, or, to the knowledge of any Loan Party, such Loan Party’s employees (acting in their capacity as such), Affiliates, agents or representatives acting in connection with this transaction, is a Sanctioned Person or is acting, directly or indirectly, on behalf of a Sanctioned Person. None of (1) the Loan Parties or any Subsidiary, any of their respective directors, officers, or, to the knowledge of any Loan Party, such Loan Party’s employees, or such other Subsidiary, any of their respective Affiliates, or (2) to the knowledge of any Loan Party, any agent or representative of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit, directly or indirectly, from the credit facility, (A) has its assets located in a Sanctioned Country, (B) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (C) directly or indirectly knowingly derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Countries in violation of applicable Sanctions.

(ii)            Each Loan Party and each Loan Party’s respective Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and controlled Affiliates with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii)          Each Loan Party and each Loan Party’s respective Subsidiaries, each director, officer, and to the knowledge of any Loan Party, employee, agent, and Affiliate of the Loan Parties and each such Subsidiary, is, and has been in compliance in all material respects with, all Anti-Corruption Laws and Anti-Money Laundering Laws for the past five years, and has been in compliance with applicable Sanctions since April 24, 2019.

(iv)          No proceeds of any Loans or other extensions of credit hereunder have been lent, contributed, made available, or used, directly or indirectly, by any Loan Party, any Loan Party’s Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 8.8.

(v)           The representations and warranties in this Section 7.1(z) are not being sought by any Lender that is subject to Council Regulation (EC) No 2271/96 and/or Section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) (in connection with Section 4 Paragraph 1 No. 3 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz)) or other similar blocking or anti-boycott laws (collectively, the “Blocking Regulations”) if and to the extent that such representations and warranties would give rise to a violation by such party of the Blocking Regulations.

(aa)           REIT Status. (i) Prior to the Reorganization, the US Borrower qualifies as, and has elected to be treated as, a REIT and (ii) from and after the Reorganization, the REIT Entity qualifies as, and has elected to be treated as, a REIT.

(bb)          Affected Financial Institution. No Loan Party or any Subsidiary is an Affected Financial Institution.

(cc)           Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification, if delivered, is true and correct in all respects.

(dd)          Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither any Loan Party nor any Loan Party’s Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 7.2            Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of a Revolving Termination Date is effectuated pursuant to Section 2.14, the date on which any increase of any Class of Revolving Commitments is effectuated pursuant to Section 2.17 and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or as waived or consented to by the applicable Lenders in accordance with Section 13.7. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

Article VIII.
Affirmative Covenants

For so long as this Agreement is in effect, each Borrower shall comply with the following covenants:

Section 8.1            Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to (i) preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (i) (other than with respect to each Borrower and any other Loan Party) and (ii) where the failure to preserve and maintain its respective existence, rights, franchises, licenses and privileges or to be so authorized and qualified could not reasonably be expected to have a Material Adverse Effect.

Section 8.2            Compliance with Applicable Law.

Each Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and each Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have a Material Adverse Effect.

Section 8.3            Maintenance of Property.

In addition to the requirements of any of the other Loan Documents and except as may otherwise be expressly permitted herein, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve, or cause to be protected and preserved, all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted.

Section 8.4            Conduct of Business.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(t); provided that, for the avoidance of doubt, nothing in this Section 8.4 shall require any Loan Party or any Subsidiary to maintain its respective existence, rights, franchises, licenses and privileges if not required by Section 8.1.

Section 8.5            Insurance.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain, or cause to be maintained, insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts (giving effect to any self-insurance) as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower Representative shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6            Payment of Taxes and Claims.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge, or cause to be paid and discharged, when due (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien (other than a Lien not resulting in an Event of Default under Section 11.1(h)) on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP to the extent required by GAAP.

Section 8.7            Books and Records; Inspections.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower Representative), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrowers shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. Each Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrowers (or any of them), any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender in accordance with the terms of this Section.

Section 8.8            Use of Proceeds.

Each Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by any Loan Party, any Subsidiary, any Specified Fund or any Unconsolidated Affiliate; (b) to finance acquisitions and equity and debt investments otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Loan Parties, the Subsidiaries, the Specified Funds and the Unconsolidated Affiliates (including scheduled amortization payments on Indebtedness); (d) to provide for the general working capital needs of the Loan Parties, the Subsidiaries, the Specified Funds and the Unconsolidated Affiliates and for other general corporate purposes of the Loan Parties, the Subsidiaries, the Specified Funds and the Unconsolidated Affiliates (including dividends, distributions and stock repurchases otherwise permitted under this Agreement); and (e) to repay all or any portion of the Existing Credit Agreement. The Borrowers shall only use Letters of Credit for the same purposes for which they may use the proceeds of Loans. The Borrowers shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds, or any Letter of Credit, to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however that, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Loan Parties may use proceeds of the Loans to purchase outstanding shares of common Equity Interests and Preferred Stock (to the extent such payments are permitted by Section 10.1(c)) so long as such use will not result in any of the Loans, Letters of Credit or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. No Borrower will request any Loan, and no Loan Party shall, and the Borrowers shall ensure that their Subsidiaries and their or their respective directors, officers, employees and agents shall not, use, lend, contribute, or otherwise make available the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of, with, or for the benefit of any Sanctioned Person, or in any Sanctioned Country, (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws or Sanctions applicable to any party hereto; or (iv) in any manner that could reasonably be expected to cause any Person to become a Sanctioned Person.

Section 8.9            Environmental Matters.

Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with, and to include within all leases relating to any Property for which any Loan Party or Subsidiary is the lessor terms requiring their respective tenants to comply with, all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and each Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for its Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. Each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws to the extent such Liens could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10          Further Assurances.

At the Borrowers’ cost and expense and upon request of the Administrative Agent, each Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11          Claims Pari Passu.

Each Borrower shall ensure that at all times the claims of the Lender Parties under the Loan Documents with respect to the Obligations rank at least pari passu with the claims of all the unsecured and unsubordinated creditors of the Loan Parties other than those claims that are preferred by Debtor Relief Laws.

Section 8.12          REIT Status.

Prior to the Reorganization, the US Borrower shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code. On and after the Reorganization, the REIT Entity shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13          Exchange Listing.

Prior to the Reorganization, the US Borrower shall maintain at least one class of common shares of the US Borrower listed on the New York Stock Exchange. From and after the Reorganization, the REIT Entity shall maintain at least one class of common shares of the REIT Entity listed on the New York Stock Exchange or the NYSE American or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14          Guarantors.

(a)            Requirements to Become a Guarantor. Within 30 Business Days after the date on which the US Borrower shall fail to satisfy the Investment Grade Ratings Criteria, each Borrower shall cause each of its Subsidiaries that Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of, the US Borrower (other than (x) Guarantees of Indebtedness owed by such Subsidiary to the US Borrower and (y) Guarantees of, and other obligations in respect of, Indebtedness (other than Indebtedness described in the immediately preceding clause (x)) in an aggregate amount for such Guarantees and other obligations not in excess of $350,000,000 at any time outstanding (such Indebtedness referred to in this clause (y), “Designated Non-Guarantor Indebtedness”); provided that the aggregate amount of Designated Non-Guarantor Indebtedness of all Subsidiaries which are not Guarantors shall not exceed $350,000,000 in the aggregate) to Guarantee the Obligations by delivering to the Administrative Agent each of the following in form and substance reasonably satisfactory to the Administrative Agent: (i) a Guaranty Agreement or Accession Agreement, as applicable, executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iii) through (vii) of Section 6.1(a) and under Section 6.1(e) if such Subsidiary had been required to become a Guarantor on the Agreement Date; provided that (x) the foregoing requirement to become a Guarantor shall not apply to Guarantees (A) by Excluded Subsidiaries of Indebtedness of Excluded Subsidiaries or (B) of exceptions to non-recourse liability described in the definition of “Nonrecourse Indebtedness”, (y) a Foreign Subsidiary that only Guarantees, or otherwise becomes obligated in respect of, Indebtedness for which it is the direct borrower or issuer or Indebtedness of another Foreign Subsidiary shall not be required to become a Guarantor under this Section 8.14 and (z) a Restricted JV Subsidiary that only Guarantees, or otherwise becomes obligated in respect of, Indebtedness for which it is the direct borrower or issuer or Indebtedness of another Restricted JV Subsidiary shall not be required to become a Guarantor under this Section 8.14. In addition, the Borrower Representative shall be permitted, in its sole discretion, at any time to cause any Subsidiary to become a Guarantor by delivering to the Administrative Agent each of the following in form and substance reasonably satisfactory to the Administrative Agent: (i) Guaranty Agreement or Accession Agreement, as applicable, executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iii) through (vii) of Section 6.1(a) and under Section 6.1(e) if such Subsidiary had been required to become a Guarantor on the Agreement Date. Notwithstanding the foregoing, (A) none of Crest Net Lease, Inc., its Deemed Taxable REIT Subsidiaries, ARCT TRS Corp. or its Deemed Taxable REIT Subsidiaries shall be required to become Guarantors and (B) upon written notice from the Borrower Representative to the Administrative Agent and the Lenders, the Borrower Representative may designate up to eight Taxable REIT Subsidiaries (in addition to Crest Net Lease, Inc. and ARCT TRS Corp.) that shall not, and whose Deemed Taxable REIT Subsidiaries shall not, be required to become Guarantors.

(b)            Release of Guarantors. The Borrower Representative may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) (A) such Guarantor is not, or simultaneously with its release from the Guaranty will not be, required to be a party to the Guaranty under the immediately preceding subsection (a) or (B) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or any Borrower or is, or simultaneously with its release from the Guaranty, will become, an Excluded Subsidiary or a Restricted JV Subsidiary; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties made or deemed made by each Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except to the extent otherwise qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.7; and (iv) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower Representative to the Administrative Agent of any such request shall constitute a representation by the Borrowers that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Article IX.
Information

For so long as this Agreement is in effect, the Borrowers shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1            Quarterly Financial Statements.

As soon as available and in any event within 5 Business Days after the same is filed with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the (a) prior to the Reorganization, US Borrower and (b) from and after the Reorganization, the REIT Entity, commencing with the fiscal quarter ending September 30, 2026), the unaudited consolidated balance sheet of the (i) prior to the Reorganization, US Borrower and its Subsidiaries and (b) from and after the Reorganization, the REIT Entity and its Subsidiaries, in each case, as at the end of such period and the related unaudited consolidated statements of income and cash flows of such Persons for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer of the Borrower Representative, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the such Persons as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes).

Section 9.2            Year-End Statements.

As soon as available and in any event within 5 Business Days after the same is filed with the SEC (but in no event later than 75 days after the end of each fiscal year of (a) prior to the Reorganization, the US Borrower and (b) from and after the Reorganization, the REIT Entity), the audited consolidated balance sheet of (i) prior to the Reorganization, the US Borrower and its Subsidiaries and (b) from and after the Reorganization, the REIT Entity and its Subsidiaries, in each case, as at the end of such fiscal year and the related audited consolidated statements of income, equity and cash flows of the such Persons for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer of the Borrower Representative, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the such Persons as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of KPMG LLP or any other independent certified public accountants of recognized national standing whose report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than due to the pending maturity of any Indebtedness within 12 months or the potential default under any financial covenant under any Indebtedness) and who shall have authorized the Borrower Representative to deliver such financial statements and report to the Administrative Agent and the Lenders pursuant to this Agreement.

Notwithstanding anything to the contrary in this Article IX, following the consummation of the Reorganization, the Borrowers shall be permitted to satisfy their obligations with respect to financial information relating to the US Borrower and its Subsidiaries described in Sections 9.1 and 9.2 above by furnishing financial information relating to the REIT Entity and its Subsidiaries.

Section 9.3            Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit T (a “Compliance Certificate”) executed on behalf of the Borrower Representative by the Chief Financial Officer, Controller or Head of Corporate Finance of the Borrower Representative (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrowers were in compliance with the covenants contained in Section 10.1; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrowers with respect to such event, condition or failure.

Section 9.4            Other Information.

(a)            Promptly upon receipt thereof, copies of all reports, if any, submitted to any Loan Party or its Board of Directors by its independent public accountants including, without limitation, any management report;

(b)           Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(c)           Promptly upon the mailing thereof to the shareholders of (i) prior to the Reorganization, the US Borrower and (ii) from and after the Reorganization, the REIT Entity, generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all material press releases issued by the US Borrower, any Subsidiary or any other Loan Party;

(d)           Promptly upon the request of the Administrative Agent, evidence of the Borrower Representative’s calculation of the Ownership Share and/or Net Unencumbered Equity Value with respect to a Subsidiary, Specified Fund or an Unconsolidated Affiliate, in each case, that was included in the most recently delivered Compliance Certificate in accordance with Section 9.3, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(e)           No later than 90 days after the end of each fiscal year of (i) prior to the Reorganization, the US Borrower and (ii) from and after the Reorganization, the REIT Entity, ending prior to the latest Revolving Termination Date, projected balance sheets, operating statements and cash flow budgets of (i) prior to the Reorganization, the US Borrower and its Subsidiaries and (ii) from and after the Reorganization, the REIT Entity ad its Subsidiaries, in each case, on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrowers will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of the next succeeding fiscal year;

(f)            If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the Chief Financial Officer, Controller or Head of Corporate Finance of the Borrower Representative setting forth details as to such occurrence and the action, if any, which any Loan Party, Subsidiary or applicable member of the ERISA Group is required or proposes to take;

(g)            If any Foreign Plan Event shall occur that individually, or together with any other Foreign Plan Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the Chief Financial Officer, Controller or Head of Corporate Finance of the Borrower Representative setting forth details as to such occurrence and the action, if any, which any Loan Party or applicable other Subsidiary is required or proposes to take;

(h)           To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect;

(i)            Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of any Loan Party or any Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect;

(j)             Prompt notice of the occurrence of any Default or Event of Default;

(k)            Promptly upon entering into any Material Contract after the Agreement Date, a copy of such Material Contract and prompt notice of any event constituting a breach of a Material Contract by any Loan Party or any Subsidiary, which breach (with the passage of time, the giving of notice, or otherwise), would permit a counterparty to such Material Contract to terminate such Material Contract;

(l)            Prompt notice of any order, judgment or decree having been entered against any Loan Party or any Subsidiary or any of their respective properties or assets which has had, or could reasonably be expected to have, a Material Adverse Effect;

(m)           Prompt notice of any written notification of a violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any Subsidiary from any Governmental Authority which has had, or could reasonably be expected to have, a Material Adverse Effect;

(n)           Promptly, upon the US Borrower becoming aware of any change in the Credit Rating, a certificate stating that the US Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(o)            Promptly, upon each request, information identifying each Borrower as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act; and

(p)            From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any Subsidiary as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Section 9.5            Electronic Delivery of Certain Information.

(a)            Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail, the SEC’s EDGAR website or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or any Loan Party); provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Banks) pursuant to Article II (which delivery is covered by subsection (b) below) and (ii) any Lender (or Issuing Bank) that has notified the Administrative Agent and the Borrower Representative that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent or the Borrower Representative posts such documents or the documents become available on a commercial website or the SEC’s EDGAR website and the Administrative Agent or Borrower Representative notifies each Lender of said posting and provides a link thereto; provided, (x) no such notice or link shall be required for any document posted or that becomes publicly available on the SEC’s EDGAR website, (y) if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Pacific time on the opening of business on the next business day for the recipient and (z) if the deemed time of delivery occurs on a day that is not a business day for the recipient, the deemed time of delivery shall be 9:00 a.m. Pacific time on the next business day of the recipient. Notwithstanding anything contained herein, the Borrower Representative shall deliver paper copies (which for the avoidance of doubt may be delivered by facsimile) of any documents to the Administrative Agent or to any Lender that requests in writing such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower Representative with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)           Notwithstanding anything to the contrary in the foregoing subsection (a) and for the avoidance of doubt, (i) any documents required to be delivered by any Loan Party pursuant to the Loan Documents may be delivered by electronic means described above, and for all purposes hereunder, including delivery of information required under Article IX, electronic delivery of such documents by any such Loan Party to the Administrative Agent, the Issuing Banks and the Lenders shall be deemed effective (I) when such documents are delivered to the Administrative Agent and such Loan Party receives an acknowledgement from the Administrative Agent (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), (II) if posted on the SEC’s EDGAR website as described in subsection (a) above, when such documents are posted or become publicly available on the SEC’s EDGAR website, or (III) if posted to a website (other than the SEC’s EDGAR website) as described in subsection (a) above, when notice of such posting is given to the Administrative Agent (which notice may be given electronically and deemed effective in accordance with this subsection); provided, that, in any event, any documents or notices delivered electronically pursuant to this subsection shall be deemed delivered 24 hours after the Borrower Representative (x) delivers such documents to the Administrative Agent, (y) in the case of clause (II) immediately above, posts such documents on the SEC’s EDGAR website or (z) in the case of clause (III) immediately above, posts such notice electronically to the Administrative Agent; provided, further, however, that (x) if such documents are not delivered, posted or, in the case of clause (III) immediately above, such notice of posting of documents to such a website is not sent during normal business hours of the Administrative Agent, such documents or notice shall be deemed to have been sent at the opening of the next Business Day of the Administrative Agent and (y) if the deemed time of delivery occurs on a day that is not a Business Day, the deemed time of delivery shall be 9:00 a.m. Pacific time on the next Business Day; and (ii) documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to procedures provided to the Borrower Representative by the Administrative Agent.

Section 9.6            Public/Private Information.

Each Borrower shall cooperate with the reasonable requests of the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower Representative. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower Representative to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower Representative shall designate Information Materials (a) that are either available to the public or not material with respect to (i) prior to the Reorganization, the US Borrower and its Subsidiaries or any of their respective securities and (ii) from and after the Reorganization, the REIT Entity and its Subsidiaries or any of their respective securities, in each case, for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 9.7            USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and each Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such reasonable request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Section 9.8            Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions.

Each Borrower shall, and shall cause the other Loan Parties to, (a) maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by each Loan Party, their Subsidiaries and each of their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, (b) promptly notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation. The covenants in this Section 9.8 are not being sought by any Lender that is subject to the Blocking Regulations if and to the extent that such covenants would give rise to a violation by such party of the Blocking Regulations.

Article X.
Negative Covenants

For so long as this Agreement is in effect, the Borrowers shall comply with the following covenants:

Section 10.1           Financial Covenants.

(a)            Ratio of Total Liabilities to Gross Asset Value. Except as provided in this subsection (a) below, the Borrowers shall not permit the ratio of (i) the sum of (A) Total Liabilities of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries determined on a consolidated basis (but excluding the Total Liabilities of (x) Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (y) Unconsolidated Affiliates and (z) Specified Funds) plus (B) the US Borrower’s Ownership Share of Total Liabilities held by (x) its Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (y) its Unconsolidated Affiliates and (z) its Specified Funds to (ii) Gross Asset Value determined in accordance with the definition thereof to exceed 0.60 to 1.00 at the end of any fiscal quarter of the US Borrower. For purposes of calculating this ratio, (A) Total Liabilities shall be adjusted by deducting therefrom an amount equal to unrestricted cash and Cash Equivalents of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries and the US Borrower’s Ownership Share of unrestricted cash and Cash Equivalents of Subsidiaries that are not Wholly Owned Subsidiaries or Supermajority Owned Subsidiaries, Specified Funds and Unconsolidated Affiliates as of the date of determination in excess of $30,000,000, and (B) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Total Liabilities is adjusted under the immediately preceding clause (A). Notwithstanding the foregoing, the Borrower Representative shall have the option, exercisable two times during the term of this Agreement, to elect that the ratio of Total Liabilities to Gross Asset Value may exceed 0.60 to 1.00 for any fiscal quarter in which any Loan Party, Subsidiary, Unconsolidated Affiliate or Specified Fund completes a Material Acquisition and the immediately subsequent three fiscal quarters so long as (1) the Borrower Representative has delivered a written notice to the Administrative Agent that the Borrower Representative is exercising its option under this subsection (a) and (2) the ratio of Total Liabilities to Gross Asset Value does not exceed 0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent three fiscal quarters.

(b)            Ratio of EBITDA to Fixed Charges. The Borrowers shall not permit, for any period of four consecutive fiscal quarters, the ratio of (i) EBITDA of the US Borrower and its Subsidiaries determined on a consolidated basis for such period to (ii) Fixed Charges of the US Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.50 to 1.00 at the end of such fiscal quarter; provided that such ratio shall be calculated on a pro forma basis on the assumption that (A) any Indebtedness incurred by the US Borrower, any of its Subsidiaries, any of its Unconsolidated Affiliates or any Specified Funds since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Indebtedness since the first day of such four-quarter period) had occurred on the first day of such period, (B) the repayment or retirement of any other Indebtedness of the US Borrower, any of its Subsidiaries, any of its Unconsolidated Affiliates or any Specified Funds since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Indebtedness during such period), and (C) in the case of any acquisition or disposition by the US Borrower, any of its Subsidiaries, any of its Unconsolidated Affiliates or any Specified Funds of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation; provided that, notwithstanding the foregoing, the amount of scheduled principal payments (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness) made that are included in clause (b) of the calculation of Fixed Charges for such period shall be determined on an actual rather than pro forma basis. If any Indebtedness incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Fixed Charges, the interest rate on such Indebtedness shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

(c)            Dividends and Other Restricted Payments. Subject to the following sentence, if an Event of Default exists, the US Borrower shall not declare or make, or incur any liability to make, Restricted Payments during any period of four consecutive fiscal quarters in an aggregate amount in excess of the greater of (i) the sum of (A) 95% of Adjusted Funds From Operations of the US Borrower and its Subsidiaries determined on a consolidated basis and the US Borrower’s Ownership Share of Adjusted Funds From Operations of its Unconsolidated Affiliates and Specified Funds for such period plus (B) the amount of cash distributions made to the holders of the US Borrower’s Preferred Stock (or, following the Reorganization, an amount of cash distributions made by the OP to its equity owners such that the REIT Entity receives an amount sufficient to enable it to make distributions to the holders of the REIT Entity’s Preferred Stock) for such period and (ii) the minimum amount of distributions, which distributions shall be made in cash, required to be made by (1) prior to the Reorganization, the US Borrower to its shareholders to the extent necessary for the US Borrower to maintain compliance with Section 8.12 and to avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857(b)(3) or 4981 of the Internal Revenue Code, and (2) from and after the Reorganization, the OP to its equity owners such that the REIT Entity receives an amount sufficient to enable it to make distributions to the extent necessary for the REIT Entity to maintain compliance with Section 8.12 and to avoid the payment of any income or excise taxes imposed under Section 857(b)(1), 857(b)(3) or 4981 of the Internal Revenue Code; provided that the US Borrower may repurchase or redeem Preferred Stock with the net proceeds received by the US Borrower from the issuance by the US Borrower of Preferred Stock or common stock. If an Event of Default under Section 11.1(a), 11.1(e) or 11.1(f) shall exist, neither the US Borrower nor any Subsidiary (other than Wholly Owned Subsidiaries and Specified Funds (and Wholly Owned Subsidiaries thereof)) shall directly or indirectly declare or make, or incur any liability to make, any Restricted Payments other than Restricted Payments described in the immediately preceding clause (ii). Notwithstanding the foregoing and for the avoidance of doubt, (A) any Loan Party may purchase Permitted Equity Derivatives in connection with the issuance of any Convertible Debt Securities permitted under this Agreement and (B) any Loan Party may make (i) interest payments on Convertible Debt Securities, (ii) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, (x) cash settlement payments upon any conversion or exchange of Convertible Debt Securities in accordance with the terms thereof in an aggregate amount not to exceed the principal amount thereof, (y) cash payments upon the scheduled maturity date for any Convertible Debt Securities and (z) cash payments upon a redemption of any Convertible Debt Securities in accordance with the terms thereof and (iii) extend, renew or refinance Convertible Debt Securities to the extent that the Indebtedness resulting from such extension, renewal or refinancing is permitted under this Agreement.

(d)            Ratio of Secured Indebtedness to Gross Asset Value. The Borrowers shall not permit the ratio of (i) the sum of (A) the aggregate principal amount of Secured Indebtedness of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries determined on a consolidated basis (for the avoidance of doubt, excluding the Secured Indebtedness of (x) Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (y) Unconsolidated Affiliates and (z) Specified Funds) plus (B) the US Borrower’s Ownership Share of the aggregate principal amount of Secured Indebtedness of (x) Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (y) Unconsolidated Affiliates and (z) Specified Funds to (ii) Gross Asset Value determined on a consolidated basis at the end of any fiscal quarter, to exceed 0.40 to 1.00 as at the end of such fiscal quarter.

(e)            Ratio of Unsecured Indebtedness to Unencumbered Asset Value. Except as provided in this subsection (e) below, the Borrowers shall not permit the ratio of (i) the aggregate principal amount of Unsecured Indebtedness of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries determined on a consolidated basis (for the avoidance of doubt, excluding the Unsecured Indebtedness of (x) Subsidiaries that are neither Wholly Owned Subsidiaries nor Supermajority Owned Subsidiaries, (y) Unconsolidated Affiliates and (z) Specified Funds), to (ii) Unencumbered Asset Value determined in accordance with the definition thereof, to exceed 0.60 to 1.00 at the end of any fiscal quarter of the US Borrower. For purposes of calculating this ratio, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to unrestricted cash and Cash Equivalents of the US Borrower, its Wholly Owned Subsidiaries and its Supermajority Owned Subsidiaries and the US Borrower’s Ownership Share of unrestricted cash and Cash Equivalents of Subsidiaries that are not Wholly Owned Subsidiaries or Supermajority Owned Subsidiaries, Specified Funds and Unconsolidated Affiliates as of the date of determination in excess of $30,000,000 and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted under the immediately preceding clause (A) (to the extent such amounts were included in Unencumbered Asset Value). Notwithstanding the foregoing, the Borrower Representative shall have the option, exercisable two times during the term of this Agreement, to elect that the ratio of Unsecured Indebtedness to Unencumbered Asset Value may exceed 0.60 to 1.00 for any fiscal quarter in which any Loan Party, Subsidiary, Unconsolidated Affiliate or Specified Fund completes a Material Acquisition and the immediately subsequent three fiscal quarters so long as (1) the Borrower Representative has delivered a written notice to the Administrative Agent that the Borrower Representative is exercising its option under this subsection (e) and (2) the ratio of Unsecured Indebtedness to Unencumbered Asset Value does not exceed 0.65 to 1.00 at the end of the fiscal quarter for which such election has been made and the immediately subsequent three fiscal quarters.

Section 10.2           Negative Pledge.

Each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) create, assume, incur, or permit or suffer to exist any Lien upon any of the Unencumbered Assets or any direct or indirect ownership interest of the US Borrower in any Subsidiary owning any Unencumbered Asset, other than Permitted Liens or (b) permit any Unencumbered Asset or any direct or indirect ownership interest of the US Borrower in any Subsidiary owning any Unencumbered Asset, to become subject to a Negative Pledge if immediately prior to the creation, assumption, incurrence or existence of such Lien, or Unencumbered Asset or ownership interest becoming subject to a Negative Pledge, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.

Section 10.3          Restrictions on Intercompany Transfers.

Other than as expressly set forth in this Agreement, each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than Excluded Subsidiaries) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind, on the ability of any Subsidiary (other than Excluded Subsidiaries) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the US Borrower or any other Subsidiary of the US Borrower; or (b) transfer any of its property or assets to the US Borrower; other than (i) with respect to clauses (a) and (b), (1) those encumbrances or restrictions contained in any Loan Document or any agreement or document evidencing or governing permitted Indebtedness of any Subsidiary or Specified Fund, or existing by reason of Applicable Law, (2) customary restrictions contained in the organizational documents, or documents governing Unsecured Indebtedness, of any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent applicable to the Equity Interest in such Subsidiary or the assets of such Subsidiary) and (3) encumbrances or restrictions contained in any agreement evidencing Unsecured Indebtedness so long as such encumbrances or restrictions are substantially similar to, or not more restrictive than, those contained in the Loan Documents or, (ii) with respect to clause (b), (1) customary provisions restricting assignment of any agreement entered into by the US Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business, (2) restrictions on the ability of any Loan Party or any Subsidiary to transfer, directly or indirectly, Equity Interests (and beneficial interest therein) in any Excluded Subsidiary pursuant to the terms of any Secured Indebtedness of such Excluded Subsidiary, (3) customary restrictions on transfer contained in leases applicable only to the property subject to such lease, (4) restrictions on transfer contained in any agreement relating to the transfer, sale, conveyance or other disposition of a Subsidiary or the assets of a Subsidiary permitted under this Agreement pending such transfer, sale, conveyance or other disposition; provided that in any such case, the restrictions apply only to the Subsidiary or the assets that are the subject of such transfer, sale, conveyance or other disposition, (5) customary non-assignment provisions or other customary restrictions on transfer arising under licenses and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to assets subject to such licenses and contracts and (6) restrictions on transfer contained in any agreement evidencing Secured Indebtedness secured by a Lien on assets that any Loan Party or a Subsidiary may create, incur, assume, or permit or suffer to exist under this Agreement; provided that in any such case, the restrictions apply only to the assets that are encumbered by such Lien.

Section 10.4            Merger, Consolidation, Sales of Assets and Other Arrangements.

(a)            Each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (i) enter into any transaction of merger or consolidation or (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); provided, however, that, so long as no Default or Event of Default exists, or would result therefrom, (1) the Loan Parties and their Subsidiaries may enter into any such transaction, merger, consolidation, liquidation, windup or dissolution in connection with the Reorganization in accordance with Section 13.25, (2) after the Reorganization, the REIT Entity may merge with any of its Subsidiaries or any other Person; provided that REIT Entity is the continuing or surviving Person, (3) the US Borrower may merge with any of its Subsidiaries or any other Person; provided that the US Borrower is the continuing or surviving Person, (4) any other Borrower may merge with any of its Subsidiaries or any other Person; provided that such Borrower is the continuing or surviving Person, (5) any Subsidiary (other than a Borrower) may be merged or consolidated with or into any other Subsidiary or another Person; provided that the surviving or continuing Person is a Subsidiary, and provided, further, that (x) if either Subsidiary is a Wholly Owned Subsidiary of a Borrower, the surviving or continuing Person is a Wholly Owned Subsidiary of a Borrower and (y) if a Borrower is party to any such merger or consolidation, such Borrower shall be the surviving or continuing Person, (6) a Subsidiary (other than a Borrower) may be merged or consolidated with or into any other Person in connection with a sale or disposition permitted by Section 10.4(b) or an Investment permitted by Section 10.4(c), and (5) any Subsidiary of a Borrower (other than another Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up under this clause (5), as applicable, would not reasonably be expected to have a Material Adverse Effect.

(b)            Each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that, (i) any Loan Party or any Subsidiary may sell, transfer, contribute or otherwise dispose of any of its assets to any Loan Party or to any other Subsidiary, (ii) any Subsidiary may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries (other than any such by, of, or in any Borrower), and immediately thereafter liquidate; provided that (x) immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (y) if the value of the assets to be conveyed, sold, transferred or otherwise disposed of to a Person other than a Loan Party or a Subsidiary exceeds the Substantial Amount, the Borrower Representative shall have delivered to the Administrative Agent and the Lenders (A) at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice of such conveyance, sale, transfer, disposition or liquidation and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such conveyance, sale, transfer, disposition, (iii) the Loan Parties and the Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of business and may sell their respective assets in the ordinary course of business or because such assets have become damaged, worn, obsolete or unnecessary or are no longer used or useful in their business, (iv) the Loan Parties and the Subsidiaries may convey, sell, transfer or otherwise dispose of cash and Cash Equivalents and inventory, fixtures, furnishings and equipment in the ordinary course of business and (v) the Loan Parties and the Subsidiaries may make other conveyances, sales, transfers and other dispositions (excluding conveyances, sales, transfers and other dispositions of capital stock of or other Equity Interests in any Borrower) so long as immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1, and if the value of such assets to be conveyed, sold, transferred or otherwise disposed of to a Person other than a Loan Party or a Subsidiary exceeds the Substantial Amount, the Borrower Representative shall have delivered to the Administrative Agent and the Lenders (A) at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice of such conveyance, sale, transfer or disposition and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such conveyance, sale, transfer, disposition. For the avoidance of doubt, this Section 10.4(b) shall not limit any dividend or Restricted Payment not prohibited by Section 10.1(c).

(c)            Each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, engage in a transaction in which any Loan Party or any Subsidiary acquires assets of any other Person for an amount exceeding the Substantial Amount, or make an Investment in an amount exceeding the Substantial Amount in any other Person; provided, however, that: (i) any Loan Party and any Subsidiary may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) assets for an amount exceeding the Substantial Amount, or make an Investment in an amount exceeding the Substantial Amount in, any other Person, so long as (x) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1 and (y) the Borrower Representative shall have delivered to the Administrative Agent and the Lenders (A) at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice of such acquisition or Investments and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such acquisition or Investment, (ii) any Loan Party and any Subsidiary may make any acquisition or Investment expressly permitted by (a) above and (iii) any Loan Party and any Subsidiary may make Investments received in respect of transactions permitted by Section 10.4(b) above.

Section 10.5          Plans.

Each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be Plan Assets.

Section 10.6          Fiscal Year.

Each Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date; provided that the fiscal year of any Subsidiary may be changed to match the fiscal year of (i) prior to the Reorganization, the US Borrower and (ii) from and after the Reorganization, the REIT Entity.

Section 10.7          Modifications of Organizational Documents and Material Contracts.

Each Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into any amendment, supplement, restatement or other modification or waiver of the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement, limited liability company agreement or other applicable organizational document if such amendment, supplement, restatement or other modification of its certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) that (a) is adverse to the interest of the Administrative Agent, the Issuing Banks or the Lenders in any material respect; provided that this Section 10.7 shall not prohibit any such amendment, supplement, restatement or other modification or waiver of the organizational documents of a Subsidiary required by the lender of any Secured Indebtedness to such Subsidiary (or if such Subsidiary owns Equity Interests of one or more Excluded Subsidiaries but has no assets other than such Equity Interests and other assets of nominal value (including cash) incidental thereto, that is required by the lender of any Secured Indebtedness to an Excluded Subsidiary the Equity Interests of which are owned by such Subsidiary) or by any third party investors in any Specified Fund or Subsidiary that is not a Wholly Owned Subsidiary or (b) could reasonably be expected to have a Material Adverse Effect; provided that amendments to organizational documents that are necessary or appropriate for purposes of consummating the Reorganization in accordance with the terms of Section 13.25 shall in any event be permitted pursuant to this Section 10.7. Each Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 10.8          Transactions with Affiliates.

Each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(r), (b) transactions upon fair and reasonable terms which are no less favorable to such Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (d) Restricted Payments not prohibited by Section 10.1(c), (e) transactions with Specified Funds and Unconsolidated Affiliates relating to the provision of management services and overhead and similar arrangements in the ordinary course of business, (f) employment and severance arrangements between the Loan Parties or any of their Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (g) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Loan Parties and their Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Loan Parties and their Subsidiaries and (h) transactions between or among the Loan Parties and their Subsidiaries.

Section 10.9          Derivatives Contracts.

Each Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than (i) Derivatives Contracts entered into by any Loan Party or any Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments, currencies or assets held or reasonably anticipated by any Loan Party or any Subsidiary and (ii) any agreement, commitment or arrangement for the sale of Equity Interests issued by (1) prior to the Reorganization, the US Borrower or (2) from and after the Reorganization, the REIT Entity, in each case, at a future date that could be discharged solely by (x) delivery of (1) prior to the Reorganization, the US Borrower’s or (2) from and after the Reorganization, the REIT Entity’s, in each case, Equity Interests (other than Mandatorily Redeemable Stock), or, (y) solely at the Borrower Representative’s option made at any time, payment of the net cash value of such Equity Interests at the time, irrespective of the form or duration of such agreement, commitment or arrangement.

Section 10.10        Outbound Investment Rules.

Each Loan Party will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Article XI.
Default

Section 11.1          Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)            Default in Payment. Any Borrower or any other Loan Party shall, under this Agreement or any other Loan Document, fail to pay (whether upon demand, at maturity, by reason of acceleration or otherwise), (i) when due, the principal on any of the Loans or any Reimbursement Obligation or (ii) within 5 Business Days of the date the Borrower Representative has received written notice of such failure from the Administrative Agent, any interest or fees on any of the Loans or other payment Obligations owing by any Borrower or any other Loan Party under this Agreement, any other Loan Document or the Fee Letter.

(b)            Default in Performance.

(i)            Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1 (solely with respect to the existence of any Borrower), Section 8.8, Section 9.4(i) or Article X (excluding Section 10.8); or

(ii)            Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower Representative or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower Representative has received written notice of such failure from the Administrative Agent.

(c)            Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)            Indebtedness Cross-Acceleration.

(i)            Any Loan Party or any Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans and Reimbursement Obligations and any Nonrecourse Indebtedness) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness (other than the Loans and Reimbursement Obligations and any Nonrecourse Indebtedness) as to which such a failure exists, of $200,000,000 or more (“Material Indebtedness”), and the effect of which failure is to cause or result in such Indebtedness to be demanded or to become due prior to its scheduled maturity date (or if such payment is not made on the maturity date of such Indebtedness to be due); or

(ii)           (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof.

Notwithstanding the foregoing, this Section 11.1(d) shall not apply to any redemption, repurchase, exchange, conversion or settlement with respect to any Convertible Debt Securities, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, repurchase, exchange, conversion or settlement arises in connection with a breach, violation or default thereunder or an event of the type that constitutes an Event of Default or to the early unwind, settlement or termination of, any Permitted Equity Derivative or any Equity Forward Contract.

(e)           Voluntary Bankruptcy Proceeding. (1) Any Borrower, (2) from and after the Reorganization, the REIT Entity or (3) any one or more Subsidiaries to which more than 5% of Gross Asset Value is attributable in the aggregate shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)            Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against (1) any Borrower, (2) from and after the Reorganization, the REIT Entity or (3) any one or more Subsidiaries to which more than 5% of Gross Asset Value is attributable in the aggregate in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)            Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof or the express written agreement of the parties thereto).

(h)            Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against any Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has been denied by the applicable insurance carrier exceeds, individually or together with all other such judgments or orders entered against any Borrower, any other Loan Party or any other Subsidiary, $200,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)             Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $200,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Borrower, any other Loan Party or any other Subsidiary.

(j)             ERISA.

(i)            Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any Loan Party aggregating in excess of $200,000,000;

(ii)            The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $200,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715; or

(iii)           Any Foreign Plan Event shall have occurred that results or could reasonably be expected to result in liability to any Borrower, any other Loan Party or any other Subsidiary aggregating in excess of $200,000,000, or the aggregate unfunded or underfunded liability with respect to all Foreign Benefit Plans exceeds $200,000,000.

(k)            Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)            Change of Control.

(i)            Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the then outstanding voting stock of (x) prior to the Reorganization, the US Borrower and (y) from and after the Reorganization, the REIT Entity;

(ii)           During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the US Borrower or the REIT Entity (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the US Borrower or the REIT Entity was approved by a vote of a majority of the directors then still in office who were either directors of the US Borrower or the REIT Entity at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of (x) prior to the Reorganization, the US Borrower and (y) from and after the Reorganization, the REIT Entity, in each case, then in office; or

(iii)           (x) prior to the Reorganization, the US Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests of any other Borrower having the power to vote on matters relating to the management of such other Borrower or (y) from and after the Reorganization, (A) the REIT Entity shall cease to be the sole general partner or managing member of the US Borrower or (B) the US Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests of any other Borrower having the power to vote on matters relating to the management of such other Borrower.

Section 11.2            Remedies Upon Event of Default.

During the existence of an Event of Default the following provisions shall apply:

(a)            Acceleration; Termination of Facilities.

(i)            Automatic. Upon the occurrence of an Event of Default specified in Section 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrowers on behalf of themselves and the other Loan Parties, and (2) the Revolving Commitments, the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)            Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Revolving Commitments and the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b)            Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)            Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)           Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Loan Parties and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Unencumbered Assets and/or the business operations of the Loan Parties and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)            Rescission of Acceleration by Requisite Lenders. If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower Representative, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.3          [Reserved].

Section 11.4          Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5          Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.4) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a)            to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, and each Issuing Bank in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent and the Issuing Banks and the Swingline Lender in proportion to the respective amounts described in this clause (a) payable to them;

(b)            to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)            to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Swingline Loans;

(d)           to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;

(e)            to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Swingline Loans;

(f)            to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Banks and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (f) payable to them; provided, however that, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(g)            the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6          Letter of Credit Collateral Account.

(a)            As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, each Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the applicable Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)            Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Tranche 1 Revolving Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)            If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing.

(d)            If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account being less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e)            So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the written request of the Borrower Representative, deliver to the Borrower specified in such request within 5 Business Days after the Administrative Agent’s receipt of such request from the Borrower Representative, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrowers, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)            The Borrowers shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7          Performance by Administrative Agent.

If any Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower Representative, perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of any Borrower under this Agreement or any other Loan Document.

Section 11.8          Rights Cumulative.

(a)            Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks and the Lenders may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)            Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or the Swingline Lender) hereunder or under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 3.3), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent and (y) in addition to the matters set forth in clauses (iii) and (iv) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Article XII.
The Administrative Agent

Section 12.1          Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents (other than this Agreement) for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower Representative is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower Representative, any Loan Party or any other Affiliate of any Loan Party, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2          Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by any Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of any Borrower or other Persons, or to inspect the property, books or records of any Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.3          Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower Representative referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, that a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.4          Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document, or any Specified Derivatives Contract as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from any Borrower, any other Loan Party or any other Subsidiary for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding any Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.5          Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by any Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.7(b).

Section 12.6          Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If any Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7          Lender Credit Decision, Etc.

Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party or any Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and each Issuing Bank acknowledges that: (a) it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Loan Parties, the Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, (b) the Loan Documents set forth the terms of a commercial lending facility and (c) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender and/or Issuing Bank, as applicable, for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrowers and/or any other Loan Party, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, any Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and each Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank. Each Lender and each Issuing Bank also acknowledges and agrees that it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 12.7.

Section 12.8          Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower Representative. The Administrative Agent may be removed as administrative agent by the Requisite Lenders (excluding for such purpose Loans and Revolving Commitments held by the Lender then acting as Administrative Agent) upon 30 days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) the Lender then acting as Administrative Agent has become a Defaulting Lender under clause (d) of the definition of that term. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower Representative’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation or having been removed, then, in the case of resignation by the Administrative Agent, the current Administrative Agent may, or in the case of removal of the Administrative Agent, the Requisite Lenders may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee and in any case shall have an office in the United States; provided that if no Lender has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Banks so acting directly shall be and be deemed to be protected when so acting in such capacity by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by or removal of an Administrative Agent shall also constitute the resignation as an Issuing Bank and as the Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and the Swingline Lender hereunder and under the other Loan Documents and (ii) any successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower Representative and each Lender prior written notice.

Section 12.9          Titled Agents.

Each of the Joint Lead Arrangers, the Syndication Agents, and the Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, any Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10        Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.11        Erroneous Payments.

(a)            Each Lender, each Issuing Bank, each other Lender Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Lender Party (or the Lender Affiliate of a Lender Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or other Lender Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Revolving Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Revolving Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 12.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 12.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            Nothing in this Section 12.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

(h)            Nothing in this Section 12.11 shall be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), any Obligations of any Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had an erroneous Payment not been made as described herein.

Article XIII.
Miscellaneous

Section 13.1          Certain ERISA Considerations

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its affiliates and each Joint Lead Arranger and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its affiliates and each Joint Lead Arranger and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent nor any Joint Lead Arranger is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or any Joint Lead Arranger under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 13.2          Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to any Loan Party, to the Borrower Representative at:

Realty Income Corporation
11995 El Camino Real
San Diego, California 92130
Attention: Chief Legal Officer
Telephone Number: (858) 284-5000

If to the Administrative Agent:

Wells Fargo Bank, National Association
333 S. Grand Avenue, 9th Floor
Los Angeles, CA 90071
Attn: Nina Johnnie
Telephone: (213) 358-7529
Email Address: nina.c.johnnie@wellsfargo.com

If to the Administrative Agent under Article II:

Wells Fargo Bank, National Association
Minneapolis Loan Center
600 South 4th Street, 8th Floor
Minneapolis, Minnesota 55415
creloanservicingoperations@wellsfargo.com

If to Wells Fargo, as the Swingline Lender:

Wells Fargo Bank, National Association
Minneapolis Loan Center
600 South 4th Street, 8th Floor
Minneapolis, Minnesota 55415
creloanservicingoperations@wellsfargo.com

If to Wells Fargo, as an Issuing Bank:

Wells Fargo Bank, National Association
333 S. Grand Avenue, 9th Floor
Los Angeles, CA 90071
Attn: Nina Johnnie
Telephone:            (213) 358-7529
Email Address:     nina.c.johnnie@wellsfargo.com

If to Bank of America, N.A., as an Issuing Bank:

Bank of America, N.A.
Global Trade Operations
One Fleet Way, 2nd Floor
Mail Code PA6-580-02-30
Scranton, PA 18507
Telecopier: (800) 755-8743
Telephone: (800) 370-7519 and choose Trade product opt. #1
E-mail Address: scranton_standby_lc@bofa.com

If to Regions Bank, as an Issuing Bank:

Regions Bank
Real Estate Corporate Banking
1900 Fifth Ave North, 15th Floor
Birmingham, AL 35203
Attention: Nicholas R. Frerman
Telephone: (205) 264-4983
Email Address: nicholas.frerman@regions.com

If to JPMorgan Chase Bank, N.A., as an Issuing Bank:

JPMorgan Chase Bank, N.A.
Trade & Working Capital Operations
10410 Highland Manor Drive, Floor 03
Tampa, FL 33610-9128
Attention: Standby LC Unit
Telephone: 800-364-1969
Fax: 856-294-5267
Email: g_ts.ib.standby@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd. NCC5 / 1st Floor
Newark, DE 19713
Attention: Loan & Agency Services Group
Telephone: +91-80-6790-5186
Fax: 201-244-3885 and 12012443885@docs.ldsprod.com
Email: na_cpg@jpmorgan.com

If to Mizuho Bank, Ltd, as an Issuing Bank:

Mizuho Bank, LTD
1271 Avenue of the Americas
New York, NY 10020
Attention: Eva Millas Russo
Telecopier: 212-282-3294
Telephone: 212-282-3224
Email Address: rcmgny@mizuhogroup.com; eva.millasrusso@mizuhogroup.com

If to TD Bank, N.A., as an Issuing Bank:

TD Bank, N.A.
6000 Atrium Way
Mt. Laurel, NJ 08054
Attention: Commercial Loan Servicing/Investor Processing
Telephone: 856-533-4057
Fax: 856-533-7128
Email: specializedservicing@td.com

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, that a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower Representative. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower Representative or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.3          Expenses.

The Borrowers agree (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Administrative Agent and the Joint Lead Arrangers, taken as a whole, and one local counsel for the Administrative Agent and the Joint Lead Arrangers, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty, and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, limited in the case of counsel to the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent, the Issuing Banks and the Lenders, one additional primary counsel, and one local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable and documented fees and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender (limited to the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and, if necessary, one local counsel to the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty (and, in the case of an actual or perceived conflict of interest among the Administrative Agent, the Issuing Banks and the Lenders, one additional primary counsel, and one local counsel in each relevant jurisdiction and with respect to each relevant specialty, to each group of similarly situated affected parties)) incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of any Loan Party, whether proposed by any Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrowers shall fail to pay any amounts required to be paid by the Borrowers pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrowers and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.4          Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time while an Event of Default exists, without notice to any Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) (other than deposits of an unaffiliated third party) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of such Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.5          Litigation; Jurisdiction; Other Matters; Waivers.

(a)            EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWERS, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)            EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SAN FRANCISCO, AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)            THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION, EXPIRATION OR CANCELLATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

(d)            If, in any action or proceeding filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, the waiver of jury trial set forth in Section 13.5(a) is unenforceable, (i) the court must, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who must be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that, at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 may be heard and determined by the court, and (ii) without limiting the generality of Section 13.3, the Borrowers will be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 13.6          Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment of a Class and/or the Revolving Loans of such Class at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) of a Class or, if the applicable Revolving Commitments of the same Class as such Revolving Commitments are not then in effect, the principal outstanding balance of the Revolving Loans of such Class of the assigning Revolving Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Revolving Commitment of the applicable Class held by such assigning Revolving Lender or if the applicable Revolving Commitment is not then in effect, the outstanding principal balance of the Revolving Loans of the applicable Class of such assigning Revolving Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Revolving Commitment of such Class and the Revolving Loans of such Class at the time owing to it.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan and shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Revolving Commitments or Loans on a non-pro rata basis.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)          the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender of the same Class of Revolving Commitments or Loans, an Affiliate of such a Lender or an Approved Fund of such a Lender; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender of the same Class of Revolving Commitments or Loans, an Affiliate of such a Lender or an Approved Fund of such a Lender; and

(C)           the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Tranche 1 Revolving Commitment if such assignment is to a Person that is not already a Tranche 1 Revolving Lender.

(iv)          Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Tranche 1 Revolving Commitment Percentage and such that all Loans of the applicable Class are held by the Lenders of the applicable Class pro rata as if there had been no Defaulting Lenders that are Lenders of the applicable Class. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.4, 13.3 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Revolving Commitments, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than with respect to a waiver of implementation of interest at the Post-Default Rate) or (z) release all or substantially all of the Guarantors from their Obligations under the Guaranty except as contemplated by Section 8.14(b) (but, for the avoidance of doubt, not including amendments or waivers of requirements to join additional Guarantors), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)             No Registration. Each Lender agrees that, without the prior written consent of the Borrower Representative and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)            Designated Lenders. Any Tranche 1 Revolving Lender (each, a “Designating Lender”) may at any time while the US Borrower has been assigned an Investment Grade Rating from any two Rating Agencies designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation. No Tranche 1 Revolving Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower Representative, whereupon (i) the applicable Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.3 after the applicable Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the applicable Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 12.6 and any sums otherwise payable to the applicable Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrowers, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. Each Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the latest Revolving Termination Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $2,000.

(h)            USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act, prior to any Lender becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.7          Amendments and Waivers.

(a)            Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by any Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by any Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is a party thereto). Notwithstanding anything to the contrary contained in this Section, each Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto. Notwithstanding anything to the contrary contained in this Section, the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.2(c) in accordance with the terms of Section 5.2.

(b)            Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)            increase (or reinstate or, other than in accordance with Section 2.14, extend) a Revolving Commitment of a Revolving Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii)           reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, that only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)          reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)          modify the definition of (A) “Tranche 1 Revolving A Commitment Percentage” without the written consent of each Tranche 1 Revolving A Lender, (B) “Tranche 2 Revolving A Commitment Percentage” without the written consent of each Tranche 2 Revolving A Lender, (C) “Tranche 1 Revolving B Commitment Percentage” without the written consent of each Tranche 1 Revolving B Lender, (D) “Tranche 2 Revolving B Commitment Percentage” without the written consent of each Tranche 2 Revolving B Lender, (E) “Tranche 1 Currency” without the written consent of each Tranche 1 Revolving Lender, or (F) “Tranche 2 Currency” without the written consent of each Tranche 2 Revolving Lender;

(v)           modify the definition of “Revolving Termination Date” (except in accordance with Section 2.14) or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the latest Revolving Termination Date (except in accordance with Section 2.4(b)), in each case, without the written consent of each Revolving Lender directly affected thereby;

(vi)          [reserved];

(vii)         [reserved];

(viii)        except as set forth in clause (d) below, modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2, Section 3.3 or Section 11.5 without the written consent of each Lender directly affected thereby;

(ix)           amend this Section, or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section, without the written consent of each Lender;

(x)            except as set forth in clause (d) below, modify the definition of the term “Requisite Lenders” or (except as otherwise provided in the immediately following clause (xi)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xi)           except as set forth in clause (d) below, modify the definition of the term “Requisite Class Lenders” as it relates to a particular Class of Lenders, or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of each Lender in such Class;

(xii)          release all or substantially all of the Guarantors from their obligations under the Guaranty (except as contemplated by Section 8.14(b)) (but, for the avoidance of doubt, not including amendments or waivers of requirements to join additional Guarantors) without the written consent of each Lender;

(xiii)         amend, or waive the Borrowers’ compliance with, Section 2.16 without the written consent of each Revolving Lender of any affected Class; or

(xiv)         amend Section 3.9(b) without consent of each Lender directly affected thereby;

provided that, notwithstanding the foregoing, no amendment made pursuant to Section 1.9 (as in effect on the Agreement Date) to implement the CRD VI Required Changes shall be subject to the consent requirements described in the foregoing Section 13.7(a) or this Section 13.7(b).

(c)            Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.4 or the obligations of an Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank. Any amendment, waiver or consent relating to Section 2.5 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Swingline Lender. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) a Revolving Commitment of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by any Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon any Borrower shall entitle such Borrower to other or further notice or demand in similar or other circumstances.

(d)            Accordion; Additional Credit Facilities. Notwithstanding anything herein to the contrary, this Agreement (including schedules and exhibits hereto, as applicable) may be amended solely to give effect to, and/or reflect, any increases to any Revolving Commitments in accordance with Section 2.17 and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the other Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders and Requisite Class Lenders, as applicable, by, and shall in each case only need the consent of, the Administrative Agent, the Borrower Representative and such lenders participating in such increase. This Agreement may also be amended with the written consent of the Administrative Agent, the Borrowers and the Requisite Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder (with specialized repayment terms), and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders and Requisite Class Lenders, as applicable. The Administrative Agent shall provide a copy of each amendment effected pursuant to this Section 13.7(d) to the Lenders.

(e)            Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower Representative have jointly identified an ambiguity, omission, mistake, error or defect in any provision of this Agreement or any other Loan Document or an inconsistency between provisions of this Agreement or any other Loan Document, the Administrative Agent and the Borrower Representative shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks in any material respect. Any such amendment shall become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall provide a copy of each amendment effected pursuant to this Section 13.7(e) to the Lenders.

(f)             Reorganization Amendment. Notwithstanding anything in this Section or any other provision of this Agreement and the Loan Documents to the contrary, each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended (or amended and restated), without the consent of any of the Lenders, the Issuing Banks or the Loan Parties (other than the Borrower Representative), to the extent necessary or appropriate in the opinion of the Administrative Agent and the Borrower Representative, to (i) with respect to the Drop-Down Conversion, effect the OP’s assumption of all of the US Borrower’s liabilities and obligations under, and the US Borrower’s transfer and assignment to the OP of all of the US Borrower’s rights and benefits under, this Agreement and the other Loan Documents to which the US Borrower is a party as permitted under Section 13.25, and (ii) effect such other amendments to (or amendment and restatement of) this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of Section 13.25, including, without limitation, to amend representations, covenants and events of default as appropriate to permit consummation of the Reorganization and reflect the OP (or Wholly Owned Subsidiary of the OP) as the US Borrower hereunder, and the Lenders and the Issuing Banks hereby expressly authorize the Administrative Agent to enter into any such amendments or amendment and restatement. The Administrative Agent shall provide a copy of each amendment effected pursuant to this Section 13.7(f) to the Lenders.

Section 13.8          Nonliability of Administrative Agent and Lenders.

The relationship between the Borrowers, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to any Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank or any Lender to any Lender, any Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, any Issuing Bank or any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations.

Section 13.9          Confidentiality.

The Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party will be responsible for its Affiliates’ and its and their respective Related Parties’ compliance with this Section 13.9); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Revolving Commitment or Loan or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction (including, a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage) under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments thereunder; (c) as required or requested by any Governmental Authority or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it, or a representative thereof, or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law, in which case (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) such disclosing Person shall promptly notify the Borrower Representative thereof to the extent permitted by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section, (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or any Affiliate of any Borrower or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from any Borrower or violating the terms of this Section; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications or to data service providers, including league table providers, that serve the lending industry; (i) to any other party hereto; and (j) with the prior written consent of the Borrower Representative. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to any Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from any Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party, any other Subsidiary or Affiliate or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

Section 13.10        Indemnification.

(a)            The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all actual losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (subject to the limitations below)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including any Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to any Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith breach of direct funding obligations hereunder of such Indemnified Party or (B) result from a dispute among Indemnified Parties (other than disputes involving the Administrative Agent, a Joint Lead Arranger or other agent in its capacity or in fulfilling its role as such and any claims arising out of any act or omission on the part of any Borrower or any Subsidiary); provided, further, however, that legal fees and expenses shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Indemnified Parties, taken as a whole, and one local counsel for the Indemnified Parties, taken as a whole, in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel and one local counsel in each relevant jurisdiction and with respect to each relevant specialty to the similarly situated affected Indemnified Parties taken as a whole. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. Each Indemnified Party shall be obligated to refund or return any amounts paid by the US Borrower under this paragraph to such Indemnified Party to the extent such Indemnified Party was not actually entitled to payment of such amounts in accordance with the terms hereof as determined by such Indemnified Party in its sole discretion exercised in good faith.

(b)            If and to the extent that the obligations of any of the Borrowers under this Section are unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)            Each Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.11        Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Revolving Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrowers have satisfied the requirements to provide Cash Collateral as required in Section 2.4(b) and other Letters of Credit that have been Cash Collateralized in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and no Issuing Bank is obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Banks, the Lenders and their respective Related Parties are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.3 and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks, the Lenders and their respective Related Parties (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12        Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13        GOVERNING LAW.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14        Counterparts; Electronic Signatures.

(a)            To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b)            The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 13.15        Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of each Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense such Borrower may have that such Borrower does not control such Loan Parties or Subsidiaries.

Section 13.16        Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17        Limitation of Liability.

None of the Administrative Agent, any Issuing Bank, any Lender, or any of their respective Related Parties, any Loan Party or any of its Subsidiaries shall have any liability with respect to, and each of the Administrative Agent, the Issuing Banks, the Lenders and the Borrowers (on behalf of themselves and the other Loan Parties and their Subsidiaries) hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by any of the foregoing Persons in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents; provided, that the foregoing does not limit or relieve any of the Borrowers of any of their obligations under Sections 13.3 and 13.10 hereof with respect to any such damages. None of the Administrative Agent, any Issuing Bank, any Lender or any of their respective Related Parties shall be liable to any Borrower, its Affiliates or any other Person for any damages arising from the use by others of information or other materials obtained or transmitted by any electronic means.

Section 13.18        Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.19        Construction.

The Administrative Agent, each Issuing Bank, the Borrowers and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrowers and each Lender.

Section 13.20        Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21        Acknowledgement and Consent to Bail-in of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.22        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 13.23        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the applicable Borrower in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 13.24        Effect of Amendment and Restatement.

(a)            Existing Credit Agreement. Upon satisfaction of the conditions precedent set forth in Sections 6.1 and 6.2 of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded in all respects, in each case, on a prospective basis.

(b)            NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY ANY BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Section 13.25        UPREIT Reorganization.

(a)            The US Borrower may elect to reorganize its corporate organizational structure to implement an “umbrella partnership” real estate investment trust structure (the “Reorganization”) whereby upon the consummation of the Reorganization, (i) the US Borrower under this Agreement shall become a direct or indirect subsidiary of a newly formed REIT whose common shares will be listed on the New York Stock Exchange or the NYSE American or which is subject to price quotations on The NASDAQ Stock Market’s National Market System (such parent entity, the “REIT Entity”) and (ii) the REIT Entity shall own substantially all of its assets and conduct substantially all of its operations through a limited partnership, limited liability company or other registered business organization (other than a general partnership) under the laws of any state of the United States or the District of Columbia (the “OP”) of which the REIT Entity (or a Wholly Owned Subsidiary of the REIT Entity) is the general partner, manager, or managing member, as applicable. The Reorganization may be effectuated, among other options, by (1) the US Borrower forming an OP and directly or indirectly contributing, assigning or transferring all or substantially all of its assets to the OP (a “Drop-Down Conversion”) or (2) the US Borrower merging with a direct or indirect Wholly Owned Subsidiary of the US Borrower, with the US Borrower or such Wholly Owned Subsidiary surviving as the OP (or a Wholly Owned Subsidiary of the OP) of the REIT Entity, and, at US Borrower’s election, converting such surviving entity into a limited partnership, limited liability company or other registered business organization (other than a general partnership) under the laws of any state of the United States or the District of Columbia (an “Inversion Conversion”).

(b)            In the event of a Drop-Down Conversion, the OP may assume all of the liabilities and obligations under, and the entity constituting the US Borrower immediately prior to the Reorganization (the “Former Borrower Entity”) may transfer and assign to the OP all of its rights and benefits under, this Agreement and the other Loan Documents to which it is a party (and the Former Borrower Entity shall be released from all liabilities and obligations under this Agreement and the other Loan Documents to which the Former Borrower Entity is a party) (collectively, the “Assumption Transaction”), in each case, subject to the satisfaction of the following conditions:

(i)            the US Borrower shall have given the Administrative Agent and the Lenders prior written notice of the US Borrower’s intent to exercise a Drop-Down Conversion at least 60 days (or such shorter period as may be permitted by the Administrative Agent) prior to the proposed effective date of the Assumption Transaction (the “Assumption Date”);

(ii)           the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(A)          an assignment and assumption agreement executed by the US Borrower and the OP, acknowledged by each other Loan Party, if any, providing for the OP’s assumption of all of the US Borrower’s liabilities and obligations under, and the US Borrower’s transfer and assignment to the OP of all of the US Borrower’s rights and benefits under, this Agreement and the other Loan Documents to which the US Borrower is a party, and, except as set forth in the first sentence of Section 1.2 hereof or as otherwise expressly set forth herein, the term “US Borrower” herein and in the other Loan Documents shall thereafter refer to and include, as applicable, the OP);

(B)           amendments to this Agreement and the other Loan Documents executed by the US Borrower, the OP and the other Loan Parties, as appropriate, as requested by the Administrative Agent;

(C)           where applicable, replacement Notes executed by the OP, payable to each applicable Lender and complying with the terms of Section 2.12;

(D)           an opinion of counsel to the OP and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request in relation to matters covered in opinions concerning the US Borrower on the Effective Date;

(E)           the certificates, agreements and other items that would have been delivered under Sections 6.1(a)(iv) through (vii), and (e) of this Agreement on behalf of the OP if the OP had been the US Borrower on the Agreement Date;

(F)           a Disbursement Instruction Agreement executed by the OP effective as of the Assumption Date; and

(G)           such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(iii)          no Default or Event of Default shall exist as of the date the Reorganization or will exist immediately after giving effect thereto;

(iv)          the representations and warranties made or deemed made by the US Borrower, the OP or any other Loan Party in any Loan Document (as amended to incorporate any revisions associated with the Reorganization) to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the Assumption Date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder or waived or consented to by the applicable Lenders in accordance with the provisions of Section 13.7;

(v)           the Administrative Agent shall have received a certificate from the chief executive officer or chief financial officer of the OP certifying as to the matters set forth in clauses (iii) and (iv) above; and

(vi)          the US Borrower shall have transferred all of its assets to the OP other than those assets the US Borrower is permitted to retain in accordance with Section 13.25(c).

(c)            Immediately upon the effectiveness of the Reorganization and continuing at all times thereafter:

(i)            the REIT Entity’s assets shall consist solely of Equity Interests in the OP or any Subsidiaries whose assets consist solely of direct or indirect Equity Interests in the OP (provided, that the REIT Entity and such Subsidiaries may (A) have cash and other assets of nominal value incidental to its ownership of such Equity Interests, (B) maintain assets on a temporary or pass-through basis that are held for subsequent payment of dividends or other distributions or for contribution to any Subsidiary, in each case, not otherwise prohibited by this Agreement, (C) contract rights related to the REIT Entity’s status as a public company, (D) immaterial intercompany liabilities owing to any Parent Entity (as defined below) by the OP or any Subsidiary thereof and (E) other assets the aggregate book value of which does not exceed $50,000,000; and

(ii)           neither the REIT Entity nor any Subsidiaries thereof whose assets consist solely of direct or indirect Equity Interests in the OP (each, a “Parent Entity”) shall have any liabilities other than liabilities that would be reflected in consolidated financial statements of the OP (provided, that any Parent Entity may have (A) other liabilities incidental to its status as a publicly traded REIT and not constituting liabilities in respect of Indebtedness for borrowed money, including liabilities associated with employment contracts, employee benefit matters, indemnification obligations, and other legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) the Reorganization, (B) nonconsensual obligations imposed by operation of Applicable Law, (C) obligations (1) in the form of guarantees of Nonrecourse Indebtedness and (2) contingent obligations in relation to ground leases, (D) obligations in respect of acquisition or merger transactions (provided that substantially all assets acquired in such transaction are contributed to, or directly or indirectly acquired by, the OP (other than such assets that are permitted to be held by the REIT Entity pursuant to Section 13.25(c)(i))), disposition or capital markets transactions (other than the incurrence of debt securities by any Parent Entity in respect of which the Parent Entity is an obligor), (E) obligations in respect of preferred equity issued by any Parent Entity, (F) obligations of any Parent Entity that may be satisfied by the issuance of any common equity or preferred equity and (G) other immaterial obligations, immaterial intercompany obligations or other intercompany obligations owing by any Parent Entity to the OP or any Subsidiary of the OP.

If at any time the requirements set forth in this Section 13.25(c) are not satisfied for a period of more than thirty (30) days, the REIT Entity (and, if applicable, each other Parent Entity) shall be required to Guaranty all of the Borrowers’ Obligations under this Agreement and the other Loan Documents pursuant to a guaranty agreement, accompanied by customary certificates, opinions and other materials as requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amended and Restated Credit Agreement to be duly executed as of the date first above written.

REALTY INCOME CORPORATION

By:	/s/ Jonathan Pong
Name: Jonathan Pong
Title: Executive Vice President, Chief Financial Officer and Treasurer

RI UK FINANCE LTD

By:	/s/ Jonathan Pong
Name: Jonathan Pong
Title: Authorised Signatory

REALTY INCOME EURO FINANCE B.V.

By:	/s/ Jonathan Pong
Name: Jonathan Pong
Title: Authorised Signatory

Signature Page to Fifth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, as an Issuing Bank and as a Lender

By:	/s/ Cristina Johnnie
Name: Cristina Johnnie
Title: Executive Director

Signature Page to Fifth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A, as an Issuing Bank and as a Lender

By:	/s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director

Signature Page to Fifth Amended and Restated Credit Agreement

Bank of America, N.A., as an Issuing Bank and as a Lender

By:	/s Helen Chan
Name: Helen Chan
Title: Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

MIZUHO BANK, LTD., as an Issuing Bank and as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

Signature Page to Fifth Amended and Restated Credit Agreement

TD Bank, N.A., as an Issuing Bank and as a Lender

By:	/s/ George Skoufis
Name: George Skoufis
Title: Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

REGIONS BANK, as an Issuing Bank and as a Lender

By:	/s/ Nicholas R. Frerman
Name: Nicholas R. Frerman
Title: Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

U.S. Bank National Association, as an Issuing Bank and as a Lender

By:	/s/ Leonard Olsavsky
Name: Leonord Olsavsky
Title: Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

Signature Page to Fifth Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Chealsea McCune
Name: Chelsea McCune
Title: Director

Signature Page to Fifth Amended and Restated Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

Signature Page to Fifth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David C. Drouillard
Name: David C. Drouillard
Title: Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

Truist Bank, as a Lender

By:	/s/ Trudy Wilson
Name: Trudy Wilson
Title: Director

Signature Page to Fifth Amended and Restated Credit Agreement

The Huntington National Bank, as a Lender

By:	/s/ Joe White
Name: Joe White
Title: Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Amen Semizian
Name: Annen Semizian
Title: Managing Director

Signature Page to Fifth Amended and Restated Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Fifth Amended and Restated Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ James Goodall
	Name:	James Goodall
	Title:	Managing Director

By:	/s/ Kyle Fitzpatrick
	Name:	Kyle Fitzpatrick
	Title:	Director

Signature Page to Fifth Amended and Restated Credit Agreement

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
	Name:	Andres Barbosa
	Title:	Managing Director

By:	/s/ Zara Kamal
	Name:	Zara Kamal
	Title:	Executive Director

Signature Page to Fifth Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Timothy Uwemedimo
	Name:	Timothy Uwemedimo
	Title:	Authorized Signatory

Signature Page to Fifth Amended and Restated Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Saad Zaman
	Name:	Saad Zaman
	Title:	Authorized Signatory

Signature Page to Fifth Amended and Restated Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION as a Lender

By:	/s/ Jessica W. Phillips
	Name:	Jessica W. Phillips
	Title:	Authorized Signatory

Signature Page to Fifth Amended and Restated Credit Agreement

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Andrea Moore
	Name:	Andrea Moore
	Title:	Associate Director

By:	/s/ Blake Caruso
	Name:	Blake Caruso
	Title:	Director

Signature Page to Fifth Amended and Restated Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Kelvyn Correa
	Name:	Kelvyn Correa
	Title:	Director

By:	/s/ Alison Lugo
	Name:	Alison Lugo
	Title:	Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

BMO BANK, N.A., as a Lender

By:	/s/ Stephanie Beggs
	Name:	Stephanie Beggs
	Title:	Director

Signature Page to Fifth Amended and Restated Credit Agreement

Citizens Bank, as a Lender

By:	/s/ Lloyd Baron
	Name:	Lloyd Baron
	Title:	Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Cody Maine
	Name:	Cody Maine
	Title:	Director

Signature Page to Fifth Amended and Restated Credit Agreement

ASSOCIATED BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Mitchell Vega
	Name:	Mitchell Vega
	Title:	Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement